UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL DENTEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: common stock, par value $.01 per share (“common stock”)

(2)	Aggregate number of securities to which transaction applies:
5,913,464 shares of common stock; options to purchase 698,761 shares of common stock; and restricted stock units with respect to 10,762 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 5,913,464 shares of common stock multiplied by $17.00 per share; (B) options to purchase 698,761 shares of common stock multiplied by $6.68 (which is the difference between $17.00 and such options’ weighted average exercise price of $10.32 per share); and (C) restricted stock units with respect to 10,762 shares of common stock multiplied by $17.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum of the numbers in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $105,379,898

(5)	Total fee paid: $7,513.59
☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

National Dentex Corporation
2 Vision Drive
Natick, Massachusetts 01760
(508) 907-7800

Dear Shareholders:

On April 5, 2010, National Dentex Corporation (“National Dentex”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) among GDC Holdings, Inc. (“Parent”), a Delaware corporation, Royal Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm Corporation, a Minnesota corporation (“Merger Sub”) and National Dentex. Pursuant to the Merger Agreement, Merger Sub will be merged with and into National Dentex, with National Dentex being the surviving corporation (the “Merger”). If the Merger is completed, each share of common stock of National Dentex will be converted into the right to receive $17.00 in cash.

Our board of directors has unanimously determined that the Merger is advisable and in the best interest of National Dentex and its shareholders and that the $17.00 per share consideration for outstanding shares of National Dentex common stock is fair to our shareholders and recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

National Dentex will hold a special meeting of its shareholders to consider and vote on a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. You will find the notice of this meeting in the attached documents. Your vote is very important. We cannot complete the Merger unless a majority of the outstanding shares of National Dentex common stock entitled to vote on the Merger Agreement and the transactions contemplated thereby, including the Merger, are voted “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The failure of any shareholder to vote on the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, will have the same effect as a vote against the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy card previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/  David L. Brown
David L. Brown
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER AGREEMENT OR THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NATIONAL DENTEX CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [ • ], 2010

Dear Shareholder:

A special meeting of the shareholders of National Dentex Corporation, a Massachusetts corporation (“National Dentex”) will be held, unless postponed or adjourned, on [ • ], 2010, at [ • ], local time at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston, MA, 02199, for the purpose of considering and voting upon the following matters:

•	To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 2, 2010 (the “Merger Agreement”) among GDC Holdings, Inc., a Delaware corporation (“Parent”), Royal Acquisition Corp., a Delaware corporation, an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm Corporation, a Minnesota Corporation (“Merger Sub”), and National Dentex and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into National Dentex with National Dentex being the surviving corporation (the “Merger”) and each outstanding share of National Dentex’s common stock, par value $0.01 per share (other than shares owned by National Dentex, Parent or Merger Sub or any subsidiary of National Dentex, and shares held by shareholders who validly perfect their appraisal rights in accordance with Massachusetts law, if available), will be cancelled and extinguished and converted into the right to receive $17.00 in cash, without interest and less any applicable withholding tax; and

•	To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

We have fixed the close of business on [ • ], 2010 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. Only National Dentex shareholders of record at the close of business on that date are entitled to and are being requested to vote at the special meeting. All shareholders of record are cordially invited to attend the special meeting. This proxy statement is first being sent to shareholders on or about [ • ], 2010.

Please vote as soon as possible. To complete the Merger, the Merger Agreement and the transactions contemplated thereby, including the Merger, must be adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of National Dentex common stock entitled to vote on such matter. Abstentions and shares that you have not authorized your broker to vote will have the same effect as votes against the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Whether or not you intend to attend the special meeting, please vote as promptly as possible by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card provided by such person. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, bank or other nominee, you must bring with you a proxy from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

National Dentex’s board of directors, by a unanimous vote, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, and in the best interests of National Dentex and our shareholders, that the $17.00 per share Merger consideration for outstanding shares of National Dentex common stock is fair to our shareholders, and recommends that National Dentex shareholders vote “FOR” adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

By Order of the Board of Directors

/s/  Richard F. Becker, Jr.
Richard F. Becker, Jr.
Executive Vice President, Treasurer, and Assistant
Secretary

Natick, Massachusetts
[ • ], 2010

SUMMARY

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the terms of the Merger, you should carefully read this entire proxy statement and the annexes attached to and other documents incorporated by reference in this proxy statement. We have included page references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “National Dentex”, the “Company”, “we”, “us” and “our” refer to National Dentex Corporation, a Massachusetts corporation. In addition we refer to GDC Holdings, Inc. as “Parent”, Royal Acquisition Corp. as “Merger Sub”, GeoDigm Corporation as “GeoDigm”, and Welsh, Carson, Anderson & Stowe XI, L.P. as “Welsh Carson” or “Sponsor”.

The Parties to the Merger Agreement

National Dentex Corporation, one of the largest owner/operators of dental laboratories in North America, serves an active customer base of over 24,000 dentists through 42 dental laboratories located in 28 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties. Upon completion of the Merger, we will be an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm.

Parent is a Delaware corporation and is the sole stockholder of GeoDigm. Parent conducts no other business activities other than those relating to owning the stock of GeoDigm. GeoDigm is a Minnesota corporation based in Chanhassen, Minnesota and is a leading innovator in dental and orthodontic imaging and manufacturing technology. GeoDigm deploys its proprietary, digitally-enabled production system exclusively through its laboratories, delivering products and services to its client base of over 5,000 dentists and orthodontists.

Merger Sub is a Delaware corporation formed by GeoDigm in anticipation of the Merger. Merger Sub is a direct wholly owned subsidiary of GeoDigm and an indirect wholly owned subsidiary of Parent. Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts and Delaware law, at the effective time of the Merger, Merger Sub will merge with and into National Dentex and National Dentex will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. The address of Parent and Merger Sub is c/o GeoDigm Corporation, 1630 Lake Drive West, Chanhassen, MN 55317.

Welsh Carson is a Delaware limited partnership with capital commitments of approximately $4 billion. Welsh Carson is the controlling investor of the sole stockholder of Parent. Welsh Carson was organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest private equity firm in the world focused exclusively on investment in the healthcare and information/business services industries. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 15 investment partnerships with total capital of over $20 billion and is currently making investments from Welsh Carson as well as a separate dedicated subordinated debt fund. The address of Welsh Carson is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022.

The Merger Proposal (page 47)

You are being asked to vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 2, 2010, among Parent, Merger Sub and National Dentex, and the transactions contemplated thereby, including the Merger. Pursuant to the Merger Agreement, upon completion of the Merger, each outstanding share of our common stock, par value $0.01 per share (other than shares owned by Parent, Merger Sub, National Dentex or any subsidiary of National Dentex and shares held by shareholders who perfect appraisal rights in accordance with Massachusetts law, if available), will be converted into the right to receive $17.00 in cash, without interest, and Merger Sub will merge with and into National Dentex and National Dentex will become a wholly owned subsidiary of GeoDigm. In the event that there are not sufficient votes properly cast at the time of the special meeting to adopt and approve the Merger Agreement, our shareholders may also be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies.

Reasons for the Merger (page 29)

Our board of directors has unanimously determined that the Merger is advisable and in the best interests of National Dentex and our shareholders and that the $17.00 per share Merger consideration for outstanding shares of our common stock is fair to our shareholders. Our board of directors has unanimously adopted the Merger Agreement and unanimously recommends that our shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Opinion of Signal Hill (page 31)

In connection with the Merger, our board of directors received an opinion from Signal Hill Capital Group LLC (“Signal Hill”) as to the fairness, from a financial point of view and as of the date of such opinion, of the $17.00 per share cash Merger consideration to be received by holders of our common stock in accordance with the Merger Agreement. The full text of Signal Hill’s written opinion, dated April 2, 2010, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Signal Hill’s opinion addressed only the fairness of the Merger consideration to our shareholders from a financial point of view as of the date of the opinion and did not address any other aspect of the Merger, including the merits of the underlying decision by us to enter into the Merger Agreement. The opinion was addressed to the board of directors for its information and use, but does not constitute a recommendation as to how any shareholder should vote or act on any matter relating to the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Special Meeting (page 17)

The special meeting will be held, unless postponed or adjourned, on [ • ], 2010, at [ • ], local time at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199.

Record Date and Quorum (page 17)

You are entitled to vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [ • ], 2010, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [ • ] shares of our common stock entitled to vote at the special meeting. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Vote Required for Adoption and Approval (page 17)

The adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Common Stock Ownership of Directors and Executive Officers (page 64)

As of the record date, the directors and executive officers of National Dentex held [ • ] shares of our common stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately

[ • ]% of the voting power necessary to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the special meeting.

Required Approvals and Consents (page 42)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. National Dentex and Welsh Carson, as the ultimate parent entity under the HSR Act of Parent and Merger Sub, filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on May 18, 2010.

Appraisal Rights (page 41)

We do not believe our shareholders will be entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the Merger. Section 13.02(a)(1) of the MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a Merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration they receive consists of cash and so long as no director, officer or controlling shareholder of National Dentex has a direct or indirect material financial interest in the Merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

National Dentex believes that this exception applies to the Merger and that our shareholders will not be entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that National Dentex shareholders are entitled to appraisal rights under Massachusetts law.

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting such appraisal rights, if available. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Additionally, since National Dentex does not believe that our shareholders are entitled to appraisal rights in connection with the Merger, National Dentex intends to take the position that any of our shareholders who seek appraisal for their shares of common stock are not entitled to do so under the MBCA and National Dentex does not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any of our shareholders seeking appraisal.

Financing and Equity Commitment Letter (page 57)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $139,000,000 (including the pay off of net debt and payment of fees), which Parent and Merger Sub expect will be funded by equity financing, debt financing, if available at the time of closing, and, to the extent available at the time of closing, cash of National Dentex. Notwithstanding any debt financing that Parent may seek to have in place at the closing, Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to any financing conditions (although funding of the equity financing is subject to the satisfaction of the closing conditions set forth in the Merger Agreement).

Parent, Merger Sub and National Dentex are a party to an equity commitment letter with Welsh Carson (the “Equity Commitment Letter”), pursuant to which, Welsh Carson has agreed to provide up to a maximum of $139,000,000 of equity financing to finance the Merger and other transactions contemplated by the Merger Agreement. Funding under the Equity Commitment Letter is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter, which are limited to the satisfaction of the closing conditions set forth in the Merger Agreement or a final non-appealable judgment or settlement related to the Merger Agreement being entered into or awarded in favor of us. In the event of a breach of the Equity Commitment Letter by Welsh Carson, our sole remedy is to seek specific performance (or, if the court declines to award specific performance, to seek to recover money damages consistent with the Merger Agreement), against Welsh Carson in order to enforce Welsh Carson’s obligations under the Equity Commitment Letter, including its commitment to provide the cash contributions to Parent to consummate the Merger, or satisfy Parent’s or Merger Sub’s damages liability for any breaches by them of the Merger Agreement, in all events not to exceed $139,000,000 in the aggregate.

The Merger is not subject to any financing condition. To verify that Parent would have sufficient funds at closing to consummate the transactions contemplated by the Merger Agreement, we required Parent to make a representation and warranty in the Merger Agreement that it would have available to it at the closing of the Merger all funds necessary to consummate the Merger. In addition, we reviewed its financial statements. We also reviewed and discussed Welsh Carson’s fund history, reputation, and public statements as to its size and its uncommitted capital.

Treatment of Stock Options and Other Stock-Based Awards (page 47)

Stock Options.  Immediately prior to the effective time of the Merger, each then outstanding option to acquire common stock of National Dentex shall become vested in full and exercisable for shares of common stock of National Dentex. If not exercised at or prior to the effective time of the Merger, each such outstanding option shall be terminated and converted into the right to receive an amount, if any, equal to (i) the excess, if any, of (A) $17.00 over (B) the exercise price per share of the applicable option, multiplied by (ii) the number of shares of common stock subject to such option.

ESPP.  Our Employee Stock Purchase Plan (“ESPP”) will terminate as of the effective time of the Merger. All ESPP deductions made in the current plan year beginning April 1, 2010 will be refunded after the Merger is complete.

Restricted Stock.  Shares of common stock awarded pursuant to our equity incentive plans and subject to vesting or other lapse restrictions (restricted stock) that are outstanding immediately prior to the effective time of the Merger shall vest in full and become free of applicable lapse restrictions as of the effective time of the Merger. As a result, if the Merger is completed, the holder thereof shall be entitled to receive $17.00 per share with respect to each share of restricted stock. There are currently no shares of restricted stock outstanding as the remaining restricted stock vested in accordance with its terms on May 13, 2010.

Restricted Stock Units.  Each award of a right to shares of common stock pursuant to our equity incentive plans that is subject to vesting or other lapse restrictions (“RSUs”) that is outstanding immediately prior to the effective time of the Merger shall vest in full and become free of applicable lapse restrictions as of the effective time of the Merger. Such RSUs shall be canceled and extinguished as of the consummation of the Merger, and the holder thereof shall be entitled to receive from National Dentex an amount in cash equal to $17.00 per share with respect to each share previously subject to such RSU and not previously delivered pursuant to such RSU.

Anticipated Closing of the Merger

We expect the Merger to be completed in our fiscal quarter ending September 30, 2010. However, the timing of the completion of the Merger depends upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders, among other conditions.

Interests of Directors and Executive Officers in the Merger (page 42)

In considering the information contained in this proxy statement, you should be aware that National Dentex’s executive officers and directors have financial interests in the Merger that may be different from, or in addition to, the interests of other National Dentex shareholders. These additional or differing interests of National Dentex’s executive officers and directors may create potential conflicts of interest and may cause these persons to view the proposed transaction differently than you may view it as a shareholder. National Dentex’s board of directors was aware of these interests and took them into account in its decision to declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. For information concerning these interests, please see the discussion under “The Merger — Interests of Directors and Executive Officers in the Merger,” beginning on page 42.

•	Two of our directors, Mr. Strate and Dr. Mulvihill, would each receive approximately $91,477 in connection with the acceleration of deferral on fully vested restricted stock units. None of the other directors, other than Mr. Brown, has any unvested equity awards;

•	Mr. Brown, our Chief Executive Officer and Chairman, would receive approximately $525,270 in connection with the accelerated vesting of options in connection with the Merger, and a total payment of approximately $1,245,207 for all options;

•	Mr. Green, our President, would receive approximately $305,744 in connection with the accelerated vesting of options in connection with the Merger, and a total payment of approximately $391,935 for all options;

•	Mr. Becker, our Executive Vice President and Treasurer, would receive approximately $305,744 in connection with the accelerated vesting of options in connection with the Merger, and a total payment of approximately $492,652 for all options;

•	Mr. Coll, our Chief Financial Officer, would receive approximately $289,079 in connection with the accelerated vesting of options in connection with the Merger, and a total payment of approximately $397,555 for all options;

•	Each of Mr. Brown, Mr. Green, Mr. Becker and Mr. Coll is a party to a change of control severance agreement, which provides for a severance benefit upon termination of employment within two years, other than for cause, after a “change of control”, which the Merger would be under these agreements. With respect to Mr. Brown, the benefit is equal to three times his base salary in effect immediately prior to the termination, plus three times the average amount of the bonus paid to him for the two fiscal years ending on or immediately prior to the date of termination. With respect to each of Mr. Green, Mr. Becker, and Mr. Coll, the benefit is equal to two times his base salary in effect immediately prior to the termination, plus two times the average amount of the bonus paid to him for the two fiscal years ending on or immediately prior to the date of termination. Additionally, under the change of control severance agreements, these executives would also be entitled to continuation of health insurance and other welfare benefits for up to two years. The estimated potential payments under these agreements would be as follows: Mr. Brown, $1,624,404; Mr. Green, $971,388; Mr. Becker, $636,689; and Mr. Coll, $480,515, which amounts may be reduced to maximize the amount received following the application of Section 280G of the Internal Revenue Code of 1986, as amended;

•	Mr. Brown, Mr. Becker and Mr. Coll each participate in our Supplemental Executive Retirement Plans (“SERPs”). Our SERPs provide that in the event of a “change of control” (which includes the Merger) the benefit to which the employees are entitled under the SERPs, become fully vested. Pursuant to this change of control provision, Mr. Brown will receive one year of vesting under one of the SERPs in which he participates, which provides for ten annual payments of $125,000 beginning at age 75 (plus health benefits for him and his wife for the remainder of their lives) and Mr. Coll will receive one year of vesting under the SERP in which he participates, under which he would receive ten annual payments currently estimated to be approximately $28,000 upon his termination of employment after attaining the age of 65, in accordance with the terms of the SERP. Mr. Becker’s SERPs are fully vested; and

•	Pursuant to the Merger Agreement, all rights to indemnification, expense advancement and exculpation existing in favor of each of our and our subsidiaries’ current directors, officers and employees as provided in the charter or organizational documents of National Dentex or our subsidiaries with respect to matters occurring at or before the effective time of the Merger will continue for a period of six years after the effective time of the Merger. Further, under the Merger Agreement and subject to certain terms and conditions therein, we have agreed to purchase tail insurance coverage for our directors and officers for a period of six years following the consummation of the Merger.

Alternative Acquisition Proposals by Third Parties (Page 53)

The Merger Agreement provides that, until 11:59 p.m., Eastern Standard Time, on May 12, 2010, we were permitted to:

•	initiate, solicit or encourage any alternative acquisition proposal to the Merger Agreement (an “alternative acquisition proposal”), including by way of making public disclosure relating to such solicitation and by providing non-public information relating to National Dentex pursuant to an acceptable confidentiality agreement (as more fully described below under “Alternative Acquisition Proposals by Third Parties” beginning on Page 53), provided that we promptly make available to Parent any non-public information that we so provide to another person that was not previously delivered to Parent; and

•	enter into, maintain, participate in or engage in any discussions or negotiations with one or more persons or entities with respect to any alternative acquisition proposal or otherwise cooperate with or assist in, participate in, or facilitate any such inquiries, discussions or negotiations.

From and after 11:59 p.m., Eastern Standard Time, on May 12, 2010, we have agreed not to:

•	initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information or access to our employees to initiate, solicit, knowingly facilitate or encourage) an alternative acquisition proposal;

•	engage in any discussions or negotiations with respect to an alternative acquisition proposal (or that could reasonably be expected to lead to an alternative acquisition proposal) or otherwise cooperate with, assist, participate in or facilitate any such requests, proposals, offers, discussions or negotiations (except as permitted with a “Continuing Party”, as discussed below);

•	take any actions that make the provision of any state anti-takeover laws inapplicable to an alternative acquisition proposal;

•	adopt, approve or recommend, or resolve to or publicly propose to adopt, approve or recommend, an alternative acquisition proposal, or enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement or agreement (other than an acceptable confidentiality agreement) providing for or relating to an alternative acquisition proposal or consummate any such transaction, or enter into any agreement or understanding requiring us to abandon, terminate or fail to consummate the Merger Agreement or the transactions contemplated thereby, including the Merger, or breach our obligations thereunder; or

•	terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by National Dentex in respect of or in contemplation of an alternative acquisition proposal.

Notwithstanding these restrictions, at all times during the period commencing as of 11:59 p.m., Eastern Standard Time, on May 12, 2010 and until the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders, we may furnish information about National Dentex to and participate in discussions or negotiations with:

•	any person or entity that makes an alternative written acquisition proposal (other than a written alternative acquisition proposal that was intentionally or knowingly solicited in violation of the Merger

Agreement or that directly or indirectly resulted from a material breach of the no-shop provisions of the Merger Agreement) that our board of directors believes in good faith to be bona fide and determines in good faith, after consultation with its outside financial and legal advisors, that the failure to furnish information or participate in discussions with such person would be inconsistent with or in violation of the directors’ fiduciary duty under applicable law, and that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal to the transactions contemplated by the Merger Agreement; provided, that we may not disclose or make available any non-public information to such person without first entering into an acceptable confidentiality agreement, and we must promptly make available to Parent any nonpublic information concerning National Dentex provided or made available to such other or entity person which was not previously provided or made available to Parent; or

•	any person or entity that makes a written alternative acquisition proposal which we receive after April 2, 2010 and before May 12, 2010 with whom we are then having ongoing discussions or negotiations as of May 12, 2010 regarding such alternative acquisition proposal, provided that, in each case, the board of directors believes in good faith that such acquisition proposal is bona fide and determines in good faith, after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal to the transactions contemplated by the Merger Agreement.

Conditions to the Merger (page 58)

The completion of the Merger depends on the satisfaction of the following conditions:

•	the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders;

•	any applicable waiting period (and any extension of the waiting period, if any) under the HSR Act having expired or been terminated;

•	no law or order having been enacted by a governmental authority of competent jurisdiction that would render the Merger illegal or otherwise prohibit the consummation of the Merger, and no governmental authority having initiated proceedings seeking to prevent or impose adverse conditions with respect to the Merger;

•	the accuracy of the representations and warranties of each party as of the closing date of the Merger, except to the extent that any inaccuracy in any representation or warranty does not, individually or in the aggregate, have a material adverse effect on the party making the representation, except that certain or our representations related to our good standing under applicable law, our capitalization, our indebtedness, our board recommendation, a violation of our organizational documents with respect to the Merger, the applicability of anti-takeover statutes, and the opinion of Signal Hill, must be true and correct in all material respects at the closing date;

•	the parties having performed in all material respects all obligations that are to be performed under the Merger Agreement prior to the consummation of the Merger;

•	no material adverse effect having occurred to National Dentex or our business since April 2, 2010; and

•	the parties having delivered closing certificates with respect to the satisfaction of certain of the foregoing conditions relating to the accuracy of representations and warranties, compliance with obligations and the absence of any material adverse effect on National Dentex.

A material adverse effect on National Dentex as set forth above and elsewhere in the Merger Agreement is defined in the Merger Agreement as any effect, change, event, occurrence, circumstance or development that (i) has, or would be reasonably expected to have, a material adverse effect on the business, results of operations, properties or financial condition of National Dentex and its subsidiaries, taken as a whole, or (ii) prevents, materially delays or materially affects, or would reasonably be expected to prevent, materially delay or materially affect, the ability of National Dentex to consummate the transactions contemplated by, or to perform its obligations under, the Merger Agreement, subject to a number of customary exceptions.

Termination (page 60)

National Dentex and Parent may agree by mutual written consent at any time prior to the effective time of the Merger to terminate the Merger Agreement and abandon the Merger, whether before or after the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders.

National Dentex and Parent can decide individually, without the consent of the other, not to complete the Merger in the following situations:

•	the Merger is not consummated on or before 5:00 p.m. Eastern Standard Time on September 15, 2010; provided, however, that this right is not available to a party whose breach of the Merger Agreement has been the proximate cause of the failure to consummate the Merger by such date;

•	any governmental entity has issued a statute, rule, order, decree, or regulation or taken any other action permanently restraining or prohibiting consummation of the Merger or making the Merger illegal and the statute, rule, order, decree, regulation or other action has become final and non-appealable; provided, however that this right is not available to a party whose breach of the Merger Agreement has been the proximate cause of the imposition of such legal restraint; or

•	our shareholders fail to adopt and approve the Merger Agreement and the transactions contemplated thereby; provided, however, that this right is not available to National Dentex if it has breached in any material respect any of its obligations with respect to our shareholders’ meeting, this proxy statement or the no-shop provisions and such breach is the proximate cause of the failure to obtain the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders.

In addition, Parent may terminate the Merger Agreement without our consent if:

•	our board of directors (i) withdraws, withholds, qualifies, or modifies in a manner adverse to Parent its recommendation in support of the Merger and Merger Agreement or publicly proposes to do any of the foregoing; (ii) fails to include or publicly proposes not to include its recommendation in support of the Merger and Merger Agreement in this proxy statement; (iii) publicly proposes to accept an alternative acquisition proposal; (iv) after May 12, 2010, fails to publicly reaffirm its recommendation in support of the Merger and Merger Agreement within 48 hours after Parent so requests in response to a publicly proposed alternative acquisition proposal, except during any time when it is in negotiations with Parent concerning Parent improving its proposal to acquire National Dentex; (v) fails to recommend against any transaction that would result in an acquisition of National Dentex by the third party and that is subject to Regulation 14D under the Securities Exchange Act of 1934, as amended, in a Solicitations/Recommendations Statement filed a Schedule 14D-9 or other public communication;

•	we enter into any letter of intent or similar document or any contract accepting an alternative acquisition proposal; or

•	we breach or fail to perform any of our representations, warranties, covenants, or other agreements, such breach or failure to perform entitles Parent not to consummate the Merger, and such breach or failure to perform is incapable of being cured by us or, if curable, is not cured within twenty business days of receipt of written notice to us, but in no event later than 5:00 p.m. Eastern Standard Time on September 15, 2010.

We may terminate the Merger Agreement, prior to our shareholders’ adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without Parent or Merger Sub’s consent:

•	in order to enter into a definitive agreement with another entity which constitutes a superior proposal to the transactions contemplated by the Merger Agreement, so long as such termination is made in accordance with and permitted by the non-solicitation provisions of the Merger Agreement; or

•	if either Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants, or other agreements, such breach or failure to perform entitles us not to consummate the Merger and such breach or failure to perform is incapable of being cured by Parent or Merger Sub or, if curable, is not cured within twenty business days of receipt of written notice from National Dentex, but in no event later than 5:00 p.m. Eastern Standard Time on September 15, 2010.

Termination Fee and Expenses (page 62)

If the Merger Agreement is terminated:

•	by National Dentex or Parent because our shareholders fail to adopt and approve the Merger or Merger Agreement and the transactions contemplated thereby by the required vote at our shareholders’ meeting; or

•	by Parent following our uncured or incurable breach of the Merger Agreement as described above in the section entitled “Termination,”

then we would be required to reimburse Parent for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $2,000,000. The amount of Parent’s expenses paid by us will be credited against any termination fee that becomes payable by us in the future.

We are required to pay a termination fee of $4,150,000, less any amount we have previously paid for Parent’s transaction expenses, if:

•	Parent terminates the Merger Agreement because our board of directors has changed its recommendation in favor of the Merger, our board of directors has adopted an alternative acquisition proposal or we have entered into a letter of intent or other agreement regarding an alternative acquisition proposal;

•	we terminate the Merger Agreement prior to obtaining the requisite shareholder vote in order to enter into an agreement regarding a superior proposal to the transactions contemplated by the Merger Agreement;

•	either National Dentex or Parent terminates the Merger Agreement because the Merger has not been consummated by 5:00 p.m., Eastern Standard Time, on September 15, 2010; or

•	our shareholders fail to adopt and approve the Merger at the shareholders’ meeting or Parent terminates the Merger Agreement due to an uncured or incurable breach of the Merger Agreement by National Dentex, as described above in the section entitled “Termination”;

provided, however, that the termination fee would have been $3,150,000, less any amount we have previously paid for Parent’s transaction expenses, if the alternative acquisition proposal leading to termination was entered into with a party from which we received an alternative acquisition proposal on or before May 12, 2010 and with whom we were having ongoing discussions as of May 12, 2010 and who remained a Continuing Party (as defined in the Merger Agreement) under the Merger Agreement. As of May 12, 2010, there were no Continuing Parties. Parent is only entitled to the termination fee following termination for failure to consummate the Merger by 5:00 p.m., Eastern Standard Time, on September 15, 2010, failure to obtain the required shareholder vote, or our breach of the Merger Agreement, if, following such termination, we enter into a definitive agreement with respect to an alternative acquisition proposal or consummate an alternative acquisition proposal within one year of termination, in each case for more than 50% of the equity or assets of National Dentex.

Remedies; Specific Performance (page 63)

In the event of a breach of the Merger Agreement by Parent or Merger Sub, or the Equity Commitment Letter by Sponsor, our sole remedy is to seek specific performance (or, if the court declines to award specific performance, to seek to recover money damages consistent with the Merger Agreement), against Parent in order to enforce Parent’s obligations under the Merger Agreement, including to consummate the Merger, and against Sponsor in order to enforce Sponsor’s obligations under the Equity Commitment Letter, including Sponsor’s commitment to provide the cash contributions to Parent to consummate the Merger or satisfy Parent’s or Merger Sub’s damages liability for any breaches by them of the Merger Agreement, in all events not to exceed $139,000,000, which is the maximum aggregate amount that is estimated to be necessary to consummate the Merger and related transactions. If a final, non-appealable damages judgment is entered against Parent and/or Sponsor, we may not enforce such judgment if Parent and Merger Sub irrevocably commit in writing to us to consummate the Merger in accordance with the Merger Agreement, Sponsor irrevocably commits to us in writing to consummate the transactions contemplated by the Equity Commitment Letter in accordance with its terms, within ten days of such judgment and the Merger is consummated within 15 days of such irrevocable commitment.

Accounting Treatment of the Merger

The Merger will be treated as a “business combination” using the acquisition method of accounting with GeoDigm treated as the acquirer under generally accepted accounting principles, or GAAP.

Material United States Federal Income Tax Consequences of the Merger (page 44)

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the Merger generally will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by such shareholder in the Merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as capital assets in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the Merger. In certain circumstances, all or a portion of any loss realized upon the disposition of shares will be disallowed if other shares of our common stock are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased shares will be adjusted to reflect the disallowed loss. Shareholders may be subject to state, local, or foreign tax laws that are not disclosed in this proxy statement. We recommend that our shareholders consult their own tax advisors as to the particular tax consequences to them of the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are some questions that you, as a shareholder of National Dentex, may have regarding the Merger and the special meeting of National Dentex shareholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Additional important information is also contained in the appendices to and documents incorporated by reference into this proxy statement.

What is the proposed transaction?

The proposed transaction is the merger of Merger Sub, an indirect wholly owned subsidiary of Parent and direct wholly owned subsidiary of GeoDigm, with and into National Dentex pursuant to the Merger Agreement. National Dentex will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of GeoDigm and an indirect wholly owned subsidiary of Parent.

What matters will be voted on at the special meeting?

You will be asked to consider and vote on proposals to do the following:

•	to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•	to adopt and approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve Merger Agreement.

As a National Dentex shareholder, what will I receive upon completion of the Merger?

If the Merger is completed, you will receive $17.00 in cash for each share of our common stock that you own immediately prior to the effective time of the Merger, unless you exercise and perfect your appraisal rights under Massachusetts law, if available.

What do I need to do now?

After you carefully read this proxy statement in its entirety, including its appendices, consider how the Merger would affect you and then vote or provide voting instructions as described in this proxy statement.

Who can vote and attend the special meeting?

All shareholders of record as of the close of business on [ • ], 2010, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

When and where is the special meeting?

The special meeting of shareholders of National Dentex will be held, unless adjourned or postponed, on [ • ], 2010, starting [ • ] local time, at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199.

How many votes are required to adopt and approve Merger Agreement?

In order to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, our shareholders holding a majority of the outstanding shares of National Dentex common stock entitled to vote on the Merger Agreement on the record date must vote “FOR” the Merger Agreement and the transactions contemplated thereby, including the Merger. In order to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, the holders of shares of National Dentex common stock representing a majority of the votes cast on the proposal to adjourn the special meeting must vote “FOR” the adjournment of the special meeting.

How does the National Dentex board of directors recommend I vote?

At a meeting held on April 2, 2010, the National Dentex board of directors by unanimous vote (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of National Dentex and its shareholders; (ii) adopted the Merger Agreement; (iii) directed that the Merger Agreement be submitted to shareholders of National Dentex for their adoption and approval; (iv) determined the $17.00 per share cash price for outstanding common stock was fair to our shareholders; and (v) resolved to recommend that its shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the board of directors of National Dentex unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, if there are not sufficient votes in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

How do I vote?

Whether you plan to attend the special meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend or vote at the special meeting. Unless otherwise provided, the following instructions assume that your shares are registered directly in your name through our stock transfer agent, Registrar & Transfer Company, or you have stock certificates.

You may vote by mail.  You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, if there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The failure to attend the special meeting in person or by proxy will count as a vote against the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve the adjournment. If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions regarding how to vote your shares, and receive directions from your bank, broker or other nominee explaining how to provide such nominee with your voting instructions.

You may vote via telephone or the Internet.  If your shares are held in street name, you must follow the instructions you receive from your bank, broker or other nominee to vote via telephone or the Internet.

You may vote in person at the special meeting.  Written ballots will be passed out to anyone who attends and wants to vote at the special meeting. If you hold your shares in street name, you must request a legal proxy from your broker or other nominee and bring it to the special meeting in order to vote at the special meeting. You will not be able to vote at the special meeting unless you have a legal proxy from your broker.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	sending timely written notice to Richard F. Becker, Jr., Executive Vice President, Treasurer and Assistant Secretary, National Dentex Corporation, 2 Vision Drive, Natick, Massachusetts, 01760;

•	signing, and returning to us in a timely manner, another proxy card with a later date, or re-voting via telephone or the Internet (only your latest vote will be counted);

•	voting in person at the special meeting. Please note that attending the special meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request so; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Will my shares be voted if I do not sign and return my proxy card?

No. If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not sign and return your proxy card by mail, or vote via telephone or the Internet or in person as described above under “How do I vote?”

If your shares are held in “street name”, your broker, bank or nominee will not be able to vote your shares without instructions from you. Therefore, you should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Under the rules of NASDAQ Global Market (“Nasdaq”), brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters, which includes the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the proposal to adjourn the special meeting and, as a result, absent specific instructions from a beneficial owner of shares, brokers are not empowered to vote those shares.

If you fail to submit a proxy or vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of National Dentex common stock will not be voted. This will have the same effect as a vote against the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and will have no effect on the proposal to adjourn the special meeting.

Is the Merger expected to be taxable to me for U.S. federal income tax purposes?

Generally, yes. The receipt of cash for each share of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the Merger measured by the difference, if any, between the Merger consideration received for each share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “Material United States Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. In addition, shareholders may be subject to state, local, or foreign tax laws that are not disclosed in this proxy statement. You should consult your own tax advisor as to the tax consequences of the Merger to you.

Should I send in my National Dentex stock certificates now?

No. Promptly after the Merger is completed, each holder of record immediately prior to the effective time of the Merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the cash Merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the cash Merger consideration. You will receive your cash payment after the paying agent receives your stock certificates or a confirmation of a book-entry transfer by Registrar & Transfer Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

When can I expect to receive the Merger consideration for my shares?

Once the Merger is completed, you will be sent a letter of transmittal with instructions informing you how to send your stock certificates or what to do if you hold shares in book-entry form in order to receive the Merger consideration. Once you have submitted your properly completed letter of transmittal, National Dentex stock certificates and other required documents to the paying agent, the paying agent will send you the Merger consideration payable with respect to your shares. If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will handle the exchange for the Merger consideration.

I do not know where my stock certificate is; how will I get cash?

The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit and indemnity agreement that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to us in order to cover any potential loss.

What happens if I sell my shares before the special meeting?

The record date for the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of National Dentex’s common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $17.00 per share in cash to be received by our shareholders in the Merger. In order to receive the $17.00 per share, you must hold your shares through completion of the Merger.

When do you expect the Merger to be completed?

We are working toward completing the Merger promptly. We currently expect the Merger to be completed in our fiscal quarter ending September 30, 2010, subject to obtaining shareholder approval and satisfying all the other closing conditions contained in the Merger Agreement.

Am I entitled to appraisal rights?

We do not believe that our shareholders will be entitled to appraisal rights under the MBCA in connection with the Merger. The MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a Merger transaction in which the sole consideration they receive consists of cash so long as no director, officer or controlling shareholder of National Dentex has a direct or indirect material financial interest in the Merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

National Dentex believes that this exception applies to the Merger and that our shareholders are not entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that

National Dentex shareholders are entitled to appraisal rights under Massachusetts law. We intend to take the position that any of our shareholders that seek appraisal for their shares of common stock are not entitled to do so under the MBCA and we do not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any of our shareholders seeking appraisal. See the section “Appraisal Rights” beginning on page 41.

Is my vote confidential?

Only the inspectors of election and certain employees of National Dentex will have access to your proxy card. They will tabulate and certify the vote. Management will not know how you voted unless it is necessary under legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere. All comments will remain confidential unless you ask that your name be disclosed.

What are the costs of soliciting these proxies?

We will split the costs of soliciting these proxies with Parent, unless the Merger Agreement is terminated under certain conditions, in which case we will be solely responsible for the cost of soliciting the proxies. Our directors and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communications. We will pay these directors and employees no additional compensation for these services. In addition, we have retained Morrow & Co., LLC (“Morrow”) to assist in the solicitation. We have agreed to pay Morrow a fee of approximately $6,500 for proxy solicitation services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. Upon request, we will then reimburse them for their expenses.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902
Shareholders may call toll free: (800) 460-1014
Banks and brokers may call toll free: (800) 662-5200

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the other documents to which we refer you in this proxy statement, contain forward-looking statements about National Dentex made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve risks over which we have no control. These risks include, without limitation:

•	the satisfaction of the conditions to consummation of the Merger, including the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders and the receipt of certain governmental approvals;

•	the occurrence of any event, change, occurrence, circumstance or development that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $4,150,000 to Parent or reimburse Parent’s transactional expenses in an amount up to $2,000,000 if the Merger Agreement is terminated under certain conditions;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain restrictions we agreed to in the Merger Agreement;

•	the risk that if Parent and/or Merger Sub breaches the Merger Agreement, or Sponsor breaches the Equity Commitment Letter, specific performance may not be awarded to us, damages may not fully compensate us for such breach and associated litigation may arise and be costly and disturbing to our operations;

•	the risk related to diverting management’s attention from our ongoing business operations and the potential difficulties in employee retention as a result of the Merger; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including Item 1A Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended by Amendment No. 1 to our Form 10-K/A filed with the SEC on April 30, 2010 and Part II Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. (See “Where You Can Find More Information” on page 67).

We believe that the assumptions on which the forward-looking statements in this proxy statement have been made are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation to update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement. All subsequent written and oral forward-looking statements concerning the Merger Agreement, the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held, unless adjourned or postponed, on [ • ], 2010, starting at [ • ] local time, at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199 or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies to vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Our shareholders must adopt and approve the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our shareholders to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy card are first being mailed to our shareholders on [ • ], 2010.

Record Date and Quorum

We have fixed the close of business on [ • ], 2010 as the record date for the special meeting, and only holders of record of National Dentex’s common stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were [ • ] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the number of shares of our common stock, outstanding and entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting in person or by proxy, but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business properly brought before the meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of National Dentex’s common stock entitled to vote thereon. For the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

We will only adjourn the special meeting if the proposal to adjourn the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, is approved by the a majority of the votes cast on the proposal to adjourn the special meeting. For any proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN” Abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. If your shares of National Dentex’s common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting. You may do this by:

•	sending timely written notice to Richard F. Becker, Jr., Executive Vice President, Treasurer and Assistant Secretary, National Dentex Corporation, 2 Vision Drive, Natick, Massachusetts, 01760;

•	signing, and returning to us in a timely manner, another proxy card with a later date, or re-voting via telephone or the Internet (only your latest vote will be counted);

•	voting in person at the special meeting. Please note that attending the special meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request so; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting date; provided, however, that notice must be provided to shareholders if a new record date is fixed for the special meeting. If a quorum is present, we will only adjourn the special meeting if the proposal to adjourn the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, is adopted and approved by a majority of the votes cast. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted “FOR” any proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow National Dentex shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made by the board of directors of National Dentex. We will split equally the costs of soliciting these proxies with Parent, unless the Merger Agreement is terminated under certain conditions, in which case we will be solely responsible for the cost of soliciting the proxies. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. In addition, we have retained Morrow & Co., LLC (“Morrow”) to assist in the solicitation. We agreed to pay Morrow a fee of approximately $6,500 for proxy solicitation services. In addition, we will indemnify Morrow against any losses arising out of that firm’s proxy soliciting services on our behalf. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of National Dentex’s common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow toll-free at (800) 460-1014 (brokers and banks may call toll-free at (800) 662-5200).

THE MERGER

The discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Our Company was established through the acquisition of 26 full service dental laboratories from two separate companies in 1982 and 1983. Throughout our history, we have maintained a strategy of growing our business principally through acquisitions and using financial and operational synergies and operational improvement at acquired laboratories to create a competitive advantage for our Company. Since 1983, we have completed the acquisition of an additional 37 dental laboratories.

While our focus has traditionally been to seek increased shareholder value through acquisitions and the growth of our existing laboratory businesses, our board and management team regularly review our business and operations, our long-term strategic plans, goals and alternatives, and our prospects as an independent company. This continuing review and analysis by our board has included the evaluation of trends and conditions from time to time impacting our industry and our Company and the markets and competitive environment in which we operate. In recent years, our board has increasingly focused on certain current trends that we believe could present long-term risks to our competitive position and future prospects, including: (i) increased competition from offshore laboratories, primarily those located in China, and (ii) the deployment of technology-based solutions that allow dentists to fabricate their own restorations without the use of a dental laboratory. Since early 2008, our board has also focused on the impact of price-sensitive consumers postponing elective dental work due to the weak economy in 2008 and 2009, coupled with high unemployment, tight credit and dampened consumer confidence, which had negatively impacted our revenue during this period. We currently believe that this decline in consumer spending subsided during the first quarter of 2010, and as the economy improves, we currently expect an increase in demand from these price sensitive consumers, mitigating the long term effects of this deferral on our revenue. As part of this ongoing review of our business, our position in the dental laboratory industry and our prospects, our board has also regularly evaluated strategic alternatives available to us, including, among other things, possible strategic combinations, acquisitions and divestitures.

Historically, we have from time to time received unsolicited inquiries from third parties regarding the potential acquisition of our Company. We received one such written inquiry on February 20, 2008 from Welsh, Carson, Anderson & Stowe X, L.P., a Welsh, Carson, Anderson & Stowe investment partnership (“WCAS X”), indicating its preliminary interest in potentially acquiring our Company at a price of $19.00 per share, subject to its further evaluation and due diligence. The price per share stated in the letter was a 20% premium over the closing price of our common stock on the date of the letter from WCAS X, but lower than the 52 week high closing price for our common stock from that date. At that time, WCAS X informed us that it was in discussions with GeoDigm to make a significant equity infusion in GeoDigm as part of its investment strategy in the dental laboratory industry, although WCAS X had did not have a definitive agreement with GeoDigm regarding such investment at that time. Assuming it consummated its investment in GeoDigm, WCAS X hoped to combine our Company with GeoDigm. We had previously met representatives of GeoDigm as part of our ongoing evaluation of new technologies that could be used in our dental laboratories.

On February 26, 2008, our board met at a regularly scheduled meeting. At this meeting, management discussed with the board the business plan and budget for the 2008 fiscal year. After reviewing the business plan and budget, the board discussed the trends and conditions affecting our industry and our Company as well as recent inquiries relating to a possible acquisition of our Company by other businesses or investors in our industry. The board reviewed the status of various indications of interest, including the recent letter from WCAS X and another indication of interest (without a price) that had recently been received from a potential strategic acquiror which was a portfolio company of another private equity firm (who shall hereinafter be referred to as “Party B”). Party B’s indication of interest stood out from other past unsolicited inquiries given the strategic rationale for Party B’s interest in acquiring our Company and our understanding of the financial resources of its sponsor. A representative of Posternak Blankstein & Lund LLP (“Posternak”), our legal counsel, was in attendance at the meeting and advised the board members of their fiduciary duties with respect to transactions involving a potential acquisition of our Company. The board reviewed a range of strategic alternatives, including the pursuit of additional accretive dental laboratory acquisitions, a stock buy-back program, a merger with a strategic partner or a transaction with a financial investor. After reviewing these various alternatives and considering our management’s business plan and budget, the board determined not to pursue a sale of our Company at that time, but rather to continue to pursue our existing operational plans and acquisition strategy together with continuing to look at the possibility of restarting our Company’s stock buy-back program.

On or about March 3, 2008, we informed both WCAS X and Party B that we were not interested in pursuing a merger transaction at that time. Representatives of WCAS X continued to contact management, in order to inform us of the status of GeoDigm’s technology and to encourage us to consider a potential transaction involving GeoDigm and the acquisition of our Company. On April 10, 2008, WCAS X sent an email to Mr. Harkins reaffirming its interest in pursuing a possible transaction involving GeoDigm and the acquisition of our Company and advocating for the attractiveness of its proposed offer. During this time period, our Chief Executive Officer, Mr. David Brown, received further inquiries from Party B about a proposed acquisition of our Company by Party B.

In response to an invitation from GeoDigm, on May 6 and May 7, 2008, members of our management team met with representatives of WCAS X and GeoDigm at GeoDigm’s principal offices at which time our representatives were permitted to review GeoDigm’s technology to assess GeoDigm’s technology platform. On May 8, 2008, representatives of Party B met with members of our management to discuss Party B’s strategic plans and our Company’s fit in Party B’s strategic plans.

On May 13, 2008, at a regularly scheduled meeting, our board again discussed various acquisition opportunities under consideration by us, our long term strategy and challenges as well as our potential strategic alternatives. The board also discussed the continued interest of both WCAS X and Party B. Mr. Brown informed the board that management had recently reviewed the technology of GeoDigm and met with Party B. Following this discussion, our board decided to continue to explore these additional dental laboratory acquisition opportunities for our Company, and to simultaneously interview investment banking firms in order to engage a suitable firm to assist the board in its evaluation and assessment of possible strategic alternatives. A representative of Posternak then discussed with the board members their fiduciary duties with respect to transactions involving the potential acquisition of our Company. The board authorized Mr. Harkins and Mr. Brown with the assistance of Posternak, to interview and make a recommendation to the board on investment banking firms that could assist in this evaluation and assessment.

Following the May 2008 board meeting, Mr. Brown and Mr. Harkins, with the assistance of Posternak, interviewed five potential investment banking firms, including BB&T Capital Markets. During the same time, Mr. Brown had various conversations with representatives of WCAS X and Party B about their continued interest in pursuing a transaction with our Company. We were also in the process of negotiating the acquisition of Dental Art Laboratories, a full service dental laboratory with 2007 sales in excess of $7,500,000, as well as continuing to explore the feasibility of restarting the stock buy-back program.

On August 22, 2008, our board held a special meeting to discuss the strategic alternatives available to us, whether to engage an investment banking firm, how to respond to the continuing inquiries from representatives of WCAS X and Party B and whether to pursue a transaction. After discussing the results of the interviews of the various investment banking firms, Mr. Brown and Mr. Harkins recommended to the board that it retain BB&T Capital Markets as our financial advisor, based upon BB&T Capital Markets’ experience with similar sized transactions, its current work on our valuation, the proposed process and the experience and quality of its team members. The board then discussed whether (a) to initiate a competitive process with only WCAS X and Party B, or (b) to pursue a more expanded process involving other potential acquirors and exposing our Company to the risks of such an effort, such as the potential public exposure that could result from a broader solicitation of potential purchasers and the effect that such exposure could have on our customers, employees and stock price. The board determined that it would pursue the first option, which provided the benefits of a competitive process without the risks of a more expanded process. The board also decided to engage BB&T Capital Markets and to instruct them to contact WCAS X and Party B, provide each of them with limited access to certain confidential information and allow them to meet with our management, followed by a request for an indication of proposed valuation. The board further determined that if this process resulted in one or more valuation proposals at a level acceptable to it, the party or parties making such proposal or proposals would be allowed to complete additional confirmatory due diligence and submit a formal bid proposal. The board also considered that if the valuation proposals from WCAS X or Party B were not at a level acceptable to it, the board could open up the process to other potential parties or determine not to proceed with a potential transaction at that time. Based upon advice from representatives of Posternak who attended the meeting at the request of the board, the board also determined that, if we were to move forward with this limited process, any definitive acquisition agreement would have to include a “go shop” period, which would permit us to solicit alternative proposals for a reasonable period after execution to ensure that the board could achieve the greatest value reasonably available to our shareholders. The board also designated Mr. Harkins to serve as the board’s lead contact person with BB&T Capital Markets, Posternak and management between board meetings, for the purpose of responding to questions, discussing any issues and providing feedback on negotiations. The representatives of Posternak advised Mr. Brown that neither he nor any other member of management should have separate discussions with either WCAS X or Party B concerning any employment, equity interests or other arrangements.

On September 2, 2008, we completed the acquisition of Dental Art Laboratories for a purchase price of approximately $10,000,000.

On September 5, 2008, our Company signed an engagement letter with BB&T Capital Markets. Representatives of BB&T Capital Markets then contacted each of WCAS X and Party B to inform them of the board’s decision to explore the feasibility of a transaction and to determine whether each would be willing to participate in the process as outlined at the board’s August 22, 2008 meeting. On September 10, 2008, Party B entered into a confidentiality agreement with us. On September 16, 2008, WCAS X and GeoDigm each entered into a separate confidentiality agreement with us.

Over the next two weeks, representatives of BB&T Capital Markets had multiple discussions with representatives of each of WCAS X and Party B. The discussions focused upon their requests for non-public information about us and questions each party had concerning such provided information. Among other points discussed, representatives of BB&T Capital Markets disclosed to each party that there were two parties in the process, that any definitive agreement would include a “go-shop” process and would not include any material contingencies to closing, including any financing contingencies.

During that month of September, the overall U.S. economy took a significant downward turn. During this same time period, our stock price declined from $9.42 per share to $6.43 per share. On September 15, 2008, Lehman Brothers filed for protection under Chapter 11 of the United States bankruptcy code and shortly thereafter the U.S. government took emergency actions to attempt to stabilize the financial markets. The U.S. economy was also experiencing an ongoing housing crisis and a rising level of unemployment, and the resulting weakening economy was beginning to have a negative impact on our Company’s and our industry’s performance.

On September 19, 2008, the board held a special meeting to discuss the progress on the discussions with WCAS X and Party B. Representatives of BB&T Capital Markets informed the board that due diligence sessions with management had been scheduled for the week of September 22, 2008 for each potential bidder. During the meeting, representatives of Posternak, who attended the meeting at the request of the board, again advised the board members of their fiduciary duties with respect to potential transactions involving the acquisition of our Company. After discussing the progress, the board set a meeting for October 3, 2008 to discuss further the status of these negotiations and due diligence.

On September 23, 2008, representatives of WCAS X and GeoDigm met with key members of our management team at Posternak’s office for purposes of conducting a due diligence meeting. On September 26, 2008, representatives of Party B and its advisors met with the same key members of our management team at Posternak’s offices for purposes of conducting a due diligence meeting.

On September 25, 2008, Mr. Wayne Coll, our Chief Financial Officer, received an unsolicited call from the chief financial officer of a competitor who expressed an informal interest in engaging in a transaction to acquire us at a price of $12.00 per share. Mr. John Green, our then Executive Vice President, followed up with a call to the competitor and he was informed that such interest was only an idea of the chief financial officer of the competitor and that the competitor’s acquisition of our Company was not under serious consideration. After discussing the matter with representatives of BB&T Capital Markets, we determined that this party was not seriously interested in pursuing a transaction to acquire us.

On October 1, 2008, representatives of BB&T Capital Markets had a conference call with representatives of Citigroup Global Markets, Inc. (“Citi”), the then financial advisor to GeoDigm. Citi proposed a potential acquisition of our Company by GeoDigm, with equity financing from one or more Welsh, Carson, Anderson & Stowe affiliated funds, at a valuation range of $12.50 to $13.75 per share for all of our outstanding common stock. Representatives of BB&T Capital Markets informed Citi that, in its opinion, the board would likely not pursue a sale transaction at such price level. Citi explained that the offer range was due to GeoDigm’s and WCAS X’s assessment that our performance had deteriorated and that the financial markets and general economic conditions had worsened significantly since WCAS X’s initial indication of interest in February, which would likely have a negative impact on our future performance. Representatives of BB&T Capital Markets had a subsequent conversation with representatives of WCAS X to reaffirm that, in its opinion, the board would likely not pursue a transaction based upon the valuation range that Citi provided.

On October 2, 2008, representatives of BB&T Capital Markets had a conference call with representatives of Party B to discuss Party B’s valuation of our Company. Party B proposed a valuation range of $10.50 to $12.50 per share. Representatives of BB&T Capital Markets informed Party B that the range was below Party B’s prior informal indications of value and that, in its opinion, the board would likely not pursue a sale transaction based upon the proposed range.

On October 3, 2008, our board held a special meeting, attended by members of our management and representatives of BB&T Capital Markets and Posternak. Mr. Brown reviewed with the board the due diligence sessions that management had attended with GeoDigm, WCAS X and Party B and the financial and other due diligence information provided to date to these parties. Representatives of BB&T Capital Markets then discussed each potential bidder’s existing operations in the dental space, financial resources and ability to proceed with a potential transaction involving our Company. Representatives of BB&T Capital Markets reviewed the preliminary valuations received from the two parties and indicated that they believed that it was likely that one or both of GeoDigm and WCAS X or Party B would increase their offers. Representatives of BB&T Capital Markets also noted that each party had indicated that it would need an exclusive period in order to perform further due diligence and to negotiate a definitive agreement, if it were to increase its proposal. Representatives of BB&T Capital Markets and the board reviewed together the potential value of our Company based upon updated financial metrics, taking into account our Company’s recent performance and our updated projected financial results. Representatives of Posternak reviewed again the board’s fiduciary duties with respect to potential transactions involving the acquisition of our Company. After discussion, the board asked BB&T Capital Markets to contact both parties again and to obtain additional information about how each had arrived at its valuation, their willingness to increase their offers and to obtain additional insight into their financial resources available to consummate any transaction.

Over the next week, representatives of BB&T Capital Markets contacted each party as instructed. During these conversations, Party B increased its proposal range to $13.00 to $15.00 per share. On October 8, 2008, WCAS X sent a written proposal to us indicating that it would be interested in acquiring all of our outstanding common stock for $16.00 per share, with equity financing being provided by WCAS X and debt financing being provided by an affiliated investment fund and other third party debt financing sources. In its proposal, WCAS X confirmed that a WCAS X/GeoDigm transaction would not be subject to any financing contingency and would permit a reasonable go-shop period during which we could solicit superior proposals. At this time, WCAS X has not completed its investment in GeoDigm.

On October 8, 2008, the board held a special meeting, attended by members of our management and representatives of BB&T Capital Markets and Posternak. Representatives of BB&T Capital Markets discussed

WCAS X’s and Party B’s revised valuations. The board asked BB&T Capital Markets to discuss further with representatives of WCAS X the status of and extent of its investment in GeoDigm, so as to better understand Welsh, Carson, Anderson & Stowe’s commitment to our industry and a potential transaction involving our Company.

On October 13, 2008, representatives of BB&T Capital Markets again spoke with representatives of WCAS X to further discuss the assumptions behind WCAS X’s October 8, 2008 proposal and to understand the status of WCAS X’s proposed equity investment in GeoDigm. Representatives of BB&T Capital Markets communicated that the board would likely be willing to enter into an exclusivity agreement with WCAS X and GeoDigm if WCAS X was willing to further raise its offer price. During that phone call, WCAS X indicated orally to representatives of BB&T Capital Markets that it would be willing to increase its proposal from $16.00 per share to $17.00 per share, but the representatives of WCAS X also expressed concern during this call over how much debt financing would be required by GeoDigm to make such proposed transaction attractive to WCAS X, as WCAS X planned to obtain debt financing in the market (either before or after closing).

On October 13, 2008, our board held a special meeting, attended by members of management and representatives of Posternak and BB&T Capital Markets. Representatives of BB&T Capital Markets discussed WCAS X’s revised valuation and the economic assumptions underlying that proposal. BB&T Capital Markets also discussed Party B’s valuation of $13.00 to $15.00 per share. Management provided the board with the preliminary results for the third fiscal quarter of 2008 and its outlook for the balance of 2008, down materially from earlier projections. The board discussed the impact of our Company’s weakening performance in the third quarter and the continued impact on business of the deterioration in the U.S. economy on a potential transaction, as well and the decline in our Company’s stock price. The board also considered that each of these proposals was still subject to completion of significant due diligence and that our Company’s weakening performance, which had worsened even since the parties’ meetings with our management in September, had not been reviewed by the two parties. After weighing all of the foregoing, the board concluded that there was too much uncertainty in the financial and capital markets, in the economy and in our Company’s performance at that time, and accordingly, it was unlikely that we would actually be able to consummate a transaction at these proposed prices with either of these parties and further believed that any transaction that we would be able to consummate during the then ongoing economic recession would not have likely reflected an acceptable valuation of our Company. The board also determined that it did not want to further disrupt our management team to work on a transaction that the board considered unlikely to be completed for the foregoing reasons, reviewed our Company’s financial position, and determined that exploring potentially accretive acquisitions, such as the recently completed Dental Art Laboratories’ acquisition, and focusing on continuing to execute our business plan, managing our expenses, and investigating integration of new technologies to improve productivity was a superior use of our management team’s time and resources and in the best interests of our shareholders and the Company. The board instructed representatives of BB&T Capital Markets to inform each party that the board was terminating the process.

Following the board meeting, representatives of BB&T Capital Markets communicated the board’s decision to both parties and requested that the parties destroy the confidential information that they had been provided (per the terms of the confidentiality agreements that they each had executed). Both parties indicated a continued interest in remaining in communication with us.

In late February 2009, Welsh Carson and GeoDigm announced WCAS’s commitment to invest $100 million in GeoDigm, and GeoDigm’s completion of its first acquisition financed by Welsh Carson. At such time, WCAS X, the investment fund that had previously engaged in discussions with our Company, was no longer committing to new investments.

From time to time following our October 13, 2008 board meeting through December 2009, Mr. Brown was contacted by representatives of GeoDigm, Welsh Carson and Party B and had various informal discussions with such parties regarding their continued interest in our Company. In December 2009, Andrew Hofmeister, GeoDigm’s Chief Executive Officer, visited Mr. Brown in Boston and indicated that Welsh Carson and GeoDigm remained interested in acquiring our Company. In January 2010, Mr. Brown had a lunch meeting with representatives of Party B during an industry conference. At this meeting, the representatives of Party B indicated that Party B was still interesting in pursuing an acquisition of our Company and that its board of directors was meeting in mid February to discuss the matter and authorize a formal proposal at a range that it believed our board would find attractive. On January 21, 2010, Mr. Brown received a letter from Welsh Carson indicating that it was interested in exploring a transaction whereby GeoDigm would acquire all of our then outstanding common stock for approximately $14.25 to $15.00 per share in a transaction that would contain no financing contingency and permit our Company a reasonable go shop period to solicit alternative proposals. In subsequent conversations with Mr. Brown, each of the parties indicated their ability to pay a price in excess of the range quoted in Welsh Carson’s letter. During the next few days, Mr. Brown had a series of separate phone conversations with representatives of Posternak and Mr. Harkins to discuss the recent inquiries from the two interested parties. Mr. Harkins and Mr. Brown agreed that our Company should meet with BB&T Capital Markets, given BB&T Capital Markets’ past representation of our Company, its familiarity with the two parties, and its knowledge of our Company, to consider whether to re-engage the firm to advise on strategic alternatives and how to respond to the inquiries from both Welsh Carson and Party B.

On February 3, 2010, Mr. Brown, Mr. Harkins and representatives of BB&T Capital Markets and Posternak held a conference call to discuss these recent inquiries from the two parties. They reviewed the two parties possible motivations for acquiring our Company at that time, the synergies that each might achieve from such a transaction and the increased availability of financing for transactions. They also discussed whether there might be other strategic or financial buyers that would be interested in a transaction with us and concluded that the two parties were two of the best candidates and the two most interested in acquiring our Company at an acceptable valuation. Mr. Brown then scheduled a board meeting for the following week to discuss the matter with the full board.

On February 8, 2010, our board held a special meeting to discuss its strategic alternatives. At the meeting, Mr. Brown recapped the recent contacts that he had had with the two parties. Representatives of BB&T Capital Markets, who were in attendance at the request of the board, presented to the board BB&T Capital Market’s updated analysis on valuation of our Company. The board discussed our Company’s recent performance, the continued lack of liquidity in our common stock, the current trading range of our common stock and the difficulty in being a smaller public company. The board also considered that the price ranges that both parties had communicated to our Company represented substantial premiums over the then current market price of our common stock, which was then trading at about $8.00 per share. Given the improving financing markets, the board concluded that there was a greater likelihood of consummating a transaction at a favorable price that would reflect an acceptable valuation of our Company. Representatives of BB&T Capital Markets then discussed initiating a process that was similar to the process conducted in 2008. Representatives of Posternak, who were in attendance at the request of the board, discussed with the board members their fiduciary duties with respect to potential transactions involving the acquisition of our Company. The board discussed conducting a broader process and determined that, again, it would conduct a competitive process with Welsh Carson/GeoDigm and Party B to limit disruption to management and the risks that a broader solicitation of potential purchasers could entail. The board also determined that the go-shop process previously discussed by the board in the 2008 process would enable it to engage in an effective post signing market check on the availability of other interested parties. After discussing the various options, the board authorized management to engage BB&T Capital Markets to act as our financial advisor and authorized BB&T Capital Markets to contact both Welsh Carson/GeoDigm and Party B. The board designated Mr. Harkins to serve as the board’s contact person to BB&T Capital Markets, Posternak and management in between board meetings, for the purpose of responding to questions, discussing any issues and providing feedback on negotiations. Representatives of Posternak also advised Mr. Brown that neither he nor other members of management should have separate discussions with any party interested in a sale transaction concerning any employment, equity interests or other arrangements.

On February 11, 2010, our Company signed a new engagement letter with BB&T Capital Markets.

Following the execution of the engagement letter, representatives of BB&T Capital Markets contacted Welsh Carson and GeoDigm as well as Party B. Representatives of BB&T Capital Markets informed the parties that upon signing new confidentiality agreements they would receive financial and other due diligence items as well as limited access to our management team. Based upon their receipt of public and non-public information, each party would be asked to submit a proposal and supporting documentation for the acquisition of our Company. In its conversations with the two parties, representatives of BB&T Capital Markets stressed that any proposal must be free of any financing conditions or any other material contingency to closing and that the reliability and certainty of a proposed transaction would be important in the board’s assessment of any proposed transaction. On February 12, 2010, Party B signed a confidentiality agreement. On February 19, 2010, Welsh Carson and GeoDigm each signed a confidentiality agreement. Once the confidentiality agreements were signed, each of GeoDigm and Welsh Carson and Party B was provided a package of financial and other due diligence materials that BB&T Capital Markets and we had prepared following discussion and input from Mr. Harkins.

On February 22, 2010, representatives of BB&T Capital Markets sent out information packages to Welsh Carson and GeoDigm as well as Party B that included a draft merger agreement, a form of financial guarantee to be signed by Welsh Carson and the private equity sponsor of Party B, and a description of the bid process. Each potential bidder was asked to submit its proposal package to BB&T Capital Markets no later than March 5, 2010 and to include in its proposal (i) a specific offer price per share for shares of our common stock, (ii) the identity and structure of the buyer, (iii) a sources and uses table and description of the proposed financing for the transaction, (iv) the level of and timing of confirmatory due diligence remaining to be completed, (v) a revised merger agreement reflecting comments, (vi) the approval process necessary for the bidder, (vii) the plans for the combined organization and (viii) a description of any other contingencies.

Both parties were invited to visit certain of our laboratories and meet with our management team. During the week of March 1, 2010, representatives of GeoDigm visited certain of our laboratories with members of our management team. On March 2, 2010, representatives of Party B met with members of our management team.

On March 4, 2010, Party B called BB&T Capital Markets to request a one-week extension on submission of its bid proposal package. BB&T Capital Markets discussed the extension with Mr. Brown and Mr. Harkins and it was agreed that both parties would have until March 12, 2010 to submit their bid proposals. As previously planned before the extension, on March 5, 2010, representatives of Welsh Carson met with Mr. Brown and representatives of BB&T Capital Markets to discuss a potential transaction involving our Company. Welsh Carson informed Mr. Brown and representatives of BB&T Capital Markets that on March 12, 2010 GeoDigm would submit a bid proposal backed by Welsh Carson.

On March 9, 2010, the board conducted a regularly scheduled meeting. Representatives of BB&T Capital Markets, who were in attendance at the meeting at the request of the board, reviewed with our directors the profiles of the two potential bidders, which included information on their respective financing capacity, the degree of effort expended by each potential bidder to date in pursuing a potential transaction involving our Company, the strategic rationale for each potential bidder in completing a transaction with us, each potential bidder’s track record for closing transactions and its and its investors’ business reputations. The Board asked BB&T Capital Markets to provide it with further information on each party’s ability to finance the transaction. Representatives of Posternak, who were present at the meeting at the invitation of the board, advised our directors of their fiduciary duties with respect to potential transactions involving the acquisition of our Company and then reviewed the terms of the proposed merger agreement with the board.

On or about March 10, 2010, BB&T Capital Markets contacted Welsh Carson to further establish GeoDigm’s access to funds and ability to finance a potential acquisition of National Dentex. Representatives of Welsh Carson indicated that Welsh Carson would provide GeoDigm with a sufficient equity investment to complete the transaction. Representatives of Welsh Carson noted Welsh Carson had $3.7 billion of committed capital, of which less than half had been invested to date. BB&T Capital Markets also reviewed information published by Welsh Carson and by public data sites, which confirmed the size of Welsh Carson. BB&T Capital Markets also made a similar inquiry of representatives of Party B, who indicated that its offer letter to be delivered on March 12th would provide a detailed explanation of Party B’s transaction financing plans and financial strength.

On March 12, 2010, GeoDigm and Party B each submitted a bid proposal to BB&T Capital Markets. The bid proposal from GeoDigm had an offer price of $15.75 per share, a request for a fourteen day exclusivity period, a form of proposed equity commitment letter from Welsh Carson that, subject to the terms and conditions therein, would be sufficient to fully fund a transaction with us in the event debt financing was not available, and a mark-up of the draft merger agreement that included the ability of our Company to specifically enforce the merger agreement and the equity commitment letter. The bid proposal from Party B had an offer price of $13.50 per share, a request for a 40 day exclusivity period, and a mark up of the merger agreement that included a reverse termination fee of 3% in lieu of specific performance. Party B’s bid proposal stated that its investment banking advisor would be a potential debt financing source for the senior portions of the debt financing needed for the transaction, and would act as an agent in raising the rest of the debt financing necessary for the transaction, but did not include any debt commitment letters. Party B indicated that it expected that at the end of its 40 day exclusivity period, it would be able to sign a definitive merger agreement that would not include a financing contingency. Over the next two days, representatives of BB&T Capital Markets and Posternak analyzed the two proposals and prepared materials comparing the two proposals in order to assist the board in its evaluation of the two proposals.

On March 14, 2010, Mr. Brown, Mr. Harkins, and representatives of BB&T Capital Markets and Posternak met by telephone to review and discuss the two proposals. They compared the prices offered by the two parties, the differences in the markups of the two merger agreements, the significantly shorter exclusivity period sought by GeoDigm, the greater certainty of closing afforded by Welsh Carson’s equity commitment letter in contrast to Party B’s need to obtain third party debt financing in order to close the transaction, and the remedy of specific performance offered by Welsh Carson and GeoDigm as compared to an unwillingness to offer specific performance and the 3% reverse termination fee proposed by Party B. Given the qualitative and quantitative differences in the two bid proposals, BB&T Capital Markets recommended, and Mr. Harkins and Mr. Brown concurred, that the best way to maximize shareholder value would be to negotiate with GeoDigm and Welsh Carson, prior to the previously scheduled March 16 board meeting, in order to determine if GeoDigm and WCAS would improve on the financial and legal aspects of the GeoDigm and Welsh Carson proposal.

Over the course of the next two days, representatives of BB&T Capital Markets engaged in a series of negotiations with representatives of Welsh Carson and GeoDigm. On March 15, 2010, representatives of BB&T Capital Markets had a telephone conversation with representatives of Welsh Carson and GeoDigm to clarify questions regarding their proposals and negotiate the transaction value. Representatives of BB&T Capital Markets communicated to representatives of Welsh Carson that if Welsh Carson and GeoDigm increased their offer to $17.50 per share, then, in BB&T Capital Markets’ opinion, the board would consider entering into exclusive negotiations with Welsh Carson and GeoDigm regarding a sale transaction. Representatives of Welsh Carson and GeoDigm indicated that they understood the request, that it was a high price, but they would take it under consideration. In a subsequent telephone conversation with representatives of BB&T Capital Markets, representatives of Welsh Carson indicated that GeoDigm would be willing to increase its offer to $16.50 per share. Representatives of BB&T Capital Markets communicated the revised offer price in a conference call with Mr. Brown, Mr. Harkins and representatives of Posternak. During the conference call, Mr. Brown and Mr. Harkins requested that BB&T Capital Markets negotiate for a purchase price of $17.00 per share. On March 16th, representatives of BB&T Capital Markets contacted representatives of Welsh Carson and communicated a price of $17.00 per share was necessary for the board to consider entering into exclusive negotiations for a sale transaction at that time. On March 16, 2010, representatives of Welsh Carson telephoned representatives of BB&T Capital Markets and increased Welsh Carson and GeoDigm’s offer price to $17.00 per share. Representatives of BB&T Capital Markets communicated the proposed $17.00 per share purchase price to Mr. Brown, Mr. Harkins and representatives of Posternak.

Later on March 16, 2010, the board held a special meeting to discuss the two proposals. Representatives of BB&T Capital Markets, who were in attendance at the meeting at the request of the board, updated the board on the timeline of events since the March 9, 2010 board meeting, including the series of price negotiations representatives of BB&T Capital Markets had with Welsh Carson and GeoDigm. Representatives of BB&T Capital Markets reviewed its analysis of the two bid proposals and the proposed financing for the transaction, as well as its views of the value of our Company consistent with the valuation metrics discussed at the February 8, 2010 board meeting. BB&T Capital Markets’ presentation, among other things, noted the significantly higher price per share offered by Welsh Carson’s and GeoDigm’s offer, the greater certainty of closing offered by the Equity Commitment Letter and the greater level of detail on financing, making Welsh Carson’s and GeoDigm’s offer both quantitatively and qualitatively a better offer than that of Party B’s offer. Representatives of Posternak, who were in attendance at the meeting at the request of the board, reviewed with the board the differences in the legal terms of the two proposals and each party’s proposed revisions to the merger agreement including, the shorter exclusivity period sought to negotiate a definitive agreement with Welsh Carson and GeoDigm, the ability to specifically enforce the Welsh Carson and GeoDigm agreements, and the lower termination fee. Representatives of Posternak then discussed with the board members matters that they should consider when evaluating these bids to fulfill their fiduciary duties in connection with the possible acquisition of our Company. Following further discussion, the board unanimously authorized our management to sign an agreement with GeoDigm and Welsh Carson that provided GeoDigm and Welsh Carson exclusivity through March 31, 2010 and to proceed to negotiate a definitive merger agreement with them at the $17.00 per share price. The board discussed engaging a separate financial advisor for the purpose of rendering a fairness opinion. After discussing the matter, the board delegated to Mr. Harkins with assistance from Posternak, the duty of engaging a separate financial advisor to render a fairness opinion.

On March 17, 2010, representatives BB&T Capital Markets informed Party B’s financial advisor that we would not continue to consider a transaction with Party B at that time. On the same day, we signed an exclusivity agreement with GeoDigm and Welsh Carson through March 31, 2010. Representatives of Welsh Carson and GeoDigm were then provided access to our electronic data room for confirmatory due diligence.

On March 18, 2010, representatives of Posternak and BB&T Capital Markets had a conference call with representatives of Welsh Carson and GeoDigm and Welsh Carson’s and GeoDigm’s legal counsel, Ropes & Gray LLP, to discuss some high level legal and business issues in their proposed transaction terms, as indicated in their markup of the proposed merger agreement and their draft equity commitment letter, including the time period for the go-shop period, whether there would be a two tiered termination fee, with a lower fee for termination of the merger agreement by us to enter into a transaction with any Continuing Party that made a superior proposal during the go- shop period, and the manner in which we could seek to enforce the provisions of the merger agreement and equity commitment letter.

On March 19, 2010, our board authorized us to engage Signal Hill to provide a fairness opinion to the board on the fairness of the merger consideration to our shareholders. Signal Hill would be paid a one time fee of $200,000 (plus the reimbursement of reasonable expenses incurred up to $25,000) that was not contingent on the transaction closing. In connection with rendering its opinion, Signal Hill was, among other matters, provided access to our electronic data room and met with management and representatives of BB&T Capital Markets.

On March 29, 2010, representatives of Posternak and Ropes & Gray met in person to review open issues in the proposed merger agreement and equity commitment letter. After making significant progress on most of the open material items, the parties’ attorneys agreed that Posternak would revise the merger agreement and equity commitment letter and the parties would continue to discuss the final terms of the merger agreement and equity commitment letter and move quickly to finish up any confirmatory due diligence items.

On March 31, 2010, the board held a special meeting at Posternak’s offices to discuss the status of negotiations over the merger agreement and equity commitment letter and to meet with representatives of Signal Hill who had been invited to attend the meeting. Representatives of Posternak, who were in attendance at the request of the board, provided the board with a detailed overview of the terms of the merger agreement and equity commitment letter that had been negotiated, reviewing specifically the terms of the go shop and no shop provisions and other material transaction terms, including the remedy of specific performance as to Welsh Carson’s equity commitment letter which (subject to its terms) required it to fund up to $139,000,000 (the amount estimated to be required to complete the proposed transaction, including the payment of transaction fees and expenses and related transaction expenses) in order to consummate the merger, and the absence of any financing contingencies. Representatives of Posternak also reviewed the remaining open deal terms still under negotiation. The representatives of Signal Hill present at the meeting made a presentation of its preliminary financial analysis of the fairness, from a financial point of view, of the merger consideration to be received by shareholders. This presentation included, among other matters, Signal Hill’s analytical process; background and key terms of the proposed transaction; historical trading analysis regarding our common stock; industry and company observations; regulatory and shareholder approvals and anticipated completion of the proposed transaction; and a review of the valuation methodologies, as more fully described in the section titled “Opinion of Signal Hill” below. At that meeting, Signal Hill articulated that it was prepared to render its opinion to the board of directors that, based upon its financial analysis to date and subject to certain matters and assumptions (which are described in its written opinion more fully described below), the merger consideration to be received by the shareholders of the Company pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders. Representatives of BB&T Capital Markets, who had been invited by the board to attend the meeting, then presented the board with its proposed list of potential acquisition parties that it would contact during the go shop period.

Over the course of the next two days, Posternak and Ropes & Gray continued to negotiate the remaining items of the merger agreement and equity commitment letter. During this process Mr. Harkins and Mr. Brown received updates and provided guidance on the issues under discussion.

On April 2, 2010, our board convened a meeting to consider the proposed transaction. Representatives of Posternak and BB&T Capital Markets attended the meeting at the request of the board. Representatives of Posternak reported that the definitive agreements for a transaction with Welsh Carson and GeoDigm had been fully negotiated and were ready for execution, if and when the board chose to proceed, subject only to finalizing certain disclosure schedules. Posternak reviewed the terms of the final definitive merger agreement and equity commitment letter, including the price of $17.00 per share, which represented a premium of approximately 70% over the closing price of $10.02 per share on April 1, 2010, and an equity commitment from Welsh Carson which (pursuant to its terms) required it to fund up to $139,000,000 (the amount estimated to be required to complete the proposed transaction, including the payment of transaction fees and expenses and related transaction expenses) enforceable pursuant to its terms by specific performance. Representatives of Posternak then discussed with the board member the matters that they should consider in order to fulfill their fiduciary duties in connection with the proposed transaction. After discussion, the board indicated it was prepared to proceed. Representatives of Signal Hill updated its earlier presentation to the board of directors of its financial analysis of the merger consideration to be paid pursuant to the merger agreement and delivered Signal Hill’s opinion to the board to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such holders. Signal Hill’s opinion is included as Annex B to this proxy statement. After further discussion, the board unanimously approved the execution, delivery and performance of the merger agreement (including the consummation of the merger) and the equity commitment letter and voted to unanimously recommend to our shareholders that they adopt and approve the merger agreement and the transactions contemplated thereby, including the proposed merger. Later that evening, our Company and entities affiliated with GeoDigm executed the merger agreement and our Company and certain entities affiliated with GeoDigm and Welsh Carson executed the equity commitment letter.

On April 5, 2010, the parties issued a press release announcing execution of the merger agreement before the opening for trading on the Nasdaq Global Market.

Under the terms of the Merger Agreement, we were entitled to actively solicit alternative acquisition proposals during a go-shop period which ended at 11:59 p.m. on May 12, 2010. Under the Merger Agreement, we may under certain circumstances also consider unsolicited proposals at any time after the end of the go shop period through the date of the special meeting of our shareholders. From and after the date that the definitive merger agreement was announced, representatives of BB&T Capital Markets contacted 63 other parties that it identified as potential acquirers of our Company, including Party B. These parties were selected by the board, in consultation with management and BB&T Capital Markets or contacted BB&T Capital Markets following the announcement of the Merger, and included both potential strategic and potential private equity acquirers. Of the parties contacted, five parties entered into confidentiality agreements and reviewed nonpublic information regarding us. Despite this solicitation of interest, none of the contacted parties have submitted a written acquisition proposal.

Reasons for the Merger

Board of Directors.  After discussions with its legal and financial advisors and after careful consideration, our board of directors unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable to and in the best interests of the Company and the holders of our common stock, (2) determined that the Merger consideration for outstanding shares of Company common stock is fair to the Company’s shareholders and (3) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, our board of directors recommends that shareholders vote “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” any adjournment proposal by the Company’s board of directors.

Reasons for the Merger.  The material factors and potential benefits of the Merger considered by our board of directors, each of which support the determination and recommendation set forth above, include the following:

•	the recent and historical market prices of the Company’s common stock, including the market price of the common stock relative to general market indices, and the fact that the $17.00 per share cash Merger consideration represents a premium of approximately 70% over the closing price of $10.02 per share on April 1, 2010, the last trading day before the announcement of the Merger Agreement, a premium of approximately 74% over the average closing price of the Company’s Common Stock during the 30 trading days ending on April 1, 2010, and a premium of approximately 91% based on the 90-day average price of the Company’s common stock as of such date;

•	the increasing and disproportionate costs of operating as a smaller public company;

•	the Company’s performance relative to its plan and strategic goals including the effect of increased competition from offshore laboratories, including China, and technology changes occurring in our industry;

•	the regular evaluation of strategic alternatives by our board of directors and our board’s familiarity with our business, operations, financial condition, competitive position, business strategy, and prospects, and general industry, economic, and market conditions, including the risks and uncertainties in our business, in each case on a historical, current, and prospective basis;

•	the strategic alternative process conducted by the Company and the possible alternatives to the Merger (including the possibility of continuing to operate as an independent company);

•	the fact the Merger consideration is all cash, allowing our shareholders to immediately realize at the closing of the Merger the fair value in cash of their investment and certainty of value for the Company’s shares;

•	the absence of financing conditions in the Merger Agreement and the equity commitment letter provided by Sponsor for up to $139,000,000 (the maximum aggregate amount that is estimated to be necessary to consummate the Merger and related transactions), which may be specifically enforced by the Company;

•	the Company’s right to conduct a post signing “go-shop” period through the end of the day on May 12, 2010 where the Company is permitted to solicit interest in and receive expressions of interest from third parties, including potential strategic and financial buyers, and the fact that the termination fee associated with a termination of the Merger Agreement by the Company to pursue a superior proposal to the transactions contemplated by the Merger Agreement with a party identified in the go-shop period is reduced;

•	after such go-shop period, the Company’s right to continue discussions with persons or entities who submit qualifying alternative acquisition proposals during the go-shop period and the Company’s right to respond to unsolicited qualifying written alternative acquisition proposals under certain circumstances;

•	subject to compliance with the terms and conditions of the Merger Agreement, the Company’s board of directors being permitted to change its recommendation to vote in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and, prior to the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by shareholders, to terminate the Merger Agreement due to the occurrence of an Intervening Event (as discussed in “Change of Company Recommendation” on page 55) or in order to enter into a definitive agreement with a person or entity other than Parent, Merger Sub and their affiliates with respect to a superior proposal to the transactions contemplated by the Merger Agreement, upon the payment to Parent of either the $4,150,000 termination fee, or the $3,150,000 termination fee with respect to a party identified in the “go-shop period” in certain circumstances;

•	our board of directors’ prohibition of our executive officers discussing their compensation, equity participation or other aspects of their respective roles in the Company following the proposed transaction; and

•	the opinion and financial presentation dated April 2, 2010 of Signal Hill Capital Group to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $17.00 per share Merger consideration to be received by holders of the Company’s common stock, as more fully described below under “Opinion of Signal Hill” beginning on page 31.

Our board of directors also considered certain material risks or potentially adverse factors in making its determination and recommendation, including the following:

•	the fact that the $17.00 price per share will represent the maximum price per share receivable by our shareholders unless the Merger Agreement is terminated in accordance with its terms;

•	the fact that the Company will cease to be a public company and its shareholders will no longer participate in any future earnings or growth of the Company;

•	the fact that the all cash purchase price will generally be taxable to the Company’s shareholders for U.S. federal income tax purposes;

•	the effect that the payment of any termination fee or expense reimbursement would have on the Company’s liquidity and results of operations if it were required to make such payments in the event that the Merger Agreement is terminated under certain circumstances;

•	the terms of the Merger Agreement that place limitations on the Company’s ability to consider competing proposals and to terminate the Merger Agreement to accept a superior proposal to the transactions contemplated by the Merger Agreement;

•	the possibility of disruption to the Company’s operations following the announcement of the Merger, the effect that the post signing covenants would have on its business operations, and the risk to the Company’s business if the Merger did not close, including the effect on employees, dental clients and suppliers, and

•	the fact that some of the Company’s directors and named executive officers, as stockholders, may have interests that may differ from those of the Company’s other shareholders (see “Interests of Directors and Executive Officers in the Merger” beginning on page 42 for more information).

The foregoing summarizes the material factors considered by the board of directors in its consideration of the Merger Agreement and the Merger. After considering these factors, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by our board of directors and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors adopted and approved and declared the advisability of the Merger Agreement based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to vote in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Signal Hill

Pursuant to a letter agreement dated March 19, 2010, the Company retained Signal Hill to render a fairness opinion in connection with the Merger.

At a special meeting of the board of directors held on March 31, 2010, Signal Hill presented its preliminary financial analyses with respect to whether the merger consideration proposed to be received by the shareholders of the Company pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders. This presentation included, among other matters, Signal Hill’s analytical process; background and key terms of the proposed transaction; historical trading analysis regarding our common stock; industry and company observations; anticipated timing with respect to execution of the Merger Agreement, the “go-shop” period, regulatory and shareholder approvals and anticipated completion of the proposed transaction; and a review of the valuation methodologies, as set forth below. At that meeting, Signal Hill articulated that it was prepared to render its opinion to the board of directors that, based upon its financial analysis to date and subject to certain matters and assumptions (which were subsequently set forth in its written opinion), the merger consideration to be received by the shareholders of the Company pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders. Signal Hill subsequently met with the board of directors on April 2, 2010, updated its presentation to the board of directors (which provided updated market data for the intervening two trading days), and rendered its opinion to the board of directors that, as of April 2, 2010 and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration per share to be received by the shareholders of National Dentex was fair from a financial point of view to such shareholders. Signal Hill issued its written opinion to the board of directors on April 2, 2010 as attached hereto as Annex B (the “Opinion”). Signal Hill is a member of the Financial Industry Regulatory Authority (“FINRA”) and provides a broad range of valuation, investment banking and other advisory services. The Opinion did not state any other conclusion or address any other aspect or implication of the Merger.

The summary of the Opinion in this proxy statement is qualified in its entirety by reference to the full text of the written Opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Signal Hill in preparing the Opinion. Shareholders are urged to read the Opinion in its entirety. Neither the Opinion nor the summary of the Opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to the Merger Agreement or the other matters proposed in this proxy statement.

Scope of Analysis

In connection with the Opinion, Signal Hill made such reviews, analyses and inquiries as Signal Hill deemed necessary and appropriate under the circumstances. Signal Hill also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Signal Hill’s due diligence with regards to the Merger included, but was not limited to, the items summarized below:

•	Discussed with Company’s management the background, operations, financial performance, and future prospects of the Company;

•	Reviewed certain publicly available financial statements and other business and financial information of the Company and the dental industry in which the Company operates;

•	Reviewed certain internal financial statements and other financial and operating data concerning National Dentex which have been identified as the most current financial statements available;

•	Reviewed certain financial forecasts as prepared by the management of the Company and discussed with management of the Company the risks and uncertainties of achieving the forecasts;

•	Reviewed a draft of the Merger Agreement and the exhibits thereto;

•	Reviewed the historical trading price and trading volume of the Company’s publicly traded securities, and the publicly traded securities of certain other companies that Signal Hill deemed relevant;

•	Compared the financial performance of the Company with that of certain other publicly traded companies that Signal Hill deemed relevant;

•	Compared certain financial terms of the Merger Agreement to financial terms, to the extent publicly available, of certain other business combination transactions that Signal Hill deemed relevant; and

•	Conducted such other analyses and considered such other factors as Signal Hill deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering the Opinion with respect to the Merger, Signal Hill, with the Company’s consent:

•	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify any such information;

•	Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Signal Hill were reasonably prepared and based upon the best currently available information and good faith judgment of the management of the Company furnishing the same;

•	Assumed that the final versions of all documents reviewed by Signal Hill in draft form (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed;

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger;

•	Assumed without verification the accuracy and adequacy of the legal advice given by its counsel to the Company on all legal matters with respect to the Merger in anticipation of the Merger and assumed all procedures required by law to be taken in connection with the Merger have been, or will be, duly, validly and timely taken and that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations. Signal Hill has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter;

•	Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof. Signal Hill assumed that all representations and warranties of each party to the Merger Agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party; and

•	Did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company (on a consolidated basis) and was not furnished with any such evaluation or appraisal.

The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either National Dentex’s credit worthiness or otherwise as tax advice, or as accounting advice. Signal Hill has not been requested to, and did not, (a) negotiate the terms of the Merger or (b) advise the board of directors or any other party with respect to alternatives to the Merger.

Signal Hill prepared the Opinion effective as of April 2, 2010. The Opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the written Opinion, and Signal Hill disclaims any undertaking or obligation to update the Opinion or advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Signal Hill after the date of the written Opinion.

The Opinion did not recommend as to how the board of directors or any shareholder should vote or act with respect to any matters relating to the Merger Agreement, or whether to proceed with the Merger or any related transaction, nor did it indicate that the terms of (including the Merger consideration to be paid with respect to) the Merger were the best attainable by the Company under any circumstances. Further, Signal Hill was not requested to opine as to, and the Opinion did not in any manner address, the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative business transaction or strategy. The Opinion should not be construed as creating any fiduciary duty on the part of Signal Hill to any party. Other than this engagement, Signal Hill has not had any material relationships during the past two years, or that are mutually understood to be contemplated, in which compensation was received or was intended to be received as a result of the relationship between Signal Hill and any party to the Merger. Without Signal Hill’s prior consent, the Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose, except that the Opinion may be included in its entirety in filings with the SEC made by National Dentex in connection with the Merger. National Dentex may summarize or otherwise reference the existence of the Opinion in such documents provided that any such summary or reference language shall be subject to prior approval of Signal Hill.

In preparing its written Opinion to our board of directors, Signal Hill performed a variety of analyses, including those described below. The summary of Signal Hill’s valuation analyses is not a complete description of the analyses underlying Signal Hill’s Opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Signal Hill arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Signal Hill believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods, and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and Opinion.

In performing its analyses, Signal Hill considered business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the Opinion. No company, transaction, or business used in Signal Hill’s analyses for comparative purposes is identical to National Dentex or the Merger. The valuation methodologies, as described and set forth below, “Selected Comparable Companies Trading Analysis,” “Selected Transaction Analysis,” “Discounted Cash Flow Analysis” and “M&A Premiums Analysis,” were all evaluated in arriving at the Opinion. As set forth in the preceding paragraph, the conclusion of Signal Hill, as to the merger consideration per share to be received by the shareholders pursuant to the Merger Agreement being fair to the shareholders, from a financial point of view, as set out in the Opinion is based upon the aggregate analysis taken as a whole. The implied reference range values indicated by Signal Hill’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Signal

Hill. Much of the information used in, and accordingly the results of, Signal Hill’s analyses are inherently subject to substantial uncertainty.

The Opinion and analyses were prepared for and provided to our board of directors in connection with its consideration of the Merger and were among many factors considered by our board of directors in evaluating the Merger. Neither Signal Hill’s Opinion nor its analyses were determinative of the Merger consideration or of the views of our board of directors with respect to the Merger. Signal Hill is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Valuation Analysis Summary

The following is a summary of the material valuation analyses performed in connection with the preparation and rendering of the Opinion. The information summarized below does not constitute a complete description of the analyses performed by Signal Hill, and without considering the full narrative description of the analyses, as well as the methodologies underlying the assumptions, qualifications, and limitations affecting each analysis, could create a misleading or incomplete view of Signal Hill’s analyses. Furthermore, the order of analysis set forth below does not represent relative importance or weight given to these analyses.

For purposes of its analyses, Signal Hill reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account any derivative or convertible securities), plus the value of its minority interests, plus the value of its net debt (the value of its outstanding indebtedness, preferred stock, and capital lease obligations, less the amount of cash on its balance sheet) as of a specified date;

•	Equity Value — generally the value as of a specific date of the share price of the relevant company’s common equity multiplied by the number of outstanding common shares and the number of any units of non-common equity securities, such as options, warrants and other equity related securities, less the value of any proceeds from such non-common equity securities.

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period, subject to adjustments for any non-recurring charges and income; and

•	Unlevered Free Cash Flow — generally the amount of free cash flow available to a company before depreciation, amortization, interest, and taxes; and after changes in working capital and capital expenditures (including internally financed acquisitions).

In preparing its analyses, Signal Hill noted the following:

•	The financial forecasts and projections prepared by the management of National Dentex with respect to the Company’s Fiscal Year 2010 Budget (Revenue of $157.0 million and EBITDA of $17.4 million) and the Company’s Five-Year Plan for Fiscal Years ended December 31, 2010 through 2014, included reliance on certain growth forecasts due to expansion of labs, acquisitions, and price increases consistent with market trends;

•	Company management indicated that it expects to continue its growth strategy and has included annual acquisitions into its five-year plan;

•	Company management indicated that it has no pending material litigation claims; and

•	Signal Hill calculated an implied enterprise value for the transaction based on an offer price of $17.00 per common share, multiplied by the sum of (i) 5,761,363 shares of National Dentex Common Stock outstanding; (ii) an estimated 105,436 ESPP shares to be issued at March 31, 2010; (iii) 10,762 accelerated restricted stock units; and (iv) 230,865 shares from exercised stock options (741,511 options exercised at a $11.71 weighted average exercise price, net of cash proceeds), resulting in an equity value of $103.8 million. The Company’s estimated net debt at June 30, 2010 is $24.8 million, yielding an enterprise value of $128.7 million.

Valuation Methodologies

Selected Comparable Companies Trading Analysis

Signal Hill compiled and reviewed publicly available financial information and quoted market prices in order to calculate certain financial multiples and ratios for selected publicly traded companies in the dental industry. Equity values and enterprise values were calculated using the closing price of the common stock of the selected companies listed below as of April 1, 2010.

The calculated multiples included:

•	Enterprise value as a multiple of Revenue for the Calendar Year 2010 and Calendar Year 2011;

•	Enterprise value as a multiple of EBITDA for the Calendar Year 2010 and Calendar Year 2011; and

•	Equity value as a multiple of Net Income for the Calendar Year 2010 and Calendar Year 2011.

There are no other publicly traded dental laboratory companies and as such Signal Hill reviewed U.S. listed companies that operated in the dental distribution, manufacturing, and services sectors with equity market capitalizations above $100 million. The companies, metrics and data ranges considered in this analysis are set forth below:

	Equity	CY 2009	CY 2009	CY 2009
Metrics ($ in millions)	Value	Revenue	EBITDA	EBITDA Margin

National Dentex (NADX)	$104	$162	$17	10.8%

Dental Distribution
Henry Schein (HSIC)	$5,359	$6,538	$549	8.4%
Patterson Companies (PDCO)	$3,775	$3,093	$383	12.4%

Dental Manufacturing
Danaher Corporation (DHR)	$26,082	$11,185	$2,037	18.2%
DENTSPLY International (XRAY)	$5,075	$2,160	$453	21.0%
Sirona Dental Systems (SIRO)	$2,119	$748	$199	26.5%
Align Technology (ALGN)	$1,474	$312	$56	18.0%
Young Innovations (YDNT)	$227	$98	$26	26.2%

Dental Services
American Dental Partners (ADPI)	$213	$274	$47	17.2%

Because the dental manufacturing comparable companies were more highly profitable and had significantly more exposure to new technologies, Signal Hill chose to use only the Dental Distribution (HSIC and PDCO) and Dental Services (ADPI) comparable companies in applying valuation metrics to the Company.

Multiple	NADX(1)		HSIC		PDCO		ADPI

Enterprise Value/Revenue:
CY2010	0.8	x	0.7	x	1.2	x	1.0	x
CY2011	0.7	x	0.7	x	1.2	x	1.0	x
Enterprise Value/EBITDA:
CY2010	7.4	x	8.4	x	9.7	x	6.0	x
CY2011	6.1	x	7.6	x	9.3	x	5.7	x
Price/EPS:
CY2010	15.5	x	16.9	x	16.2	x	19.3	x
CY2011	11.0	x	15.1	x	15.1	x	16.5	x

(1)	National Dentex’s equity and enterprise values are based on $17.00 per share consideration and an implied $128.7 million enterprise value, relative to the Company’s 2010 Budget and 2011 projections.

Signal Hill focused its comparable companies analysis on comparable CY 2010 EBITDA multiples. Based on the low and high multiples (6.0x and 9.7x) and a comparable CY 2010 Budget EBITDA of $17.368 million, the selected comparable companies analysis indicated an implied reference enterprise value range of National Dentex of $104.2 million to $168.5 million, as compared to the proposed Merger enterprise value consideration of $128.7 million.

Selected Transactions Analysis

Signal Hill compiled and reviewed publicly available financial information and estimated purchase prices offered or paid in order to calculate certain financial multiples and ratios for the selected publicly-announced transactions involving companies in the dental industry or mail-order pharmacy services. These target companies were of similar representative size, scale, operating performance and growth prospects as National Dentex, including certain National Dentex acquisitions and related EBITDA multiples (prior to corporate overhead). Enterprise values for companies used below were calculated as of the closing date of the relevant transaction based on the purchase prices paid in the relevant transactions.

The calculated multiples included:

•	Enterprise value as a multiple of Last Twelve Months (“LTM”) Revenue; and

•	Enterprise value as a multiple of LTM EBITDA.

The selected transactions were as set forth below. These transactions were selected because they involved companies whose main businesses were dental or mail-order pharmacy services related and were completed since January 1, 2007. Within the dental lab industry, services are provided to dentists via mail order as well as proximate market locations. Similar to the comparable companies analysis, the acquired companies below were of similar size, scale and operating metrics to National Dentex. Based upon publicly available information, Signal Hill was not aware that any of the transactions used in this analysis were “distressed sales” or were otherwise entered into under specific financial or market circumstances applicable to such participants, which were known to have negatively impacted the terms of the transaction.

•	H.I.G. Capital’s acquisition of Allion Healthcare, Inc. closed in January 2010 (“ALLI”);

•	American Dental Partners, Inc.’s acquisition of Christie Dental Partners, Inc., closed in December 2009 (“CDP”);

•	National Dentex Corporation’s acquisition of Dental Art Laboratories, Inc., closed in September 2008 (“DAL”);

•	SunLink Health Systems, Inc.’s acquisition of Carmichael Cashway Pharmacy, Inc., closed in April 2008 (“CCP”); and

•	American Dental Partners, Inc.’s acquisition of Metropolitan Dental Holdings, Inc., closed in September 2007 (“MDH”).

Multiple	NADX(1)		ALLI		CDP		DAL(2)		CCP		MDH

Enterprise Value/Last Twelve Months:
Revenue	0.8	x	0.7	x	1.1	x	1.3	x	0.5	x	2.3	x
EBITDA	7.4	x	8.2	x	NA		5.7	x	6.4	x	NM

(1)	National Dentex’s multiples are based on $17.00 per share consideration and an implied $128.7 million enterprise value

(2)	EBITDA before field support and corporate overhead

Signal Hill focused its selected transaction analysis on comparable LTM EBITDA multiples. Based on the low and high multiples (5.2x and 8.2x) and a comparable LTM EBITDA of $17.402 million, the selected transactions analysis indicated an implied reference enterprise value range of National Dentex of $99.2 million to $142.7 million, as compared to the proposed Merger enterprise value consideration of $128.7 million.

Discounted Cash Flow Analysis

Signal Hill performed a discounted cash flow analysis of National Dentex’s unlevered, after-tax cash flows based on the Fiscal Year 2010 Budget and Fiscal Year 2011-2014 Plan projections provided by National Dentex management. In performing this analysis, Signal Hill utilized a range of discount rates of 16% to 18% based on the estimated weighted average cost of capital (“WACC”) for National Dentex, which was based on (i) an estimated pre-tax cost of debt of 5% (after tax cost of debt of 3%), (ii) an estimated cost of equity of approximately 21%, and (iii) an estimated long term net debt as percentage of equity of 25%. The estimated cost of equity was determined based on the Capital Asset Pricing Model (“CAPM”), a finance model widely used in securities’ valuation to determine a theoretically appropriate required rate of return. In determining a terminal value for National Dentex, Signal Hill used two commonly used methods: (i) an EBITDA exit multiple applied to Fiscal Year 2014 EBITDA and (ii) the perpetuity growth rate method, applied to Fiscal Year 2014 Free Cash Flow. Signal Hill used terminal value multiples ranging from 6x to 8x of projected Fiscal Year 2014 EBITDA based on the multiples indicated by long term trading and transaction valuations for comparable companies and 3% to 4% perpetuity growth rates.

The discounted cash flow analysis (based on an EBITDA exit multiple) indicated an implied reference enterprise value range of National Dentex of $98.7 million to $136.4 million and the discounted cash flow analysis (based on the perpetuity growth rate) indicated an implied reference enterprise value range of National Dentex of $70.1 million to $90.8 million, as compared to the proposed Merger enterprise value consideration of $128.7 million.

M&A Premiums

Signal Hill performed an M&A premiums analysis based on premiums paid on precedent transactions, then applied this to National Dentex’s current and recent stock price. Signal Hill reviewed completed M&A transactions of public healthcare companies since 2007, with enterprise values equal to or less than $500, $250, and $150 million. The premium analysis was conducted with the respective target’s stock price one day prior and on its preceding 30-, 60-, and 90-day volume weighted average price (“VWAP”). The transactions’ related premiums and metrics analyzed are set forth in the table below.

Transaction Values $250-500 Million

	Premium
Target/Acquiror	1-Day	30-Day	60-Day	90-Day

BioForm Medical, Inc./Merz GmbH & Co. KGaA	61.5%	55.5%	51.2%	48.2%
Allion Healthcare, Inc./H.I.G. Capital, LLC	27.2%	15.7%	4.9%	1.6%
I-Flow, Corp./Kimberly-Clark Health Care Inc.	6.7%	16.4%	32.9%	44.8%
Aspect Medical Systems, Inc./Covidien plc	58.5%	76.5%	87.9%	90.3%
VNUS Medical Technologies, Inc./Covidien plc	37.0%	35.1%	37.9%	44.7%
PharmaNet Development Group, Inc./JLL Partners	69.1%	256.3%	336.8%	278.3%
Omrix Biopharmaceuticals, Inc./Johnson & Johnson	30.9%	45.9%	48.2%	35.9%
CollaGenex Pharmaceuticals Inc./Galderma Laboratories, L.P.	29.8%	32.9%	45.5%	59.7%
Possis Medical, Inc./MEDRAD, Inc.	47.7%	43.0%	41.6%	50.0%
First Consulting Group Inc./Computer Sciences Corp.	27.6%	31.3%	33.7%	36.7%
Microtek Medical Holdings, Inc./Ecolab Inc.	36.9%	35.1%	37.6%	37.1%
VISICU, Inc./Philips Holding USA Inc.	56.6%	58.0%	59.6%	44.5%
Stratagene Corp./Agilent Technologies Inc.	30.1%	30.2%	31.2%	36.0%

Transaction Values $150-250 Million

	Premium
Target/Acquiror	1-Day	30-Day	60-Day	90-Day

Home Diagnostics, Inc./Nipro Corp.	87.2%	79.9%	93.8%	95.0%
AMICAS Inc./Merge Healthcare Incorporated	12.4%	13.1%	25.1%	37.6%
Targanta Therapeutics Corp./Medicines Co.	71.3%	156.0%	6.8%	(42.9)%

Transaction Values: Less than $150 Million

	Premium
Target/Acquiror	1-Day	30-Day	60-Day	90-Day

Health Fitness Corp. /Trustmark Mutual Holding Company	22.9%	21.5%	27.0%	36.1%
Clear Choice Health Plans, Inc./PacificSource Health Plans	174.2%	147.5%	142.2%	159.4%
Javelin Pharmaceuticals, Inc./Myriad Pharmaceuticals, Inc.	18.0%	8.4%	6.2%	(4.1)%
Health Systems Solutions, Inc./Health Systems Solutions, Inc.	3.1%	2.9%	8.5%	(24.2)%
Quadramed Corp./Francisco Partners Management LLC	30.3%	32.3%	22.7%	24.6%
Alpha Innotech Corp./Cell Biosciences, Inc.	73.6%	115.2%	124.4%	140.4%
Neurogen Corp./Ligand Pharmaceuticals Inc.	(39.7)%	(40.4)%	(40.0)%	(50.8)%
MTS Medication Technologies, Inc./Excellere Partners	2.8%	2.2%	3.7%	11.2%
Power Medical Interventions, Inc./United States Surgical Corp.	276.8%	279.2%	269.4%	336.2%
Zila, Inc./Tolmar, Inc.	35.9%	12.3%	23.4%	50.4%
Monogram Biosciences, Inc./Laboratory Corp. of America Holdings	173.5%	129.8%	106.0%	106.9%
CardioDynamics International Corp./SonoSite Inc.	76.4%	66.2%	68.4%	72.4%
IDM Pharma, Inc./Takeda America Holdings Inc.	1.2%	49.4%	40.9%	45.2%
Emageon Inc./AMICAS Inc.	15.9%	(0.2)%	0.4%	(10.0)%
Minrad International Inc./Piramal Healthcare Ltd.	104.5%	3.8%	(66.9)%	(90.4)%
Avigen, Inc. MediciNova Inc.	113.7%	74.7%	8.6%	(45.6)%
Memory Pharmaceuticals Corp./Hoffmann-La Roche Inc.	75.1%	272.5%	300.8%	239.1%
Genelabs Technologies Inc./SmithKline Beecham Corporation	473.5%	264.6%	221.4%	227.6%
Pharmacopeia, Inc./Ligand Pharmaceuticals Inc.	54.2%	(0.1)%	(22.8)%	(39.2)%
Memry, Corp./SAES Getters SpA	31.8%	66.2%	78.1%	103.3%
IsoTis, Inc./Integra LifeSciences Holdings Corporation	6.3%	1.9%	(1.2)%	(1.1)%
New Brunswick Scientific Co., Inc./Eppendorf AG	44.8%	44.0%	45.3%	51.3%
Natrol, Inc./Plethico Pharmaceuticals Ltd.	31.1%	30.1%	37.9%	41.1%
IOMED Inc./ReAble Therapeutics, Inc.	41.4%	39.9%	43.4%	53.1%
Enpath Medical Inc./Greatbatch, Inc.	35.0%	40.7%	38.6%	37.2%
Vantagemed Corp./Nightingale Informatix Corp.	47.7%	88.7%	116.5%	173.9%
ZEVEX International Inc./Moog Inc.	37.5%	32.9%	40.7%	52.2%

Transaction Values Less than $500 Million

Premiums Paid Summary	NADX	Median	Adjusted Mean

One-Day premium	69.7%	36.9%	53.1%
Thirty-Day premium	73.6%	37.5%	60.5%
Sixty-Day premium	89.4%	38.3%	56.5%
Ninety-Day premium	91.0%	44.6%	56.8%

Transaction Values Less than $250 Million

	NADX	Median	Adjusted Mean

One-Day premium	69.7%	37.5%	59.0%
Thirty-Day premium	73.6%	39.9%	62.4%
Sixty-Day premium	89.4%	37.9%	53.8%
Ninety-Day premium	91.0%	41.1%	54.4%

Transaction Values Less than $150 million

	NADX	Median	Adjusted Mean

One-Day premium	69.7%	37.5%	61.1%
Thirty-Day premium	73.6%	39.9%	61.9%
Sixty-Day premium	89.4%	38.6%	56.4%
Ninety-Day premium	91.0%	45.2%	58.0%

Having reviewed both adjusted mean (removing the lowest and highest data points) and median premiums, Signal Hill applied the low and high premium data points from the collective precedent transactions and calculated a premium range of 36.9% (based on one-day closing price premiums) to 62.4% (based on 30-day VWAP premiums). Signal Hill then determined the low implied reference enterprise value range by applying the low range premium of 36.9% to $10.02 (the closing price per share of Company common stock on April 1, 2010) multiplied by 6.007 million shares (the number of fully diluted shares at the referenced premium) plus Company’s estimated net debt of $24.8 million at June 30, 2010, and the high implied reference enterprise value range by applying the high range premium of 62.4% to $9.79 (the 30-day VWAP of the Company’s common stock) multiplied by 6.077 million shares (the number of fully diluted shares at the referenced premium) plus Company’s estimated net debt of $24.8 million at June 30, 2010. Based on these calculations, the M&A premiums analysis indicated an implied reference enterprise value range of National Dentex of $107.2 million to $121.5 million, as compared to the proposed merger enterprise value consideration of $128.7 million.

Engagement and Compensation of Signal Hill

We engaged Signal Hill, pursuant to a letter agreement, dated as of March 19, 2010, to render an opinion to our board of directors with respect to whether the merger consideration to be paid by Parent in accordance with the terms of the Merger Agreement is fair to holders of our common stock from a financial point of view. We selected Signal Hill because it is a nationally recognised investment bank, our board was familiar with its work and Signal Hill is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, corporate planning, and for other purposes. Under the terms of the letter agreement, Signal Hill earned a fee of $200,000 for its services. No portion of the fee was contingent upon the consummation of the Merger or the conclusions set forth in Signal Hill’s Opinion. In addition, the Company has agreed to reimburse Signal Hill for certain of its reasonable out-of-pocket expenses incurred in connection with the service rendered by Signal Hill under its engagement letter with the Company, not to exceed $25,000. The Company has also agreed to indemnify Signal Hill and certain related parties for certain liabilities. Signal Hill has consented to the inclusion of its written Opinion as Annex B to this proxy statement.

Certain Company Forecasts

We do not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and we are especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving us, our management team prepared and provided or made available upon the execution of confidentiality agreements on February 12, 2010 to Party B and on February 19, 2010 to Parent and Merger Sub, and to Signal Hill on or about March 19, 2010, certain non-public financial forecasts that were not prepared with a view toward public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt and approve the Merger Agreement and the transactions contemplated therein, including the Merger, but because these financial forecasts were made available to Parent, Merger Sub, the board of directors, and the board of directors’ advisors, including Signal Hill. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year.

These projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Management prepared these financial forecasts based on numerous variables and assumptions that our management believed were reasonable at the time the projections were made, but are difficult to predict and are inherently uncertain and may be beyond our control. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 of this proxy statement. In addition, the forecasts do not reflect any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, and, accordingly, do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the consummation of the Merger. Further, the projections do not take into account the effect of any failure to consummate the Merger and should not be viewed as accurate or continuing, if the Merger does not occur.

No one has made or makes any representation to any shareholder or anyone else regarding our ultimate performance compared to the information contained in its projections set forth below. We do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to, Parent, Merger Sub or any other person in the Merger Agreement or otherwise, concerning these financial forecasts. The financial forecasts are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 16.

The following is a summary of the financial forecasts prepared by our management and given to Parent, the board of directors, and the board of directors’ advisors, including Signal Hill:

	Summary of Five Year Plan(1) 2010-2014
	Actual	Projected	Projected	Projected	Projected	Projected
	2009	2010	2011	2012	2013	2014
	($000’s except per share data)

Net Sales	$161,195	$161,000	$178,627	$193,026	$210,401	$228,641
Operating Income	24,973	24,686	28,597	31,489	34,832	38,269
% of Sales	15.49%	15.33%	16.01%	16.31%	16.56%	16.74%
Net Income	$5,877	$7,233	$9,110	$10,217	$11,998	$13,971

E.P.S.	$1.02	$1.23	$1.54	$1.72	$2.00	$2.31
EBITDA	$17,402	$17,684	$21,239	$23,969	$26,887	$30,114

(1)	The Five Year Plan assumes one dental laboratory acquisition occurring January 1st of each year beginning January 1, 2011 with revenues for such dental laboratory being $8,000,000 per year.

Board of Directors and Management of Surviving Corporation Following Completion of the Merger

Each member of the board of directors of National Dentex will resign effective immediately prior to the effective time of the Merger. Upon completion of the Merger, the current directors and officers of Merger Sub are expected to continue as directors or officers, as the case may be, of the surviving corporation.

Public Trading Markets

National Dentex common stock is quoted on Nasdaq under the symbol “NADX.” Upon completion of the Merger, National Dentex common stock will be delisted from Nasdaq and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended.

Appraisal Rights

We do not believe our shareholders will be entitled to appraisal rights under the Massachusetts Business Corporation Act, which we refer to as the MBCA, in connection with the Merger. The MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration they receive consists of cash so long as no director, officer or controlling shareholder of the corporation has a direct or indirect material financial interest in the merger other than in:

(i) his, her or its capacity as a shareholder of the corporation;

(ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate; or

(iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

National Dentex believes that this exception applies to the Merger and that National Dentex shareholders will not be entitled to appraisal rights in connection with the Merger. However, the MBCA took effect on July 1, 2004 and Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that National Dentex shareholders are entitled to appraisal rights under Massachusetts law, in connection with the Merger.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to National Dentex, before the vote to adopt and approve the Merger Agreement and the transactions contemplated thereby is taken, written notice of your intent to demand payment for your shares if the Merger is consummated; (ii) not vote your shares in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger; and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted FOR the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker, bank or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Since National Dentex does not believe that our shareholders are entitled to appraisal rights in the Merger, National Dentex intends to take the position that any of shareholders who seek appraisal for their shares of common stock are not entitled to do so under the MBCA and does not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any of our shareholders seeking appraisal. Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled in connection with the Merger. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with seeking appraisal. The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to Part 13 of the MBCA.

Required Approvals and Consents

National Dentex and Parent have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the Merger and the other transactions contemplated by the Merger Agreement. As of the date of this proxy statement, we do not have any reason to believe that any regulatory approvals are required to complete the Merger and the other transactions contemplated by the Merger Agreement, other than certain waiting period requirements under the HSR Act.

Interests of Directors and Executive Officers in the Merger

Certain Executive Officers May be Employed by GeoDigm and/or the Surviving Corporation to the Merger Following the Merger

While certain of our executive officers may be employed following the completion of the Merger by GeoDigm and/or the surviving corporation following the Merger, as of the date of this proxy statement, neither we nor Parent, Merger Sub, Sponsor or, to our knowledge, any of their respective affiliates have entered into any employment agreements or agreement to purchase or participate in the equity of GeoDigm or its parent companies with our management in connection with the Merger, nor amended or modified any existing employment agreements in connection with the Merger.

Ownership of National Dentex Stock, Stock Options, and other Equity Awards

Our directors and executive officers own our common stock (including restricted stock) and, like our other shareholders, will be entitled to receive the Merger consideration for their shares. See below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

In addition, our directors and executive officers hold stock options to purchase shares of our common stock or RSUs. Like the other holders of our equity awards, our directors and executive officers will be entitled to receive cash in exchange for the cancellation of their vested and unexercised stock options and RSUs pursuant to the terms of the Merger Agreement. Further, our board of directors has approved the lapse of restrictions on all shares of outstanding restricted stock and the acceleration of vesting of all other equity awards if such awards allow for vesting in the event of a change of control of National Dentex. These actions will be effective immediately prior to the effective time of the Merger, including for restricted shares and equity awards held by our directors and executive officers.

Our directors, other than Mr. Brown, would receive the following amounts in connection with the cancellation of their vested restricted stock units and the lapse of restrictions on shares of restricted stock they hold upon consummation of the Merger as well as the shares of common stock they hold without restrictions:

	Common Stock			Total Payment for	Total Payment
	Not Subject to	Number of Restricted Stock		Restricted Stock	for Shares and
Name	Vesting(1)	Units Subject to Vesting		Units	Equity Awards

David V. Harkins	59,075	—		—	$1,004,275
Jack Crosby	9,535	—		—	162,095
Thomas E. Callahan	25,413	—		—	432,021
James E Mulvihill	4,380	5,381	(2)	$91,477	165,937
Norman F. Strate	16,083	5,381	(2)	91,477	364,888

(1)	Includes the restricted stock that vested on May 13, 2010 in accordance with its terms, and was granted on May 13, 2008.

(2)	The restricted stock units are fully vested; however, their deferral will be accelerated in connection the Merger.

Our named executive officers would receive the following amounts in connection with the cancellation of their vested and unexercised stock options upon consummation of the Merger (assuming they do not exercise any such options prior to the effective time of the Merger as well as the shares of common stock they hold without restrictions):

		Number of Shares		Total Payment
	Common Stock	Subject to Vested	Total Payment for	for Shares and
Name	Not Subject to Vesting	Stock Options(1)	Vested Stock Options(1)	Equity Awards(2)

David L. Brown	68,072	263,334	$1,245,207	$2,402,431
John W. Green, IV	38,583	46,667	391,935	1,047,846
Richard F. Becker, Jr.	30,775	90,167	492,625	1,015,800
Wayne M. Coll	8,460	53,459	397,555	541,315

(1)	Summary of Outstanding Options by Grant Date:

Grant Date	Mr. Brown	Mr. Green	Mr. Becker	Mr. Coll

January 23, 2001	58,500	—	13,500	—
April 10, 2001	91,500	—	—	—
May 1, 2001	—	—	—	3,000
June 22, 2002	18,000	—	18,000	3,600
May 22, 2002	—	—	—	525
January 21, 2003	12,000	—	12,000	3,000
July 14, 2008	—	26,667	26,667	23,334
September 8, 2008	53,334	—	—	—
April 17, 2009	30,000	20,000	20,000	20,000

	263,334	46,667	90,167	53,459

(2)	Of the amounts reflected in the table above; (i) an aggregate of approximately $525,270 of the payments to be made to Mr. Brown will result from the accelerated vesting of stock options in connection with the Merger; (ii) an aggregate of approximately $305,744 of the payments to be made to Mr. Green will result from the accelerated vesting of stock options in connection with the Merger; (iii) an aggregate of approximately $305,744 of the payments to be made to Mr. Becker will result from the accelerated vesting of stock options in connection with the Merger; and (iv) an aggregate of approximately $289,079 of the payments to be made to Mr. Coll will result from the accelerated vesting of stock options in connection with the Merger.

Existing Employment Agreements and Change of Control Severance Agreements.

As most recently amended in July 2008, Mr. Brown and Mr. Becker are each party to employment agreements with the Company which provide for annual base salaries that may be increased at the discretion of our board of directors. These agreements also provide for participation in our executive incentive compensation plan, reimbursement of expenses, and the same types of benefits that we generally offer to our other executives. In the event that either of those executives terminate his employment with “good reason,” the Company terminates them without “cause” or their death or “disability” (each as defined in their employment agreement), the Company will continue to pay their current base salary and average bonus for a period of two years following the date of termination, which amount may be reduced in the second year to the extent of compensation received from other employment, and in the case of disability, may be reduced to the extent of any payments under the Company’s long term disability plan. The average bonus paid in each of these scenarios would be the average bonus paid to these executives in the previous two years. In the event of such a termination, we will also provide health and welfare benefits for the shorter of (i) two years following the termination date or (ii) until Mr. Brown or Mr. Becker has commenced other employment. Mr. Brown and Mr. Becker are also each subject to certain non-competition provisions covering the dental laboratory business. The agreements automatically renew for one-year terms until such time as they may be terminated by National

Dentex or the named executive. The terms of the employment agreements with each of Mr. Brown and Mr. Becker stipulate that in the event of a change in control the determination and payment of any benefits following a qualified termination would be exclusively governed by the provisions of any existing change in control severance agreement, as discussed below.

In July 2008, we entered into or amended our change of control severance agreements with each of Mr. Brown, Mr. Green, Mr. Becker, and Mr. Coll, which provide for a severance benefit upon termination of employment within two years after a “change in control” (as defined in the agreements) of National Dentex. The Merger would be a “change of control” under all of these agreements. Other than with respect to Mr. Brown, these agreements provide that, in the event that the named employee is terminated without “cause” (as defined in the agreements), or terminates his employment for certain specified reasons constituting “good reason” (as defined in the agreement and including, without limitation, a reduction in compensation or duties), within two years of a change of control, the employee will receive severance benefits equal to two times his base salary in effect immediately prior to the date of termination, plus two times the average amount of the bonus paid for the two fiscal years ending on or immediately prior to the date of termination. In Mr. Brown’s case, these severance benefits are three times salary and three times the average bonus over the two preceding years. These agreements also provide for two years of post-termination health and welfare benefits. The severance payments are payable in a lump sum within thirty days of the qualifying termination following a change of control. The estimated potential payments would be as follows: Mr. Brown, $1,624,404; Mr. Green, $971,388; Mr. Becker, $636,689; and Mr. Coll, $480,515, which amounts may be reduced to maximize the amount received following the application of Section 280G of the Internal Revenue Code of 1986, as amended.

Existing Supplemental Employee Retirement Programs

Mr. Brown, Mr. Becker and Mr. Coll each participate in our Supplemental Executive Retirement Plans (“SERPs”). These plans are generally designed to provide these participants with annual benefits payable over a period of ten years beginning on the participant’s 65th birthday or the participant’s date of retirement (whichever comes later), if the employee has elected to defer retirement in accordance with the terms of the plan. In order to provide these benefits, we have purchased life insurance contracts for each participating employee. Generally, the benefits for each participant vests at ten years (except in the case of one SERP established for the benefit of Mr. Brown to which Mr. Brown vests as to 20% of the benefits provided thereunder annually over a period of five years). Our SERPs provide that in the event of a change of control (which includes the Merger) the benefits which the employees are entitled to under the SERPs become fully vested. Pursuant to this change of control provision, Mr. Brown will receive one year of vesting under one of the SERPs that he participates in, which provides for ten annual payments of $125,000 beginning at age 75 (plus health benefits for him and his wife for the remainder of their lives) and Mr. Coll will receive one year of vesting under the SERP in which he participates, under which he would receive ten annual payments currently estimated to be approximately $28,000 when he terminates employment after attaining the age of 65, in accordance with the terms of the SERP. Mr. Becker’s SERPs are fully vested.

Neither our directors or Mr. Green participates in any of the SERPs.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive the Merger consideration. This discussion is for general information only and is not tax advice. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the Merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of stock options, ESPP options, RSUs or otherwise as compensation for services or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the Merger.

The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the Merger. All shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the Merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the withholding discussion below, this discussion is confined to the tax consequences to a shareholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the Merger generally will be treated as a sale of our common stock for cash by each of our shareholders. Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the Merger will be as follows:

•	The shareholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the Merger. In certain circumstances, all or a portion of any loss recognized under this disposition of shares will be disallowed if other shares of our common stock are purchased within 30 days before or after the disposition.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the Merger (other than, in the case of a shareholder seeking appraisal rights (if available), amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the shareholder’s adjusted tax basis in the shares of our common stock surrendered in the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the Merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A shareholder seeking appraisal rights (if available) may be required to recognize any gain or loss in the year the Merger closes, irrespective of whether a shareholder seeking appraisal rights, if applicable, actually receives payment in that year.

Cash payments made pursuant to the Merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate shareholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Shareholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid withholding tax or otherwise establish an exemption from withholding tax. Certain of our shareholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, ESPP options, or RSUs to purchase shares of National Dentex common stock.

Indemnification and Insurance

The Merger Agreement requires (i) the surviving corporation to cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the Merger, to the extent provided under any indemnification agreement or the respective certificates or articles of organization or bylaws (or comparable organizational documents) of National Dentex or any of its subsidiaries in effect on the date of the Merger Agreement, in favor of any current and former officers, directors and employees of National Dentex or any of its subsidiaries and any person prior to the Merger serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, to survive the Merger and continue in full force and effect for a period of six years from the completion of the Merger and (ii) Parent to guarantee the payment and performance by the surviving corporation of the indemnification and exculpation obligations set forth in clause (i) above. The Merger Agreement also provides that we shall purchase, and following the effective time of the Merger the Parent and surviving corporation shall maintain in effect for a six year period after the effective time of the Merger without any lapse in coverage, a prepaid or “tail” directors’ and officers’ liability insurance coverage not materially less favorable than the directors’ and officers’ liability insurance coverage currently in effect. The maximum premium for such a policy is 300% of 2009’s annual premium for our existing directors’ and officers’ liability insurance; provided however, that if the premium exceeds such percentage we may modify the terms of coverage so long as the premium does not exceed such 300%.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a document that establishes and governs the legal relations among us, Parent, and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time

The effective time of the Merger will occur at the time that we file articles of merger with the Massachusetts Secretary of State and a certificate of merger with the Delaware Secretary of State on the closing date of the Merger or on such later date as may be mutually agreed to by Parent and us (or such later time as is provided in the articles of merger and the certificate of merger). The closing date will occur no later than the second business day after all of the conditions to the consummation of the Merger set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the closing date), or on such other date as we and Parent mutually agree; provided that Parent may delay the closing date not more than five business days (but not beyond September 15, 2010) to finalize any debt financing it is obtaining in connection with the transactions contemplated by the Merger Agreement.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts and Delaware law, at the effective time of the Merger, Merger Sub, a direct wholly owned subsidiary of GeoDigm and an indirect wholly owned subsidiary of Parent, will merge with and into National Dentex. The separate corporate existence of Merger Sub will cease, and National Dentex will continue as the surviving corporation, a direct wholly owned subsidiary of GeoDigm and an indirect wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current shareholders will cease to have any ownership interest in the surviving corporation following the Merger. As a result of the Merger, our current shareholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be cancelled, will cease to exist and will be converted into the right to receive $17.00 in cash, without interest and less applicable withholding taxes, other than:

•	shares of our common stock owned immediately prior to the effective time of the Merger by Parent, Merger Sub, National Dentex or any subsidiary of National Dentex, which shares will be cancelled without conversion or consideration; and

•	shares of our common stock held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Massachusetts law (if available), which shareholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Massachusetts law to the extent they are entitled to seek appraisal under Massachusetts law (if at all).

Stock Options; Employee Stock Purchase Plan; Restricted Stock; Restricted Stock Units;

Stock Options.  Immediately prior to the effective time of the Merger, each then outstanding option to purchase common stock of National Dentex will become vested in full and exercisable in accordance with its terms immediately prior to the effective time of the Merger. If not exercised at or prior to the effective time of the Merger, as of the effective time of the Merger, each such outstanding option will be terminated and converted into the right to receive an amount, if any, equal to (i) the excess, if any, of (A) $17.00 over (B) the exercise price per share of the applicable option, multiplied by (ii) the number of shares of common stock subject to such option.

Employee Stock Purchase Plan.

•	As of April 2, 2010, each individual holding an ESPP option is not permitted to increase the amount of his or her rate of payroll contributions from the rate in effect when such ESPP option was granted, or to make separate non-payroll contributions to the ESPP.

•	No individual who did not hold an outstanding ESPP option as of April 2, 2010 may commence participation in the ESPP prior to the effective time of the Merger.

•	Each outstanding ESPP option will be terminated prior to the effective time of the Merger as provided in the ESPP.

•	Each ESPP participant’s accumulated contributions under the ESPP will be refunded by National Dentex promptly following the effective time of the Merger, and will not be converted into shares of National Dentex common stock or the right to receive the Merger consideration.

•	The ESPP will terminate as of the effective time of the Merger.

Restricted Stock.  Shares of common stock awarded pursuant to our equity incentive plans and subject to vesting or other lapse restrictions outstanding immediately prior to the effective time of the Merger will vest in full and become free of applicable lapse restrictions as of the effective time of the Merger.

Restricted Stock Units.  Each award of a right to shares of common stock pursuant our equity incentive plans that is subject to vesting or other lapse restrictions and that is outstanding immediately prior to the effective time of the Merger will vest in full and become free of applicable lapse restrictions as of the effective time of the Merger. Such RSUs will be canceled and extinguished as of the effective time of the Merger, and the holder thereof will be entitled to receive from National Dentex an amount in cash equal to $17.00 per share with respect to each share previously subject to such RSU and not previously delivered pursuant to such RSU.

Payment for Options and RSUs.  No later than three days after the effective time of the Merger, National Dentex will pay the holders of the options and RSUs all payments they are entitled to, less amounts the surviving corporation is required to withhold under tax laws.

Certain Expiring Options.  Certain employees whose options were to expire as of April 5, 2010 will, to the extent that they did not exercise their options prior to April 5, 2010, be granted by National Dentex a special cash bonus, described in the Merger Agreement, intended to compensate for any lost opportunity to participate in the Merger. Such cash bonus will be paid no later than three business days after the effective time of the Merger. No director or executive officer is receiving any such special bonus.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Parent will designate a paying agent, which will act as the agent for payment of the Merger consideration to the holders of National Dentex common stock. At or before the effective time of the Merger, Parent and Merger Sub will cause to be deposited with the paying agent for the benefit (as of the effective time of the Merger) of National Dentex’s shareholders cash in an aggregate amount equal to the product of (i) the number of shares of National Dentex common stock issued and outstanding immediately before the effective time of the Merger (other then shares held by National Dentex, our subsidiaries, Parent or Merger Sub), and (ii) the $17.00 per share Merger consideration.

Instructions with regard to the surrender of certificates formerly representing shares of National Dentex common stock or uncertificated shares of National Dentex common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our shareholders by the paying agent promptly after the effective time of the Merger. Promptly following receipt from the shareholder of a duly executed letter of transmittal, together with the applicable certificate(s) representing National Dentex common stock, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such shareholder an amount equal to the product of the number of shares of National Dentex common stock represented by such certificates remitted by the shareholder and the $17.00 per share Merger consideration, without interest and less any applicable withholding tax.

No transfer of shares of National Dentex common stock will be made on the stock transfer books of the surviving corporation after the effective time of the Merger. After the effective time of the Merger, previous shareholders will have no rights with respect to shares of National Dentex common stock except to receive the Merger consideration or statutory appraisal rights (if available) if they have properly demanded and not withdrawn or lost such rights.

After one year following the effective time of the Merger, any amounts remaining in the payment fund may be refunded to the surviving corporation of the Merger, and any previous holders of certificates representing National Dentex common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the Merger consideration only from the surviving corporation, without interest.

For the payment agent to pay some or all of a portion of a shareholder’s Merger consideration to someone other than the person in whose name the certificate is registered, the shareholder’s certificate(s) must be properly endorsed or otherwise in proper form for transfer, and any transfer or other taxes payable by reason of the transfer must be paid or it must be established to Parent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

If a certificate has been lost, stolen, or destroyed, the paying agent will only issue the portion of the Merger consideration applicable to such certificate if the person claiming the lost, stolen, or destroyed certificate makes an affidavit of that fact. The surviving corporation may also require the delivery of a bond in an amount that it directs as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed certificate.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We have made various representations and warranties in the Merger Agreement with respect to National Dentex and our subsidiaries. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including the number of shares of our common stock, stock options and other equity-based interests issued and outstanding;

•	amount of indebtedness;

•	ownership of our subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the required consents, approvals, or notices of third parties in connection with the transactions contemplated by the Merger Agreement;

•	our SEC filings since December 31, 2006, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	preparation of financial statements in accordance with generally accepted accounting principals;

•	internal controls and procedures over financial reporting;

•	the absence of undisclosed liabilities;

•	the conduct of our business, and absence of certain changes or events, since December 31, 2009;

•	the applicability of state anti-takeover statutes;

•	the absence of a rights agreement, a “poison pill” or similar agreement or plan;

•	pending and threatened litigation, investigations and administrative proceedings;

•	possession of permits and licenses necessary to conduct our business;

•	tax matters;

•	compliance with laws;

•	intellectual property and computer software;

•	matters relating to employee benefits;

•	employment and labor matters;

•	matters relating to material contracts;

•	environmental laws and regulations;

•	real property;

•	personal property;

•	insurance;

•	suppliers;

•	affiliate and related party transactions;

•	the receipt by National Dentex of a fairness opinion from Signal Hill; and

•	the absence of undisclosed broker’s fees.

Many of our representations and warranties are qualified by the absence of a material adverse effect on National Dentex, or by the occurrence of any event which does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on National Dentex, which means, for purposes of the Merger Agreement, any effect, change, event, occurrence, circumstance or development that (i) has, or would be reasonably expected to have, a material adverse effect on the business, results of operations, properties or financial condition of National Dentex and its subsidiaries taken as a whole or (ii) prevents, materially delays or materially affects, or would reasonably be expected to prevent, materially delay or materially affect, the ability of National Dentex to consummate the transactions contemplated by, or to perform its obligations under, the Merger Agreement, subject to a number of customary exceptions.

Parent and Merger Sub have made various representations and warranties in the Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	pending and threatened litigation and pending and threatened administrative proceedings;

•	financing relating to their consummation of the Merger;

•	the absence of any prior business activities of Merger Sub;

•	the absence of undisclosed broker’s fees;

•	lack of ownership of our common stock;

•	the solvency of Parent and Merger Sub as of the effective time of the Merger; and

•	the absence of any arrangements between any officers or directors of National Dentex and Parent, Merger Sub, Welsh Carson or any of their respective affiliates

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders.

Conduct of Our Business Pending the Merger

We have undertaken certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the Merger. From the date of the Merger Agreement until the effective time of the Merger, we have agreed to (and to cause our subsidiaries to) conduct our and our subsidiaries’ business in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to preserve our and our subsidiaries’ business organization and goodwill, keep available the services of our employees and officers, maintain our existing relations with customers, suppliers, licensors, creditors, and other third parties, and maintain our current insurance coverage.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent:

•	amend our or our subsidiaries’ organizational documents;

•	declare, set aside, pay, or make any dividend or other distribution with respect to our or our subsidiaries’ capital stock;

•	(i) amend, suspend or terminate any provision of any benefit plan, except as required by law, (ii) adopt or enter into any new benefit plan, (iii) increase or accelerate the vesting or payment of the compensation, bonus opportunities or severance, change in control or other benefits of or grant or pay any benefits to, any director, officer or employee or any other person, except, in the case of this clause (iii), (A) to the extent required under the terms of any agreements disclosed to Parent, (B) to the extent required by law or (C) in the ordinary course of business, consistent with past practice, to non-executive employees of National Dentex or our subsidiaries who receive less than $125,000 per year in base salary from National Dentex and our subsidiaries, and (iv) grant any severance or termination pay to any present or former director, officer or employee or consultant of National Dentex or our subsidiaries, other than as required pursuant to a benefit plan already in effect;

•	(i) purchase or redeem any shares of our capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, (ii) adjust, split, reverse split, combine, subdivide or reclassify any of our capital stock or any other securities or (iii) make any other changes in our capital structure; except, in the case of (i) and (iii) only, the issuance of the conversion shares for the 2009-2010 ESPP year, the issuance of common stock pursuant to the exercise of options outstanding as of the close of business March 31, 2010, the settlement of any RSUs outstanding as of the close of business on March 31, 2010, the forfeiture of any restricted shares, the surrender of shares of common stock or the withholding of shares of common stock by National Dentex to cover withholding obligations;

•	except for the issuance of common stock upon the exercise of stock options, the settlement of RSUs, and the shares to be issued pursuant to conversion of ESPP options, in each case outstanding as of the close of business on March 31, 2010, (i) grant, issue, or sell any shares of capital stock or other securities; (ii) issue any securities convertible into or exchangeable for, any shares of capital stock, or (iii) take any action with respect to stock plans, the ESPP, restricted shares, or RSUs that is inconsistent with that treatment described above;

•	incur any indebtedness beyond our current bank line of credit, and not incur indebtedness of more than $27,500,000 under our current bank line of credit;

•	merge or consolidate with any entity, purchase any real property, or purchase any assets valued at more than $100,000;

•	lease, sublease, license, mortgage, encumber, sell, transfer or dispose or compromise or release any material properties, rights or assets;

•	make or revoke any material tax election, change in a material respect any method of tax accounting, settle or compromise any claim, assessment, or material liability for taxes, enter into any closing agreement, file any amended tax return involving a material amount of additional tax, surrender any right to claim a tax refund or consent to any extension or waiver of the statute of limitations period applicable to any income or any other material taxes; in each case, except as required by GAAP or applicable law;

•	settle any litigation, except where such settlement (i) involves potential payments of less than $250,000 in the aggregate, (ii) does not require National Dentex to admit liability, (iii) does not involve National Dentex consenting to non-monetary relief and (iv) is not expected to have a material impact on Parent or the surviving corporation after the effective date of the Merger;

•	purchase any capital assets or make any capital expenditures in excess of $250,000 in the aggregate other than as contemplated in the capital expenditures budget disclosed to Parent or those capital expenditures that require repair or replacement and are funded by the proceeds of casualty insurance;

•	implement or adopt any change in our material financial or tax accounting principles, practices or methods, except to the extent required by generally accepted accounting principles, the rules or policies of the Public Company Accounting Oversight Board or Regulation S-X under the Securities Act of 1933, as amended;

•	modify, amend, terminate or waive any material rights under any material contract or enter into any contract that would be a material contract for purposes of the Merger Agreement if entered into prior to the date of the Merger Agreement, or waive or assign any rights or claims under a material contract, except in the ordinary course of business consistent with past practice; provided that we may not enter into any material contract that: is a loan or credit agreement, restricts the conduct of our business, relates to a joint venture, relates to the acquisition of a material amount of the assets, business or equity interests of a person or has indemnification provisions, involves licensing of material intellectual property, or is a material employment, consulting, severance, change of control, or indemnification agreement for an officer, director, or employee who makes more than $125,000 per year; and provided further that we may not enter into any contract that contains a change of control provision in favor of the other party or that would otherwise give rights to any person or entity in connection with the Merger Agreement;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business and consistent with past practice, or agree to modify in any material adverse respect, or fail to enforce or consent to any material matter with respect to which our consent is required, under any material confidentiality, standstill or similar agreement to which we or our subsidiaries are party;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	effectuate or permit a plant closing or mass layoff affecting in whole or in part any site of employment, facility, operating unit or employee of National Dentex or our subsidiaries;

•	adopt a plan of complete or partial liquidation or dissolution;

•	file our reports, statements and other documents with the SEC as required under applicable law; or

•	enter into any agreement to do any of the foregoing.

Parent acknowledges that nothing in the Merger Agreement gives it the right to control our business prior to the effective time of the Merger.

The Proxy Statement and Shareholders’ meeting

We are required to take all action that is reasonable and lawful to solicit from our shareholders the requisite proxies in favor of the Merger, and our board of directors cannot withhold its recommendation in favor of the Merger. Notwithstanding the above, we may postpone the shareholders’ meeting (i) with Parent’s consent to ensure that any amendment to this proxy statement reaches the shareholders; (ii) if no quorum would be present at the initially-scheduled shareholders’ meeting; or (iii) for the duration of the four day notice period allowed pursuant to the provisions regarding solicitation of other alternative acquisition proposals, and up to two further business days beyond the four day notice period.

Further Information

Prior to the effective time of the Merger, we are required to allow Parent and its representatives reasonable access to our officers, employees, properties, books and records, provided that such reasonable access will be restricted to extent that we determine a trade secret would be revealed.

Reasonable Best Efforts

Upon the terms and conditions set forth in the Merger Agreement, National Dentex, Parent and Merger Sub agree to take, or cause to be taken, all actions reasonably necessary, and to do, or cause to be done, and assist and cooperate with the other party or parties to the Merger Agreement in doing, all things reasonably necessary, proper or advisable under applicable law to consummate the Merger in the most expeditious manner reasonably practicable, including using reasonable best efforts to cause the conditions of the Merger to be satisfied. Each of National Dentex and Welsh Carson will file a Notification and Report Form under the HSR Act, and use commercially reasonably efforts to obtain early termination thereof. We are required to pay 50% of the fees related to the HSR Act filings and to cooperate with Parent to effectuate the finalization of the HSR Act filings and the early termination of all waiting periods related thereto.

Alternative Acquisition Proposals by Third Parties

The Go-Shop Period

Until 11:59 P.M., Eastern Standard Time, on May 12, 2010 (the Go-Shop Period End Date), we had the right to:

•	initiate, solicit and encourage alternative acquisition proposals to the transactions contemplated by the Merger Agreement (“alternative acquisition proposals”), including by providing access to non-public information to any person who has entered into an acceptable confidentiality agreement, and

•	enter into and maintain, or participate in, discussions or negotiations with respect to alternative acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

We are obligated to provide or make available to Parent any non-public information concerning National Dentex that is provided or made available to any solicited person which was not previously provided or made available to Parent.

The No-Shop Period

Subject to certain exceptions outlined below, from May 13, 2010 until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we shall not:

•	initiate, solicit, knowingly facilitate or encourage the submission of any alternative acquisition proposal, engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in or facilitate any such requests, proposals, offers, discussions or negotiations;

•	take any action to make the provisions of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other anti-takeover laws and regulations of any state inapplicable to any transactions contemplated by an alternative acquisition proposal;

•	adopt, approve or recommend, or resolve to or publicly propose to adopt, approve or recommend, an alternative acquisition proposal, or enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement or agreement, other than an acceptable confidentiality agreement, providing for or relating to an alternative acquisition proposal or consummate any such transaction, or enter into any agreement or understanding requiring National Dentex to abandon, terminate or fail to consummate the Merger Agreement or the transactions contemplated hereby, including the Merger, or breach its obligations hereunder; or

•	terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into in respect of or in contemplation of an alternative acquisition proposal, or propose to do any of the foregoing.

If, after May 12, 2010, but prior to obtaining shareholder approval of the Merger, we receive a written alternative acquisition proposal from a third party that:

•	was not solicited intentionally or knowingly in violation of the Merger Agreement or that resulted from a material breach of the provisions of the Merger Agreement regarding alternative acquisition proposals;

•	our board of directors believes in good faith to be bona fide; and

•	our board of directors determines in good faith, after consultation with our financial and legal advisors, that the failure to furnish information to, and participate in discussions with, the person making such alternative acquisition proposal would be inconsistent with or in violation of the directors’ fiduciary duty under applicable law, and that such alternative acquisition proposal constitutes or could reasonably be expected to result in a superior proposal;

then we may furnish information to, and participate in discussions with, the person making such alternative acquisition proposal. We may not disclose any information to a person making such alternative acquisition proposal until such person has entered into an acceptable confidentiality agreement, and any information we do provide to such person must be provided to Parent within 48 hours.

We may also furnish information to, and participate in discussions with a person (a “Continuing Party”) that has made a written alternative acquisition proposal after April 2, 2010 and before 11:59 p.m., Eastern Standard Time, on May 12, 2010 and with whom we are having ongoing discussions or negotiations as of such time regarding such alternative acquisition proposal. In each case, the board of directors must believe in good faith that such Continuing Party’s alternative acquisition proposal is bona fide and determine in good faith, after consultation with its financial and legal advisors, that such Continuing Party’s alternative acquisition proposal constitutes or would reasonably be expected to result in a superior proposal. We must keep Parent informed of, and provide Parent copies of, all alternative acquisition proposals received from Continuing Parties. We may not continue to furnish information to, or participate in discussion with, any Continuing Parties if their proposal ceases to be bona fide or to constitute a superior proposal to the transactions contemplated by the Merger Agreement, and such person or entity will thereafter cease to be a Continuing Party.

As used herein, “superior proposal” means a bona fide written alternative acquisition proposal made by any person or entity other than Parent or Merger Sub that the board of directors determines in good faith, after consultation with its financial advisor and legal counsel, is more favorable from a financial point of view to our shareholders (solely in their capacity as such) than the transactions contemplated by the Merger Agreement or any amended proposal by Parent, after taking into account all relevant factors, including all legal, financial (including the certainty of any financing commitment thereto relative to the commitment set forth in the Equity Commitment Letter), regulatory and other aspects of such proposal, and is reasonably likely to be consummated on the terms proposed.

After May 12, 2010, we must notify Parent within 48 hours in writing if we receive:

•	an alternative acquisition proposal from a person other than a Continuing Party or written or verbal indication that such person is considering making an alternative acquisition proposal, including the material terms and conditions thereof, to the extent known;

•	any request by any person for non-public information relating to National Dentex other than requests in the ordinary course of business, consistent with past practices; and

•	any inquiry or request for discussions or negotiations regarding any alternative acquisition proposal by any person.

National Dentex is required to keep Parent reasonably informed within 24 hours as to the status of any material developments, modifications, discussions, negotiations concerning all alternative acquisition proposals from any such persons.

Change of Company Recommendation

Subject to the qualifications described below, our board of directors shall not:

•	withdraw, withhold, qualify or modify in a manner adverse to Parent, publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, its approval of the Merger (the “Company Recommendation”, and a change therein, a “Change in Company Recommendation”);

•	fail to include, or publicly propose not to include, the Company Recommendation in this proxy statement;

•	publicly propose to accept an alternative acquisition proposal;

•	after May 12, 2010, fail to publicly reaffirm the Company Recommendation within 48 hours after Parent so requests in writing in response to an alternative acquisition proposal that has been publicly made or publicly disclosed or announced and not withdrawn; provided, that our board of directors is not required to publicly reaffirm the Company Recommendation during any pending four day notice period that Parent has not elected to forego relating to an alternative acquisition proposal; or

•	fail to recommend against any alternative acquisition proposal subject to Regulation 14D under the Securities Exchange Act of 1934, as amended, (whether or not applicable) in a Solicitation/Recommendation Statement filed on Schedule 14D-9 or other public communication by or on behalf of National Dentex with respect to such alternative acquisition proposal;

provided, that at any time prior to obtaining the shareholder adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if we receive an alternative acquisition proposal and our board of directors concludes in good faith, after consultation with its financial and legal advisors, that such alternative acquisition proposal constitutes a superior proposal to the transactions contemplated by the Merger Agreement and that the failure to effect a Change in Company Recommendation would be inconsistent with the fulfillment of its fiduciary duties under applicable law, our board of directors may

•	terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such superior proposal; and/or

•	effect a Change in Company Recommendation;

provided, however, that we shall not terminate the Merger Agreement pursuant to the foregoing clause unless concurrently with such termination we pay a termination fee equal to $4,150,000, or $3,150,000 if the alternative acquisition proposal is submitted by a Continuing Party; provided, further, that we may not terminate the Merger Agreement and effect a Change in Company Recommendation unless we provide prior written notice to Parent, at least four business days in advance, of our intention to effect a Change in Company Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal, which notice must include a written summary of the material terms and conditions of such superior proposal. During the four day notice period, we are required to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement and Equity Commitment Letter, and the board of directors shall take into account any changes to the financial and other terms of the Merger Agreement and the Equity Commitment Letter proposed by Parent in response to any such written notice by National Dentex in evaluating whether the alternative acquisition proposal ceases to constitute a superior proposal to the transactions contemplated by the Merger Agreement. Any amendment to the financial terms or other material terms of such superior proposal shall require a new written notice to Parent and a new notice period, except that such new notice period shall be two business days. Further, we can not terminate the Merger Agreement in order to accept a superior proposal to the transactions contemplated by the Merger Agreement if such superior proposal was knowingly and intentionally solicited in violation of the Merger Agreement, or that resulted from a material breach of the provisions of the Merger Agreement regarding alternative acquisition proposals.

Notwithstanding anything to the contrary indicated here, our board of directors may, prior to obtaining the shareholder adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and solely in response to a material change in the results or operations of National Dentex that was unknown to our senior management or board of directors prior to April 2, 2010 (an “Intervening Event”), effect a Change in Company Recommendation, if the board of directors determines in good faith that the failure to take such action would be inconsistent with the fulfillment of its fiduciary duties. Prior to taking such action:

•	our board of directors is required to have given Parent at least four business days’ prior written notice of its intention to take such action and a description of the Intervening Event;

•	we are required to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement and the Equity Commitment Letter; and

•	our board of directors is obligated to have taken into account any changes to the financial and other terms of the Merger Agreement proposed by Parent in response to any such written notice by National Dentex and have determined in good faith, after consultation with its legal advisors, that failure to effect a Change in Company Recommendation in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

Indemnification of Directors and Officers; Insurance

The Merger Agreement requires (i) the surviving corporation to cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the Merger, to the extent provided under any indemnification agreement or the respective certificates or articles of organization or bylaws (or comparable organizational documents) of National Dentex or any of its subsidiaries in effect on April 2, 2010 in favor of any current and former officers, directors and employees of National Dentex or any of its subsidiaries and any person prior to the Merger serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, to survive the Merger and continue in full force and effect for a period of six years from the completion of the Merger and (ii) Parent to guarantee the payment and performance by the surviving corporation of the indemnification and exculpation obligations described above. The Merger Agreement also provides that we are required to purchase, and following the effective time of the Merger, the Parent and surviving corporation shall maintain in effect for a six year period after the effective time of the Merger without any lapse in coverage, a prepaid or “tail” directors’ and officers’ liability insurance coverage not materially less favorable than the directors’ and officers’ liability insurance coverage currently in effect. The maximum premium for such a policy is 300% of the 2009’s annual premium for our existing directors’ and officers’ liability insurance; provided however, that if the premium exceeds such percentage we may modify the terms of coverage so long as the premium does not exceed such 300%.

Employee Matters

For one year after the effective time of the Merger, Parent or the surviving corporation will:

•	provide each employee of National Dentex who is employed by National Dentex and its subsidiaries as of the effective time of the Merger, to the extent that such employee remains employed by National Dentex, any subsidiary of National Dentex, Parent, or any affiliate of Parent following the effective time of the Merger, with at least the same level of base salary, cash incentive compensation and other cash variable compensation (on an aggregate, not component-by-component, basis) that was provided to each such continuing employees immediately prior to the effective time of the Merger; and

•	provide each such continuing employee with employee benefits (other than equity-based compensation) that are no less favorable (determined in the aggregate on a plan-by-plan basis) than those provided to each such continuing employee immediately prior to the effective time of the Merger.

This does not alter the at-will status of employees, to the extent that the employees are at-will.

Continuing employees will receive credit for all purposes under any employee benefit plan, program or arrangement established or maintained by Parent or the surviving corporation or any of their respective subsidiaries under which each continuing employee may be eligible to participate on or after the effective time of the Merger for service with National Dentex to the same extent recognized by National Dentex under comparable plans immediately prior to the effective time of the Merger.

Supplemental Executive Retirement Plans and Deferred Compensation Plans

After the effective time of the Merger, Parent will guarantee the payment and performance of all supplemental executive retirement plans and other deferred compensation plans of National Dentex. Parent will not impair or borrow against the supplemental executive retirement plans or other deferred compensation plans, other than to effect payments to the beneficiaries under those plans in accordance with those plans. Further, Parent will establish a Rabbi Trust prior to the effective date of the Merger to separately hold each and every underlying insurance contract maintained to satisfy obligations under the supplemental executive retirement plans.

Financing Commitments; Cooperation of National Dentex

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $139,000,000, which Parent and Merger Sub expect will be funded by equity and debt financings. Parent’s and Merger Sub’s obligations to consummate the Merger are not subject to any financing conditions (although funding of the equity financing is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter under which the equity financing will be provided; the conditions in the Equity Commitment Letter are limited to satisfaction of the closing conditions set forth in the Merger Agreement or a final non-appealable judgment or settlement relating to the Merger Agreement being entered into or awarded in favor of National Dentex). The following arrangements are in place for financing the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Parent and Merger Sub have received the Equity Commitment Letter from the Sponsor to, subject to its terms, provide equity financing of up to $139,000,000 (the maximum aggregate amount that is estimated to be necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement) to consummate the transactions contemplated by the Merger Agreement or to provide Parent funds so that it can satisfy any monetary judgment awarded to the Company as a result of Parent and/or Merger Sub’s breach of the Merger Agreement. Parent and Merger Sub have agreed to take or cause to be taken all actions necessary or advisable to obtain the equity financing contemplated by the equity financing commitment and to fully enforce the equity financing commitment.

Debt Financing.  We have agreed to provide all cooperation reasonably requested by Parent in its efforts to obtain debt financing to finance the Merger, including by participating in due diligence sessions, providing unaudited monthly financial statements and obtaining consents of third parties to the Merger.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, National Dentex, Parent and Merger Sub have agreed to the following:

•	to consult with one another in the preparation and dissemination of any public announcements relating to the Merger;

•	to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement; and

•	to use commercially reasonable efforts to defend any lawsuits or other legal proceedings as a result of the Merger or the Merger Agreement.

National Dentex Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, we have agreed to:

•	provide Parent and it agents and representatives access to certain information and personnel; and

•	use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of our or our subsidiaries’ material agreements, contracts, licenses or leases in connection with the Merger.

Conditions to the Merger

Conditions of National Dentex, Parent and Merger Sub

The obligations of each party to effect the Merger are subject to the fulfillment at or before the effective time of the Merger of the following conditions:

•	adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	absence of any law or order, or any action taken by any governmental entity that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or any action by a governmental entity that seeks to prevent, prohibit or impose adverse conditions on the Merger; and

•	the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

Conditions of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the Merger of the following conditions:

•	our representation and warranty regarding the absence of any material adverse effect on us from January 1, 2010 through April 2, 2010 must be true and correct in all respects;

•	our representations and warranties with respect to our good standing, our capitalization, our indebtedness, the board recommendation of the Merger Agreement or Merger, violation of our organizational documents, the applicability of anti-takeover statutes and the opinion of Signal Hill, disregarding all qualifications therein relating to materiality or material adverse effects on us, must be true and correct in all material respects (with any inaccuracy or inaccuracies in our representations and warranties on capitalization that causes the aggregate amount required by Parent to consummate the Merger or refinance our indebtedness to increase by $500,000 or more being deemed material for the purposes of the Merger Agreement) at the effective time of the Merger as if made at the effective time of the Merger, except to the extent such representations or warranties relate to a specific date, in which case the representations and warranties shall be correct as of such specified date;

•	all of our other representations and warranties, disregarding all qualifications relating to materiality or material adverse effect on us, shall be true and correct at and as of the effective time of the Merger as if made at and as of the effective time of the Merger, except to the extent such representations or warranties relate to a specific date, in which case the representations and warranties shall be correct as of such specified date, and except to the extent the failure of such warranties and representations to be true and correct would not reasonably be expected to have a material adverse effect on us;

•	we must have performed in all material respects all of our obligations that are to be performed under the Merger Agreement prior to the consummation of the Merger;

•	no material adverse effect shall have occurred to us or our business since April 2, 2010; and

•	we must have delivered to Parent at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants, agreements and the non-occurrence of any material adverse effect on us.

Conditions of National Dentex

The obligations of National Dentex to effect the Merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the Merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement, disregarding all qualifications therein relating to materiality of material adverse effect on Parent, being true and correct as of the effective time of the Merger as if made at the effective time of the Merger, (except to the extent such representations or warranties relate to a specific date, in which case the representation shall be correct as of such specific date), except to the extent that the failure of such representation or warranty to be correct would not, individually or in the aggregate, be expected to have a material adverse effect on Parent;

•	Parent and Merger Sub must have performed in all material respects all of their obligations required to be performed by them under the Merger Agreement at or prior to the effective time of the Merger; and

•	Parent must have delivered to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Termination

Termination by Mutual Consent

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by our shareholders, by the mutual written consent of us and Parent (and approved by our board of directors and Parent’s board of directors).

Termination by National Dentex or Parent

Either National Dentex or Parent may terminate the Merger Agreement, without the consent of the other, in the event of any of the following:

•	the Merger has not been consummated on or before 5:00 p.m., Eastern Standard Time, on September 15, 2010, provided, however, that this right of termination is not available to a party to the Merger Agreement that breached its obligations under the Merger Agreement in any way that constituted a proximate cause of the failure of the Merger to be consummated on or before that date;

•	a law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger, or an order shall have been enacted, entered, promulgated or issued by a governmental entity of competent jurisdiction permanently restraining or enjoining or otherwise prohibiting the consummation of the Merger, and such order has become final and non-appealable; in each case having the effect of causing the closing condition as to legality of the Merger to be not be satisfied; provided, however, that this right of termination shall not be available to any party whose breach of the Merger Agreement shall have been a proximate cause of the imposition of such legal restraint; or

•	our shareholders fail to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the required vote at the shareholders’ meeting; provided, however, that this right of termination shall not be available to us if we have breached in any material respect our obligations regarding the shareholders’ meeting or solicitation of alternative acquisition proposals, and such breach shall have been a proximate cause of the failure of the shareholders to adopt and approve the Merger Agreement.

Termination by Parent

Parent may terminate the Merger Agreement, without our consent, in the event of any of the following:

•	we breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, such breach or failure to perform would entitle Parent not to consummate the Merger due to our failure to fulfill Parent’s closing conditions regarding our representations and warranties and our obligations, covenants and agreements; and such breach or failure to perform is incapable of being cured by us prior to 5:00 p.m., Eastern Standard Time, on September 15, 2010, or, if such breach or failure to perform is capable of being cured by us by that date, we have not cured such breach or failure to perform within twenty business days after receipt of written notice thereof (but no later than September 15, 2010); provided, however, that this right of termination is not available to Parent if Parent is then in material breach of its obligations, covenants or agreements, or its representations and warranties under the Merger Agreement such that our conditions to closing would not be satisfied; or

•	if our board of directors shall have effected a Change in Company Recommendation (or publicly proposed to take any such action); our board of directors shall have adopted, approved or recommended to our shareholders an alternative acquisition proposal (or shall have publicly proposed to do so); we shall have entered into any letter of intent or similar document or any contract accepting an alternative acquisition proposal (other than an acceptable confidentiality agreement), or we shall have publicly announced our intention to do any of the foregoing.

Termination by National Dentex

We may terminate the Merger Agreement:

•	if Parent or Merger Sub breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; such breach or failure to perform would entitle National Dentex not to consummate the Merger due to Parent or Merger Sub’s failure to fulfill our closing conditions regarding Parent and Merger Sub’s representations and warranties and their obligations, covenants and agreements; and such breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to 5:00 p.m., Eastern Standard Time, on September 15, 2010, or, if such breach or failure to perform is capable of being cured by Parent or Merger Sub prior to that date, Parent or Merger Sub have not cured such breach or failure to perform within twenty business days after receipt of written notice thereof (but no later than 5:00 p.m., Eastern Standard Time, on September 15, 2010); provided, however, that this right of termination is not available to us if we are then in material breach of our obligations, covenants or agreements, or our representations and warranties under the Merger Agreement such that Parent’s conditions to closing would not be satisfied; or

•	prior to receipt of our required shareholder vote, in order to concurrently enter into a definitive agreement with respect to a superior proposal to the transactions contemplated by the Merger Agreement, in accordance with and to the extent permitted by the terms of the Merger Agreement; provided however, that such termination shall not be effective until we have paid the required termination fee.

Effect of Termination by Mutual Consent

If the Merger Agreement is terminated as described above, then the Merger Agreement shall be of no further force or effect without liability of any party to the Merger Agreement to the other parties thereto except as to the provisions regarding:

•	the provisions relating to costs and expenses associated with this proxy statement;

•	public announcements by the parties regarding the transactions;

•	confidentiality;

•	reimbursement by Parent of our costs associated with cooperation with obtaining the debt financing;

•	the effect of termination;

•	amendment of the Merger Agreement;

•	waiver of provisions of the Merger Agreement;

•	expenses;

•	notices;

•	assignment;

•	governing law, specific performance and remedies;

•	third party beneficiaries; and

•	limitation of the liability of Parent, Merger Sub and Sponsor.

Subject to the application of termination fees, and the provisions of the Merger Agreement regarding specific performance, remedies and the limitation on liability of Parent, Merger Sub and Sponsor, neither we nor Parent or Merger Sub shall be relieved or released from any liabilities arising out of a material breach of, or fraud in connection with, the Merger Agreement to the extent such breach or fraud was a proximate cause of the failure of the Merger to be consummated prior to termination. A party to the Merger Agreement may not seek punitive or multiple damages against another party thereto.

Termination Fee and Expenses

Expenses

Under certain circumstances National Dentex is required to reimburse Parent for its expenses incurred in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $2,000,000. This expense reimbursement would become payable if the termination fee described below is not then payable and the Merger Agreement is terminated under either of the following circumstances:

•	the Merger Agreement is terminated by National Dentex or Parent because our shareholders fail to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the required vote at the shareholders’ meeting; or

•	the Merger Agreement is terminated by Parent following our uncured or incurable breach of the Merger Agreement as described in the section entitled “Termination By Parent” above.

The payment of any expense reimbursement to Parent will not relieve us of our obligation to pay a termination fee, but the amount of any expense reimbursement paid to Parent would be deducted from the amount of any termination fee that becomes payable by us pursuant to the terms of the Merger Agreement.

Termination Fee

Under certain circumstances, National Dentex is required to pay Parent a termination fee, which termination fee may be $4,150,000 or $3,150,000, less any amount we pay for Parent’s transaction expenses, as described in the Section entitled “Expenses” above. The termination fee would become payable if the Merger Agreement is terminated under any of the following circumstances:

•	Parent terminates the Merger Agreement because of any of the following:

•	our board of directors shall have effected a Change in Company Recommendation (or publicly proposed to take any such action);

•	our board of directors shall have adopted, approved or recommended to our shareholders an alternative acquisition proposal (or shall have publicly proposed to do so);

•	we shall have entered into any letter of intent or similar document or any contract accepting an alternative acquisition proposal (other than an acceptable confidentiality agreement; or

•	we shall have publicly announced our intention to do any of the foregoing;

•	We terminate the Merger Agreement prior to receipt of the required shareholder vote, in order to concurrently enter into a definitive agreement with respect to a superior proposal to the transactions contemplated by the Merger Agreement in accordance with the terms described above; provided, however, that such termination under shall not be effective until we have paid the required termination fee;

•	Either National Dentex or Parent terminate the Merger Agreement because:

•	the Merger has not been consummated on or before September 15, 2010; or

•	our shareholders fail to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the required vote at the shareholders’ meeting;

Parent is only entitled to the termination fee following termination for failure to consummate the Merger by 5 p.m., Eastern Standard Time, on September 15, 2010, or failure to obtain the required shareholder vote if, following such termination, we enter into a definitive agreement with respect to an alternative acquisition proposal or consummate an alternative acquisition proposal within one year of termination, in each case for more than 50% of the equity or assets of National Dentex; or

•	Parent terminates the Merger Agreement because all of the following have occurred:

•	we shall have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement;

•	such breach or failure to perform would entitle Parent not to consummate the Merger due to our failure to fulfill Parent’s closing conditions regarding our representations and warranties and our obligations, covenants and agreements; and

•	such breach or failure to perform is incapable of being cured by us prior to September 15, 2010, or, if such breach or failure to perform is capable of being cured by us by that date, we shall not have cured such breach or failure to perform within twenty business days after receipt of written notice thereof (but no later than 5 p.m., Eastern Standard Time, on September 15,); provided that Parent is only entitled to the termination fee following any such termination if, following such termination, we enter into a definitive agreement with respect to an alternative acquisition proposal or consummate an alternative acquisition proposal within one year of termination, in each case for more than 50% of the equity or assets of National Dentex

The termination fee will be $3,150,000 if the alternative acquisition proposal leading to termination is entered into with a Continuing Party, as discussed above, and $4,150,000 if such alternative acquisition proposal is with a party other than a Continuing Party.

Amendment and Waiver

The Merger Agreement may be amended by the parties at any time before or after adoption and approval by our shareholders of the matters presented in connection with the Merger by an instrument signed by each party. However, after adoption and approval by our shareholders of the Merger Agreement and the transactions contemplated thereby, including the Merger, no amendment may be adopted that would require approval of our shareholders without obtaining such approval. Any party to the Merger Agreement may also:

•	extend time for performance of the obligations of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties made by the other parties to the Merger Agreement; and

•	waive compliance with any of the agreements or covenants under the Merger Agreement.

Remedies; Specific Performance

National Dentex, Parent and Merger Sub are each entitled to seek an injunction to prevent breaches of the Merger Agreement and Equity Commitment Letter and to enforce specifically the terms and provisions of the Merger Agreement and Equity Commitment Letter, in addition to any other legal or equitable remedy to which they are entitled. Our right, however, to recover monetary damages or other remedies besides specific performance is limited to a situation where specific performance of the Merger Agreement or Equity Commitment Letter is denied by a court of competent jurisdiction, the court grants monetary damages instead of specific performance and Parent, Merger Sub and Sponsor have not agreed in the ten day period following the denial of the final appeal of such decision to consummate the transactions contemplated by the Merger Agreement and the Equity Commitment Letter.

The aggregate liability of Parent, Merger Sub, and Sponsor in connection with the Merger Agreement and the Equity Commitment Letter is limited to $139,000,000 (and we may not pursue certain types of damages), and we have agreed not to seek any damages of Parent, Merger Sub, and Sponsor in excess of that amount. We have also agreed, among other things, not to seek relief of any kind in connection with the Merger Agreement or the Equity Commitment letter against any person or entity, other than Parent or Merger Sub pursuant to the Merger Agreement and Sponsor pursuant to the Equity Commitment Letter.

MARKET PRICE OF COMMON STOCK

The NASDAQ Global Market (“Nasdaq”) is the principal market for our common stock, where our shares are traded under the symbol “NADX”. Our common stock has been publicly traded since December 21, 1993.

The following table sets forth the range of high and low sale prices for our common stock for each of the fiscal quarters indicated. The sale prices set forth below are based on information provided by Nasdaq.

	Price
Quarter Ending	Low	High

03/31/08	$11.50	$16.84
06/30/08	$10.05	$13.25
09/30/08	$6.01	$12.60
12/31/08	$4.19	$6.90
03/31/09	$1.25	$5.35
06/30/09	$3.78	$8.00
09/30/09	$6.25	$8.93
12/31/09	$6.00	$12.73
03/31/10	$7.71	$10.65
04/26/10	$9.95	$17.02

On April 1, 2010, which was the last trading day before we announced the execution of the Merger Agreement and the potential Merger contemplated therein, the closing sales price for our common stock on Nasdaq was $10.02 per share. On [ • ], 2010, the last trading day before the record date of this proxy statement, the closing price of our common stock on Nasdaq was $[ • ] per share. As of [ • ], 2010, there were [ • ] shares of our common stock held by approximately [ • ] holders of record as reported by our transfer agent. We have never paid a cash dividend on our shares of common stock and have no expectation of doing so for the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of April 16, 2010 by:

•	each person known by us to own more than 5% of our common stock;

•	each director;

•	each of our executive officers; and

•	all executive officers and directors as a group.

		Percentage of
	Number of	Outstanding
Name	Shares(1)	Shares(2)

5% Stockholders:
FMR LLC(3)	747,449	12.6%
82 Devonshire Street
Boston, MA 02109
GAMCO Investors, Inc.(4)	558,200	9.4%
One Corporate Center
Rye, New York 10580-1435
Heartland Advisors, Inc.(3)	524,682	8.9%
789 North Water Street
Milwaukee, WI 53202

		Percentage of
	Number of	Outstanding
Name	Shares(1)	Shares(2)

Artisan Partners Limited Partnership(3)	421,451	7.1%
875 East Wisconsin Ave., #800
Milwaukee, WI 53202
ClearBridge Advisors, LLC(3)	325,797	5.5%
620 Eighth Avenue
New York, NY 10018
Wilen Management Company, Inc.(3)	304,351	5.1%
2360 West Joppa Road, Suite 226
Lutherville, MD 21093
T. Rowe Price Associates, Inc.(3)	297,500	5.0%
100 E. Pratt Street
Baltimore, MD 21202
Directors and Executive Officers:
David V. Harkins(5)*	59,075	1.0%
Jack R. Crosby(6)*	9,535	0.2%
Norman F. Strate(7)*	16,083	0.3%
Thomas E. Callahan(8)*	25,413	0.4%
James E. Mulvihill, D.M.D.(9)*	4,380	0.1%
David L. Brown (10)*†	258,072	4.2%
John W. Green IV (11) †	45,249	0.8%
Richard F. Becker, Jr. (12)†	80,941	1.4%
Wayne M. Coll (13)†	25,251	0.4%
All executive officers and directors as a group (9 persons)	523,999	8.5%

*	Director. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick MA 01760.

†	Executive officer. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick, MA 01760.

(1)	The number of shares beneficially owned by each entity, person, director, or named executive officer is determined under applicable SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire within 60 days of April 16, 2010, through the exercise of stock options or other similar rights. This stock ownership information is based upon information furnished to us by the persons named on the table. Unless otherwise indicated, these individuals have sole voting and dispositive power over the shares indicated.

(2)	Ownership percentage is reported based on 5,913,464 shares of common stock outstanding on April 16, 2010, which number includes, as to each holder thereof and no other person, the number of shares (if any) that such person has the right to acquire within 60 days of April 16, 2010, through the exercise of stock options or other similar rights.

(3)	Information as to the number of shares is as of December 31, 2009 and is furnished in reliance on the most recently filed Schedule 13G of the named beneficial owner, as follows:

• Based solely on a 13G filed on February 12, 2010, FMR LLC is the parent company of Fidelity Management & Research Company (“Fidelity”). Fidelity is the beneficial owner of 747,449 shares as a result of acting as an investment advisor to various funds. Edward Johnson and FMR LLC, through their control of Fidelity and the funds, each have the sole power to dispose of these shares.

• Based solely on a 13G filed on February 10, 2010, Heartland Advisors, Inc. shares voting and dispositive power over these shares with William Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors and William Nasgovitz each specifically disclaim beneficial ownership of these shares.

• Based solely on a 13G filed on February 11, 2010, Artisan Partners Limited Partnership (“Artisan Partners”) and its controlling persons have shared voting power over 382,151 shares of common stock and shared dispositive power over 421,451 shares of common stock. The general partner of Artisian Partners is Artisan Investment Corporation, whose sole stockholder is ZFIC, Inc. The principal stockholders of ZFIC, Inc. are Andrew A. Ziegler and Carlene M. Ziegler.

• Based solely on a 13G filed on February 12, 2010, ClearBridge Advisors, LLC has sole power to vote 296,490 shares of common stock and sole power to dispose 325,797 shares of common stock.

• Based solely on a 13G filed on January 15, 2010, Wilen Management Company, Inc. has sole power to vote and sole power to dispose 304,351 shares of common stock.

• Based solely on a 13G filed on February 11, 2010, T. Rowe Price Associates, Inc. (“Price Associates”) has sole power to vote 4,800 shares of common stock and sole power to dispose 297,500 shares of common stock. These shares are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Security Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based solely on a 13 D/A filed on April 16, 2010, Mario Gabelli is deemed to have beneficial ownership of the shares of National Dentex common stock owned beneficially by each of the following reporting persons: (a) GAMCO Asset Management, Inc., which owns 99,500 shares; (b) Gabelli Funds, LLC, which owns 365,000 shares; (c) Gabelli Securities, Inc., which owns 20,000 shares; and (d) Teton Advisors, Inc., which owns 73,700 shares. Each of the reporting persons and directors and executive officers thereof has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares of common stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, except that (i) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of National Dentex held by certain funds Gabelli Funds, LLC manages so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in National Dentex and, in that event, the proxy voting committee of each such fund shall respectively vote that fund’s shares, (ii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iii) the power of Mario Gabelli, GAMCO Asset Management, Inc., and GGCP, Inc. is indirect with respect to National Dentex common stock beneficially owned directly by other reporting persons.

(5)	Mr. Harkins owns 59,075 shares of common stock, of which 1,690 shares are restricted stock. The restricted stock vests on May 13, 2010.

(6)	Mr. Crosby owns 9,535 shares of common stock, of which 1,690 shares are restricted stock. The restricted stock vests on May 13, 2010.

(7)	Mr. Strate owns 16,083 shares of common stock, of which 1,690 shares are restricted stock. The restricted stock vests on May 13, 2010. He also owns 5,381 restricted stock units, the receipt of which has been deferred and are not included in the above table.

(8)	Mr. Callahan owns 25,413 shares of common stock, of which 1,690 shares are restricted stock. The restricted stock vests on May 13, 2010.

(9)	Dr. Mulvihill owns 4,380 shares of common stock, of which 1,690 shares are restricted stock. The restricted stock vests on May 13, 2010. He also owns 5,381 restricted stock units, which have been deferred, and are not included in the above table.

(10)	Mr. Brown owns 68,072 shares of common stock, which he holds jointly with his wife, and holds options for 263,334 shares, of which 190,000 shares are exercisable within 60 days of April 16, 2010.

(11)	Mr. Green owns 38,583 shares of common stock, and holds options for 46,667 shares, 6,666 shares of which are exercisable within 60 days of April 16, 2010.

(12)	Mr. Becker owns 30,775 shares of common stock, which he holds jointly with his wife, and holds options for 90,167 shares, 50,166 shares of which are exercisable within 60 days of April 16, 2010.

(13)	Mr. Coll owns 8,460 shares of common stock, which he holds indirectly with his wife, and holds options for 53,459 shares, 16,791 shares of which are exercisable within 60 days of April 16, 2010.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Our shareholders may, however, be asked to vote on a proposal to adjourn the special meeting including, if necessary, to allow more time to solicit votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. If any other matters properly come before the National Dentex special meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of National Dentex.

SUBMISSION OF SHAREHOLDER PROPOSALS − 2010 NATIONAL DENTEX ANNUAL MEETING

If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of our shareholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a special meeting of our shareholders in lieu of our 2010 annual meeting of shareholders. The deadline of December 10, 2009, by which shareholder proposals were required to be submitted in order to be considered for inclusion in National Dentex’s proxy statement and proxy card relating to that meeting, has passed.

SHAREHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of National Dentex’s proxy statement may have been sent to multiple shareholders in your household. National Dentex will promptly deliver a separate copy of the document to you if you write or call National Dentex at the following address or phone number: Richard F. Becker, Jr., Executive Vice President, Treasurer, and Assistant Secretary, National Dentex Corporation, 2 Vision Drive, Natick, Massachusetts 01760, telephone (508) 907-7800. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact National Dentex at the above address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents National Dentex files with the SEC by going to the “Investors Relations” section of our website at www.nationaldentex.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

1) Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010 and as amended by Amendment No. 1 to Form 10-K/A, as filed with the SEC on April 30, 2010;

2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 14, 2010; and

3) Current Reports on Form 8-K, filed with the SEC on April 5, 2010, and May 13, 2010.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed. The information we file later with the SEC will automatically update and supersede the information contained in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement, the reports, opinions or agreements attached to this proxy statement or any of the documents incorporated by reference in this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Richard F. Becker, Jr., Executive Vice President, Treasurer, and Assistant Secretary, National Dentex Corporation 2 Vision Drive, Natick, Massachusetts, 01760, telephone (508) 907-7800, on our website at http://www.nationaldentex.com, from the SEC through the SEC’s website at the address provided above or from our proxy solicitor,

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902
Shareholders may call toll free: (800) 460-1014
Banks and brokers may call toll free: (800) 662-5200

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
DATED AS OF
APRIL 2, 2010
AMONG
GDC HOLDINGS, INC.,
ROYAL ACQUISITION CORP.
AND
NATIONAL DENTEX CORPORATION

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptable Confidentiality Agreement	8.16(a)
Acquisition Proposal	8.16(b)
Affiliates	8.16(c)
Agreement	Preamble
Applicable Consents	3.4(b)
Applicable Date	3.5(a)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.3
Business Day	8.16(d)
Capitalization Date	3.2(a)
Certificate	1.8(c)
Certificate of Merger	1.3
Change in Company Recommendation	5.5(f)
Claim	5.6(a)
Closing Date	1.2
Closing	1.2
Code	2.7
Company	Preamble
Company Benefit Plan	3.13(a)
Company Common Stock	Preamble
Company Copyrights	3.12(a)
Company Damages	8.15
Company Disclosure Schedule	8.9(a)
Company Equity Awards	8.16(e)
Company ESPP	1.9(b)
Company Intellectual Property	3.12(a)
Company Licenses	3.12(b)
Company Patents	3.12(a)
Company Permits	3.10(a)
Company Recommendation	5.2(a)
Company Requisite Stockholder Vote	3.3(a)
Company Restricted Shares	1.9(c)
Company RSUs	1.9(d)
Company SEC Reports	3.5(a)
Company Stock Options	1.9(a)
Company Stock Plans	8.16(f)
Company Stockholders Meeting	5.2(b)
Company Trademarks	3.12(a)
Company Voting Debt	3.2(a)
Confidentiality Agreement	5.10
Continuing Employees	5.11(a)
Continuing Party	5.5(d)
Contracts	8.16(g)

Defined Term	Section

Control	8.16(c)
Conversion Shares	3.2(a)
Credit Agreement	5.1(vii)
D&O Insurance	5.6(b)
DGCL	1.1
Dissenting Shares	2.10(a)
DOJ	5.4(b)
DSOS	1.3
Effective Time	1.3
Environmental Claim	8.16(h)
Environmental Laws	8.16(i)
Environmental Permits	8.16(j)
Equity Commitment Letter	Preamble
ERISA	8.16(k)
ERISA Affiliate	8.16(l)
ESPP Option	1.9(b)
Exchange Act	3.4(b)
Exchange Fund	2.1
Excluded Shares	1.8(a)
Expenses	5.6(a)
FTC	5.4(b)
GAAP	3.5(b)
Go-Shop Period End Date	5.5(a)
Governmental Entity	3.4(b)
Guarantee	8.16(m)
Hazardous Substance	8.16(n)
HSR Act	3.4(b)
Indebtedness	8.16(o)
Indemnified Persons	5.6(a)
Intellectual Property Rights	3.12(b)
Internal Use Software	3.12(d)
Intervening Event	8.16(p)
knowledge	8.16(1)
Law	3.4(a)
Leased Property	3.17(b)
Licensed Intellectual Property	3.12(b)
Lien	8.16(r)
Litigation	3.9
Material Adverse Effect on Parent	8.16(s)
Material Adverse Effect on the Company	8.16(t)
MBCA	1.1
Merger Consideration	1.8(a)
Merger Sub	Preamble
Merger	Preamble

Defined Term	Section

MSOS	1.3
Multiemployer Plan	8.16(u)
Notice Period	5.5(f)
Off the Shelf Software	3.12(b)
Order	3.4(a)
Outside Counsel Only	5.4(c)
Owned Property	3.17(a)
Parent	Preamble
Parent Disclosure Schedule	8.9(a)
Parent Expenses	7.2(b)
Parent Liability Limitation	8.15
Parent Parties	8.15
Parent Welfare Benefit Plans	5.11(d)
Paying Agent	2.1
Permitted Lien	8.16(v)
Person	8.16(w)
Personal Property	3.17(e)
Plan	3.13(a)
Preferred Stock	3.2(a)
Premium Limit	5.6(b)
Proxy Statement	5.2(a)
Real Property Lease	3.17(b)
Representatives	8.16(x)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
SERPs	5.11(b)
Securities Act	3.5(a)
Solicited Person	5.5(a)
Solvent	4.9
Sponsor	Preamble
Subsidiaries	8.16(y)
Superior Proposal	8.16(z)
Surviving Corporation	1.1
Tax Return	8.16(aa)
Taxes	8.16(bb)
Termination Date	7.1(b)
Termination Fee	7.2(c)
Trade Secrets	3.12(e)
WARN	3.14(b)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 2, 2010 (this “Agreement”), is among GDC Holdings, Inc., a Delaware corporation (“Parent”), Royal Acquisition Corp., a Delaware corporation, an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm Corporation, a Minnesota corporation (“Merger Sub”), and National Dentex Corporation, a Massachusetts corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 8.16.

The respective Boards of Directors of Parent and Merger Sub and the Board of Directors of the Company desire that Parent, Merger Sub and the Company enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), and each issued and outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), not owned directly or indirectly by the Company, Parent, Merger Sub or any Subsidiary of the Company will, by virtue of the Merger, be converted into the right to receive the Merger Consideration.

In furtherance thereof, the respective Boards of Directors of Parent and Merger Sub and the Board of the Directors of the Company have determined that entering into this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are advisable. The Board of Directors of the Company has (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the Merger.

Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

Concurrently with the execution and delivery of this Agreement, Welsh, Carson, Anderson & Stowe XI, L.P., a Delaware limited partnership (the “Sponsor”), is entering into an equity commitment letter with Parent, the sole stockholder of Parent, and the Company (the “Equity Commitment Letter”), pursuant to which, among other things, the Sponsor is committing, subject to the terms of the Equity Commitment Letter, to invest up to $139,000,000 in equity securities of Parent (or its parent company) in order to allow Parent to satisfy its obligations under this Agreement.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the Commonwealth of Massachusetts, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise provided herein.

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, and in any event no later than 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article 6, in each case, other than conditions which by their nature are to be satisfied at Closing (but subject to the fulfillment or waiver of such conditions), or such other time and date as Parent and the Company may agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms

(the actual time and date of the Closing is referred to as the “Closing Date”); provided, that Parent may, by written notice given to the Company, delay the Closing and the Closing Date until the earlier of (A) the Termination Date or (B) a date selected by Parent that is not more than five (5) Business Days after the latest Closing Date otherwise permitted by this Section 1.2, if Parent determines that such delay is necessary or appropriate in order to finalize any debt financing in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Closing shall be held at the offices of Posternak Blankstein & Lund LLP, 800 Boylston Street, The Prudential Tower, Boston, MA 02199 or such other place as Parent and the Company may agree in writing.

Section 1.3.  Effective Time.  At the Closing and subject to the terms and conditions of this Agreement, the parties hereto shall: (a) file articles of merger in the form required by Section 11.06 of the MBCA (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Massachusetts (the “MSOS”) as provided in Section 11.06 of the MBCA; (b) duly make all other filings and recordings required by the MBCA in order to effectuate the Merger; (c) file a certificate of merger in the form required by Section 252 of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) as provided by Section 252 of the DGCL; and (d) duly make all other filings and recordings required by the DGCL in order to effectuate the Merger. The Merger shall become effective at the later of (i) when the Articles of Merger have been duly filed with, and accepted for record by, the MSOS and (ii) when the Certificate of Merger has been duly filed with, and accepted for record by, the DSOS, or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger and the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Section 11.07 of the MBCA and Section 252 of the DGCL.

Section 1.5.  Articles of Organization.  At the Effective Time, the restated articles of organization of the Company, as amended, shall be the articles of organization of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

Section 1.6.  Bylaws.  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (with such changes, to be effective at the Effective Time, as Parent proposes), until thereafter amended in accordance with applicable Law.

Section 1.7.  Officers and Directors.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8.  Effect on Capital Stock.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(d) below (the “Excluded Shares”) and any Dissenting Shares) shall be canceled and converted into the right to receive an amount in cash equal to $17.00, without interest (the “Merger Consideration”), payable to the holder thereof in accordance with Article 2.

(b) All shares of Company Common Stock (other than the Dissenting Shares) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist.

(c) Each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock other than Dissenting Shares and Excluded Shares (a “Certificate”) shall cease to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Merger Consideration. Each Dissenting Share shall be treated in accordance with Section 2.10 below.

(d) Each share of Company Common Stock that is owned directly or indirectly by Parent, Merger Sub, the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be made or delivered in exchange therefor.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.9.  Company Stock Options; Company ESPP; Other Company Equity Awards.

(a) All outstanding options to acquire shares of Company Common Stock from the Company (collectively, “Company Stock Options”) heretofore granted under any Company Stock Plan shall become in accordance with their terms exercisable and vested in full immediately prior to the Effective Time and, if not exercised at or prior to the Effective Time, shall be terminated and converted at the Effective Time, in settlement and cancellation thereof, into the right to receive a lump sum cash payment from the Surviving Corporation, in accordance with Section 1.9(e), of an amount, if any, equal to: (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option.

(b) As soon as practicable following the date of this Agreement, the Company’s Board of Directors (or, if appropriate, any committee administering the Company’s Employees’ Stock Purchase Plan (the “Company ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Company ESPP: (i) each individual holding an “Option” (as defined in the Company ESPP) under the Company ESPP (an “ESPP Option”) as of the date of this Agreement shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when such ESPP Option was granted, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (ii) no individual who does not hold an outstanding ESPP Option as of the date of this Agreement may commence participation in the Company ESPP prior to the Effective Date; (iii) each outstanding ESPP Option shall be terminated prior to the Effective Date as provided in the Company ESPP; (iv) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be refunded by the Surviving Corporation promptly following the Effective Time in accordance with the terms of the Company ESPP, and will not be converted into shares of Company Common Stock or the right to receive the Merger Consideration and (v) the Company ESPP shall terminate as of the Effective Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

(c) As of the Effective Time, shares of Company Common Stock awarded pursuant to a Company Stock Plan and made subject to vesting or other lapse restrictions (“Company Restricted Shares”) outstanding immediately prior to the Effective Time shall vest in full and become free of applicable lapse restrictions as of the Effective Time.

(d) As of the Effective Time, each award of a right to shares of Company Common Stock pursuant to a Company Stock Plan that is subject to vesting or other lapse restrictions (“Company RSUs”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of applicable lapse restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and extinguished, and the holder thereof shall be entitled to receive from the Surviving Corporation (in accordance with Section 1.9(e)) an amount in cash equal to the Merger Consideration with respect to each share previously subject to such RSU and not previously delivered pursuant to such Company RSU.

(e) Promptly after the Effective Time and not later than three (3) Business Days after the Closing Date (unless additional time is required to process payments under the Company’s payroll systems), Parent shall cause the Surviving Corporation payroll agent to pay to each holder of Company Stock Options and Company

RSUs the cash payments specified in this Section 1.9. The Company’s payroll processor shall be instructed by the Surviving Corporation to promptly pay the holders of Company Stock Options and Company RSUs the amounts they are entitled to receive hereunder, less any amounts required to be withheld under any applicable law in accordance with Section 2.7. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9. Parent shall at all times from and after the Effective Time cause the Surviving Corporation to have (and the Surviving Corporation shall maintain) sufficient liquid funds to satisfy the Surviving Corporation’s obligations to holders of Company Equity Awards pursuant to this Section 1.9.

(f) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, to the extent permitted by the terms of the Company Stock Plans and any agreement governing the terms of the Company Equity Awards, shall take all actions reasonably necessary to effectuate the provisions of this Section 1.9, including the vesting of awards and the conversion of each Company Stock Option and Company RSUs into the right to receive an amount in cash as described in Sections 1.9(a) and 1.9(d) respectively.

(g) The Company shall take all necessary actions as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

(h) For the avoidance of doubt, as of the Effective Time, all Company Equity Awards that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired and shall cease to exist in accordance with Article 1 hereof. The consideration paid pursuant to this Section 1.9 upon the surrender or exchange of all Company Equity Awards shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Equity Awards, and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Company of Company Stock Options or Company RSUs which were outstanding immediately prior to the Effective Time. Prior to the Closing, the Company shall take all steps necessary (including any amendments thereto as are necessary) so that as of the Effective Time, the Company Stock Plans (and all outstanding award agreements and other agreements relating to Company Equity Awards) shall terminate, and the provisions in any other Contract or Company Benefit Plan providing for the issuance, transfer or grant of any Company Common Stock shall be void and of no effect as of and from the Effective Time, and the Company shall take all necessary actions (including any amendments thereto as are necessary) to ensure that, after the Effective Time, no holder of any Company Equity Award or any participant in or a party to the Company Stock Plans or other Contract or Company Benefit Plan shall have any right thereunder to acquire, in respect of Company Equity Awards or benefits granted prior to the Effective Time, any Company Common Stock or any other equity interest in the Surviving Corporation.

(i) Promptly following the Effective Date and not later than three (3) Business Days after the Closing Date, Parent shall cause Surviving Corporation’s payroll agent to pay each of the individuals named on Section 1.9(i) of the Company Disclosure Schedule a cash bonus in the amount set forth opposite each such individual’s name on Section 1.9(i) of the Company Disclosure Schedule; provided, however, that if any such individual exercises any of such individual’s options set forth on Section 1.9(i) of the Company Disclosure Schedule in whole or in part, the cash bonus to be paid to such individual listed on Section 1.9(i) of the Company Disclosure Schedule shall be reduced dollar-for-dollar by an amount equal to the excess, if any, of the (i) Merger Consideration payable with respect to the Shares issuable upon exercise over (ii) the exercise price paid by such individual for such exercised option shares.

Section 1.10.  Certain Adjustments.  If, between the date of this Agreement and the Effective Time: (a) the outstanding shares of Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, reverse split, combination or exchange of shares; (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period; or (c) any similar event shall have occurred, then in each instance referred to in the preceding clauses (a) through (c) the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Equity Awards) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

CONVERSION OF SHARES

Section 2.1.  Paying Agent.  At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a), Section 1.9 and this Article 2 (including any interest or other earnings therein, the “Exchange Fund” ).

Section 2.2.  Payment Procedures.  As promptly as practicable, but in no event later than three (3) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of shares of Company Common Stock immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8(a): (a) a letter of transmittal in customary form as reasonably agreed to by the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate in the form of a check, to be promptly mailed, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes are not payable. Subject to Section 2.10 hereof, the Merger Consideration paid in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby.

Section 2.3.  Undistributed Merger Consideration.  Any portion of the Exchange Fund that remains undistributed to holders of Certificates on the date that is one year after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on such date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

Section 2.4.  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent nor their respective directors, officers, employees and representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5.  Investment of Merger Consideration.  The Paying Agent shall invest the Exchange Funds as directed by Parent or Surviving Corporation on a daily basis in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America; provided, however, that no gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. To the extent that there are any losses with respect to any investments of the Exchange Fund, the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article 2, or all or any portion of the Exchange Fund is unavailable to promptly pay the amounts contemplated by this Article 2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article 2. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 1.8(a) and this Article 2 shall promptly be paid to Surviving Corporation.

Section 2.6.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7.  Withholding Rights.  The Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or a Company Equity Award such amount that any of them is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Surviving Corporation or Parent (i) such amounts shall be paid over to the appropriate taxing authority and (ii) the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the former holder of such shares of Company Common Stock or Company Equity Award in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation or Parent, as the case may be, and the Paying Agent, the Surviving Corporation or Parent shall provide to the former holder of such securities written notice of the amounts so deducted or withheld.

Section 2.8.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9.  Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be canceled and converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.10.  Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has prior to the vote for the approval of this Agreement at the Company’s Stockholders Meeting, given notice of his, her or its intent to demand for appraisal of such shares in accordance with, and to the extent provided in, the MBCA and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with

Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b) The Company will give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the MBCA, any withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument prior to the Effective Date, and to direct all such negotiations and proceedings after the Effective Date. The Company will not, except with the prior written consent of Parent, make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument.

(c) If the Dissenting Shares lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares in accordance with this Article 2. Parent shall or shall cause the Surviving Corporation to comply in all respects with Section 13 of the MBCA.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company Disclosure Schedule (which shall be prepared in accordance with, and qualify such representations and warranties in the manner and to the extent provided in, Section 8.9) or (ii) other than with respect to the representations and warranties contained in Section 3.2, the Company SEC Reports filed after March 11, 2009 and prior to the date hereof (other than any disclosure in such Company SEC Reports (A) that is set forth in any “Risk Factors” or “Forward Looking Statements” sections thereof, or (B) any other disclosures in such Company SEC Reports which are forward-looking in nature), in each case, if, and only if, the nature and content of the applicable disclosure in such Company SEC Report is such that its applicability to a representation or warranty contained in this Article 3 is reasonably apparent from a reading of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in such standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing as a foreign corporation, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the articles of organization and the bylaws, or similar organizational documents, of the Company and its Subsidiaries, including any amendments or restatements thereto, that have been made available by the Company to Parent prior to the date of this Agreement are correct and complete copies of such instruments as presently in effect.

Section 3.2.  Capitalization.

(a) The authorized capital stock of the Company consists entirely of 8,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on March 31, 2010 (the “Capitalization Date”), 5,870,714 shares of Company Common Stock were issued and outstanding and no shares of Preferred Stock are issued and outstanding, which number of outstanding shares of Company Common Stock includes 109,351 shares to be issued pursuant to the conversion of Company ESPP Options effective as of March 31, 2010 (the “Conversion Shares”). No shares of Company Common Stock are held in the Company treasury or by any Subsidiary of the Company. Since the Capitalization Date, no shares of capital stock of the Company, no capital stock or other equity interests of any of its Subsidiaries, and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of its Subsidiaries, have been issued, other than shares of Company Common stock issued upon the exercise of Company Stock Options outstanding as of the close of business on the Capitalization Date or the settlement of Company RSU’s outstanding as of the close of business on the Capitalization Date and the Conversion Shares. All issued and outstanding shares of capital stock of the Company and all outstanding shares of capital stock or other equity interests in its Subsidiaries are validly issued, fully paid and nonassessable. As of the close of business on the Capitalization Date, there were issued and outstanding (w) Company Stock Options representing in the aggregate the right to acquire 741,511 shares of Company Common Stock under the Company Stock Plans, (y) Company Restricted Shares relating to, in the aggregate, 8,450 shares of Company Common Stock (which, for the avoidance of doubt, are included in the number of issued and outstanding shares of Company Common Stock set forth in the second sentence of this Section 3.2(a)) and (z) Company RSUs relating to, in the aggregate, 10,762 shares of Company Common Stock. As of the close of business on March 31, 2010, the plan year for the Company ESPP beginning on April 1, 2009 concluded and participants in such plan year purchased and are entitled to receive the number of Conversion Shares noted above. The enrollment period for the Company ESPP plan year commencing on April 1, 2010, closed on March 22, 2010, and 274 employees of the Company and its Subsidiaries elected to participate in the Company ESPP for such plan year, and all contributions to the Company ESPP for such plan year will be treated in the manner described in Section 1.9(b). Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the close of business on the Capitalization Date, of the number of shares of Company Common Stock subject to outstanding Company Stock Options and RSUs (vested and unvested), the number of outstanding unvested Company Restricted Shares, the number of outstanding rights to purchase shares of Company Common Stock or other outstanding rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock, granted under the Company Stock Plans, and for each category of shares or rights, the holders thereof, the dates of grant, the exercise prices thereof and the vesting provisions thereof (if any). The Company has made available to Parent copies of all award agreements, grant documents or similar documents related to any and all Company Equity Awards and any other outstanding rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any obligations binding on the Company or any of its Subsidiaries to grant or extend such rights. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans and the Company ESPP and the Conversion Shares. Except as set forth above, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Company Voting Debt; (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (C) pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the capital stock of the Company or capital stock or other equity interests of its Subsidiaries, dividends paid on the capital stock of the Company or dividends paid or distributions made on the capital stock or other equity interests of its Subsidiaries or the revenue, financial performance, stock or equity performance or other attribute of the Company or any of its Subsidiaries (other than ordinary course payments to employees of the Company or its Subsidiaries (including bonus payments)). The Company has prior to the date of this

Agreement provided Parent with a correct and complete copy of each Company Stock Plan. Neither the Company nor any of its Subsidiaries is party to or, to the knowledge of the Company, bound by any Contracts or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of its capital stock or other equity interests.

(b) As of the close of business on April 1, 2010, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness identified in Section 3.2(b) of the Company Disclosure Schedule.

(c) The Company owns, directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all Liens. No shares of capital stock or other voting securities of any Subsidiary of the Company has been reserved for issuance to anyone other than the Company or any of its Subsidiaries. A correct and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the holder(s) of their respective outstanding capital stock or other equity interests is set forth in Section 3.2(b) of the Company Disclosure Schedule. Except for its interest in the Subsidiaries, the Company does not own, directly or indirectly, any capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither the Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any Person (excluding the Company’s wholly-owned Subsidiaries). No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance.

Section 3.3.  Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Company Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by the MBCA and the DGCL. Without limiting the generality of the foregoing, the Board of Directors, at a meeting duly called and held on April 2, 2010, by unanimous vote of all directors (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval; (iv) the Merger Consideration for outstanding shares of Company Common Stock is fair to the Company’s stockholders and (v) resolved to recommend that the stockholders of the Company approve this Agreement and the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than, with respect to the consummation of the Merger, the approval of this Agreement and the Merger by the Company Requisite Stockholder Vote and the filing and recordation of appropriate merger documents as required by the MBCA and the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles in a proceeding at law or in equity (the “Bankruptcy and Equity Exception” ).

Section 3.4.  No Violation.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby will not: (i) constitute or result in any violation of any provision of the articles of organization, bylaws or similar organizational document of the Company or any of its Subsidiaries, as amended or restated; or (ii) except as set forth on Section 3.4(a) of the Company Disclosure Schedule, subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b) (or any section of the Company Disclosure Schedule relating thereto), (A) conflict with, or result in any violation of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of material benefit) under, require a consent or waiver under, constitute a change in control under, require a payment of a material penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiaries’ properties, rights or assets under, any of the terms, conditions or provisions of any Company Benefit Plan, Contract or insurance policy to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets may be bound; or (B) violate, result in a breach of or constitute a default under, or result in a right of revocation or termination under or loss of, any judgment, injunction, ruling, order, arbitral award or decree (each, an “Order”), any material Company Permit, or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights and assets, except, in the case of this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, notice to, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental, quasi-governmental authority or any stock market or stock exchange on which shares of the Company Common Stock are listed for trading (each, a “Governmental Entity”), or any other Person is required with respect to the Company or any of its Subsidiaries or their respective properties, rights or assets in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to: (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) the MBCA with respect to the filing and recordation of the Articles of Merger; (iv) the DGCL with respect to the filing and recordation of the Certificate of Merger; (v) those items identified on Section 3.4(b) of the Company Disclosure Schedule; (vi) the requirements of the NASDAQ Global Market with respect to the Merger; and (vii) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (vii) above are referred to as the “Applicable Consents.”

Section 3.5.  Filings with the SEC; Financial Statements.

(a) The Company has filed all forms, certifications, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2006 (the “Applicable Date”) (collectively, with any amendments thereto filed prior to the date of this Agreement, the “Company SEC Reports”). No Subsidiary of the Company was or is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations thereunder applicable to such SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC.

(b) Each of the financial statements (including, in each case, the related notes and schedules thereto) of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods and the dates involved (except as may be disclosed in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments.

(c) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting which are known to the Company and that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s and its Subsidiaries’ internal control over financial reporting. Since the Applicable Date and as of the date hereof, to the knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available or provided access to or otherwise disclosed to Parent all matters referred to in the first sentence of this Section 3.5(c).

(d) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) intended to ensure that material information relating to the Company, including its Subsidiaries, is made known to its principal executive officer and principal financial officer by others within those entities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Global Market.

Section 3.6.  Undisclosed Liabilities.  Except (i) to the extent disclosed or reserved or reflected in the consolidated balance sheet of the Company as of December 31, 2009 (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (ii) liabilities incurred on behalf of the Company or any Subsidiary in conjunction or accordance with or as contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business, consistent with past practices, since December 31, 2009 or (iv) as set forth on Section 3.6 of the Company Disclosure Schedule, neither of the Company nor its Subsidiaries have any liabilities, absolute or contingent, required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.7.  Absence of Certain Changes.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, since December 31, 2009 through the date of this Agreement, except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the Company and each of its Subsidiaries has conducted its business in all material respects only in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any change, event, occurrence or circumstance, that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b) any other action or event that would have been prohibited by (assuming the Parent did not consent thereto) the provisions of Section 5.1 had such action or event occurred after the date of this Agreement and prior to the Effective Date.

Section 3.8.  Anti-takeover Statutes; No Rights Agreement.

(a) The Company and the Board of Directors of the Company have taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from the requirements of the provisions of Chapter 110C and Chapter 110F of the Massachusetts General Laws and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law that may be applicable to the Company or any of its Subsidiaries. To the knowledge of the Company, other than Chapters 110C and 110F of the Massachusetts General Laws, there are no takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Laws that are applicable to the Company or any of its Subsidiaries. The Company has validly opted out of the requirements and provisions of Chapter 110D of the Massachusetts General Laws in its Restated Articles of Organization and therefore Chapter 110D is not applicable to this Agreement, the Merger and the transactions contemplated hereby. There are no anti-takeover provisions in the Company’s Restated Articles of Organization or bylaws or similar documents of any Subsidiary of the Company.

(b) The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.

Section 3.9.  Litigation; Orders.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that does have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any material Litigation to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any material settlement agreement with material ongoing obligations relating to any Litigation involving the Company or any of its Subsidiaries or any of their respective businesses or assets.

Section 3.10.  Permits; Compliance with Laws.

(a) Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, certificates, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and each of its Subsidiaries has been and is in compliance with the Company Permits, except, for instances of noncompliance where the failure to comply does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with any applicable Laws and Orders, except for failures to comply or violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the foregoing, each of the Company and its Subsidiaries is, and has been, in compliance with the applicable provisions of all state and federal health care Laws, state and federal privacy and security Laws applicable to individually identifiable patient information, and the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable rules, regulations, and requirements adopted by the Governmental Entities related to such Laws, except where non-compliance does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.11.  Tax Matters.  Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company or its Subsidiaries:

(a) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions of time within which to file) with the appropriate Tax authorities all income and other Tax Returns required to be filed by the Company and its Subsidiaries. All such Tax Returns when filed were complete and accurate. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, all Taxes of the Company and its Subsidiaries (whether or not shown on Tax Returns), except those not yet due and payable, have been paid. Neither the Company nor any of its Subsidiaries has received written notice of any claim by any authority in a jurisdiction where neither the Company nor its Subsidiaries files any Tax Returns that either is or may be subject to the imposition of any Tax by that jurisdiction and, to the Company’s knowledge, no such claim has been made verbally.

(b) There is no Litigation now pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with respect to any liability for Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has issued to any Person a power of attorney with respect to any Tax of the Company or any of its Subsidiaries.

(c) The Company and each of its Subsidiaries has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person, and the Company and each of its Subsidiaries has complied with all associated reporting and recordkeeping requirements.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (nor any predecessor) has been a member of an affiliated group of corporations (within the meaning of section 1502 of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which has been the Company). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign law or regulation), as a transferee or successor, by contract, or otherwise.

(e) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(f) The Company has made available to Parent or its representatives true and complete copies of (i) all Tax Returns of the Company and each of its Subsidiaries, including any such Tax Returns filed or included in any consolidated Tax Returns of the Company for the past three (3) years and for any other tax year with respect to which there is a pending audit, and (ii) all written communications relating to any Tax Returns or to any deficiency or claim proposed and/or asserted with respect thereto, irrespective of the outcome of such matter. Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, there are no pending audits of any Tax Returns.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a partner in a partnership or an owner of an interest in an entity classified or treated as a partnership for federal income Tax purposes, (ii) is subject to

Section 999 of the Code, (iii) is a party to an agreement relating to the sharing, allocation, or payment of, or indemnity for, Taxes.

(h) There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of the Company and its Subsidiaries, taken as a whole.

(i) Neither the Company nor any of it Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A).

(j) Neither the Company nor any of it Subsidiaries has participated in any reportable or listed transaction as defined under Treasury Regulations section 1.6011-4.

(k) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(l)(A)(ii) of the Code.

(l) Except as set for on Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to make any payment in the nature of compensation that would not be deductible under Code section 162.

Section 3.12.  Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all patents and patent applications owned by the Company or any of its Subsidiaries that are material to the Company’s operations (“Company Patents”); all registered trademarks and registrations and applications therefor and all unregistered trademarks owned by the Company or any of its Subsidiaries that are material to the Company’s operations (“Company Trademarks”); and all registered copyrights and unregistered copyrights owned by the Company or any of its Subsidiaries that are material to the Company’s operations (“Company Copyrights”). Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company Patents and all claims incorporated therein, and all Company Trademarks and Company Copyrights, are valid, subsisting and enforceable in the jurisdictions in which they are filed or issued; (ii) the Company and its Subsidiaries have good title to the Company Patents, Company Trademarks, and Company Copyrights; (iii) to the knowledge of the Company, with respect to items other than the Company Patents, Company Trademarks and Company Copyrights, the Company and its Subsidiaries have sufficient rights to use such Intellectual Property Rights in the conduct of their respective businesses (together with the Company Patents, Company Trademarks and Company Copyrights, all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”); and (iv) except as listed on Section 3.12(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries are the sole owners of all Company Intellectual Property, and none of the Company Intellectual Property is in the possession, custody, or control of any Person other than the Company or a Subsidiary of the Company.

(b) Section 3.12(b) of the Company Disclosure Schedule identifies each material item of Intellectual Property Rights (“Licensed Intellectual Property”) that is used by the Company or any of its Subsidiaries pursuant to any license, sublicense or other agreement, other than licenses arising from the purchase of “off the shelf” software products or any software embedded in any equipment or product purchased by the Company from a third Person (“Off the Shelf Software”, and the licenses required to be set forth on Section 3.12(b) of the Company Disclosure Schedule, the “Company Licenses”) and identifies, to the extent applicable, each Company License pursuant to which such Licensed Intellectual Property is licensed. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries use the Intellectual Property Rights of third parties only pursuant to valid, effective written license agreements; (ii) the Company Licenses are in full force and effect; and (iii) the transactions contemplated by this Agreement will not affect the right of the Company or any of its Subsidiaries to use, license, or sell any Licensed Intellectual Property.

(c) Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, any oral, charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation by the Company or any of its Subsidiaries with any of the Intellectual Property Rights of any other Person (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any third party in connection with the conduct of the business of the Company and its Subsidiaries or the use of the Company Intellectual Property or Licensed Intellectual Property). To the knowledge of the Company, neither the Company nor any of its Subsidiaries requires any material Intellectual Property Rights to conduct the business of the Company and its Subsidiaries substantially as presently conducted that the Company and its Subsidiaries do not already own or license or could purchase or license on commercial terms. The Company has no knowledge of any infringement or misappropriation by others of material Intellectual Property Rights owned by the Company or any of its Subsidiaries. To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe on or misappropriate any material Intellectual Property Rights of others, except where such infringement or misappropriation does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries own or have valid and enforceable rights to use all computer software and all source code, object code and related documentation thereof used by them in the operation of their respective businesses (“Internal Use Software”), without any known conflict with the Intellectual Property Rights of other Persons; (ii) to the knowledge of the Company, the Company or a Subsidiary of the Company possesses or controls the source code, object code and documentation for all Internal Use Software other than Off the Shelf Software; (iii) the Company and its Subsidiaries have disclosed source code to Internal Use Software that is proprietary to the Company and other than Off the Shelf Software only pursuant to written confidentiality terms that reasonably protect the Company or any of its Subsidiaries’ rights in such Internal Use Software; (iv) no Internal Use Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any person any source code or trade secret that is part of any material Software and that is also proprietary to the Company, or make payments for the use thereof, except for license fees and (v) the Internal Use Software owned or licensed by the Company and any of its Subsidiaries, and the rights of the Company and its Subsidiaries with respect to the Internal Use Software are adequate in all material respects to serve the needs of the business of the Company and its Subsidiaries as currently conducted.

(e) For purposes of this Agreement, “Intellectual Property Rights” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, software, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

Section 3.13.  Employee Benefits.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Plans which the Company or any of its Subsidiaries maintains or sponsors in whole or in part, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or under which the Company or any of its Subsidiaries has or may have any liability, or which benefits any current or former employee, officer or director, consultant or independent contractor of the Company, any of its Subsidiaries, or the beneficiaries or dependents of any such Person (each, a “Company Benefit Plan”). For purposes of this Agreement, the term “Plan” means any plan, program, agreement or arrangement that is: (i) an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA; (ii) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan or similar arrangement, agreement, practice or policy. For purpose of this Section 3.13, any reference to Company or Subsidiary shall be deemed to refer also to any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (o) of the Code.

(b) The Company has made available to Parent true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody, or relating to, all material Company Benefit Plans (including, where applicable, the most recent determination letter from the IRS).

(c) Except as otherwise disclosed in Section 3.13(c) of the Company Disclosure Schedule, each Company Benefit Plan is in compliance in all material respects with the terms of such Company Benefit Plan, the applicable requirements of the Code, ERISA and all other applicable Law, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s knowledge, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to be exempt from tax pursuant to Section 501(a) of the Code satisfies, both in form and operation, the requirements for such qualification and exemption in all material respects.

(d) There are no pending, or to the Company’s knowledge, threatened claims, suits, proceedings, prosecutions, inquiries, hearings, audits, investigations or disputes under the terms of, or in connection with, the Company Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business consistent with past practice.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to (or accelerate the timing of) any material payment, forgiveness of Indebtedness, vesting, distribution, or material increase in benefits under or with respect to any Company Benefit Plan or (ii) trigger any obligation to fund any Company Benefit Plan. Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, no payment to be made in connection with a change in control contemplated by this Agreement would fail to be deductible by reason of Code section 280G or result in the imposition of an excise tax on any Person pursuant to Code section 4999.

(f) No liability has been or would reasonably be expected to be incurred by the Company under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to the Company Benefit Plans and, to the Company’s knowledge, no event, transaction or condition has occurred or exists that could result in such liability of the Company or, following the Effective Time, the Surviving Corporation, Parent or any such Company Benefit Plan.

(g) At no time has the Company contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Plan which is a Multiemployer Plan.

(h) Each “group health plan” (within the meaning of Section 4980B of the Code) maintained by the Company has been administered, in all material respects, in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 and as provided under Section 4980B of the Code, except would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i) Except as disclosed on Section 3.13(i) of the Company Disclosure Schedule or as required under Section 601 et seq. of ERISA, no Company Benefit Plan provides benefits or coverage in the nature of life or disability insurance or health or medical benefits (whether or not insured) following retirement or other termination of employment.

(j) Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each “nonqualified deferred compensation plan” (within the meaning of Code section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) complies, in all respects, and has been operated in compliance, in all respects, with the requirements of Code section 409A and regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(k) Except as disclosed on Section 3.13(k) of the Company Disclosure Schedule, each Company Benefit Plan and any related Contracts may be amended or terminated without material penalty other than (i) the payment of benefits, fees or charges accrued or incurred through the date of termination and (ii) as may be prohibited by the express terms thereof.

(l) With respect to each Company Benefit Plan that is subject to legal requirements of a jurisdiction outside the United States, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, such plan has been established and administered, in all respects, in accordance with such requirements and has been registered (if applicable) and is, and has been, in good standing with applicable Governmental Entities.

Section 3.14.  Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and to the Company’s knowledge there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or its Subsidiaries. During the last three (3) years, there has not occurred nor, to the Company’s knowledge, has there been threatened any strike, slowdown, picketing, walkouts, work stoppage, concerted refusal to work overtime or other similar material labor activity with respect to any employees of the Company or its Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or Litigation and there is no representation petition pending or, to the Company’s knowledge, threatened with respect to any employee of the Company or any of its Subsidiary seeking recognition of a bargaining representative.

(b) The Company and its Subsidiaries are in compliance with all Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, discrimination, retaliation, immigration control, employee classification as exempt or non-exempt for overtime purposes, classification of Persons as independent contractors or employees, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans and occupational health and safety, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing”, workforce reduction or “mass layoff” as contemplated by WARN affecting any site of employment or facility of the Company or any of its Subsidiaries. As of the date hereof, there is no Order that limits or restricts in any material respect the Company or any of its Subsidiaries from relocating or closing any of the material operations of the Company or any of its Subsidiaries.

Section 3.15.  Contracts.

(a) Section 3.15 of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, is bound (each a “Material Contract”):

(i) any loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement or capital lease or any surety or guarantee relating to any Indebtedness or any Guarantee;

(ii) any Contract (other than a purchase order for supplies, raw materials or inventory entered into in the ordinary course of business consistent with past practice and that does not contain any minimum purchase or similar requirement) that by its terms calls for, or would reasonably be expected to result in aggregate payments by or to the Company or any of its Subsidiaries under such Contract of more than $125,000 per annum;

(iii) any Contract that is filed with the SEC under Item 6.01 of Regulation S-K of the Exchange Act or disclosed on a Current Report on Form 8-K;

(iv) any Contract that by its terms materially restricts the conduct of any current or future line of business by the Company or any of its Subsidiaries or Affiliates, or, after the Effective Time, would by its terms materially restrict the conduct of any current or future line of business by Parent or any of its Subsidiaries or Affiliates or would prevent any of them from entering into any territory, market or field, or any Contract that includes a grant to any Person of most-favored nation rights or similar rights;

(v) any Contract that provides for or otherwise relates to a material joint venture, partnership, strategic alliance or similar arrangement;

(vi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a material amount of the assets of any Person, business or of capital stock or other equity interests that (A) is currently in effect or (B) pursuant to which the Company has continuing indemnification, “earn-out” or other liabilities or obligations (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vii) any Company License;

(viii) (A) any employment or consulting agreement or bonus agreement, (B) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the transactions contemplated hereby, (C) any Contract providing for change of control benefits, severance or a similar arrangement and (D) any Contract providing for indemnification, in each of clauses (A) through (D), with any executive officer or any other employee of the Company or any of its Subsidiaries earning a base annual salary in excess of $125,000, or a member of the Company’s or any of its Subsidiaries’ board of directors or similar governing body;

(ix) any Real Property Lease;

(x) any Contract that prohibits payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries, prohibits the pledging of the Company’s or any of its Subsidiaries’ capital stock or equity interests, or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; and

(xi) any other material Contract not entered into in the ordinary course of business consistent with past practices.

The Company has made available to Parent a true and complete copy of each Material Contract required to be listed on Section 3.15(a) of the Company Disclosure Schedule.

(b) Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Material Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and is valid and binding on and enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with their terms and, to the knowledge of the Company, no other Person that is a party thereto has alleged that it is not binding on and enforceable to them; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Material Contract, is in material breach thereof or material default thereunder, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach thereof or material default thereunder; and (iii) each of the Company and its Subsidiaries and, to the knowledge of the Company, the other Person or Persons party thereto has materially performed all of its material obligations required to be performed by it under each Material Contract to which the Company or any of its Subsidiaries is a party.

Section 3.16.  Environmental.  Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its

Subsidiaries are and have been in material compliance with all applicable Environmental Laws and have obtained all Environmental Permits necessary for their operations as currently conducted; (ii) to the knowledge of the Company, there have been no Releases of any Hazardous Substance that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is subject to any written order, judgment, decree, letter or memorandum by or with any Governmental Entity imposing any liability or obligation under any Environmental Law on the Company or any of its Subsidiaries.

Section 3.17.  Company Real Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the real property owned in fee by the Company or any of its Subsidiaries (the “Owned Property”), including the address of the Owned Property and the name of the fee owner. The Company or one of its Subsidiaries has good, valid, and marketable title in fee simple to all of the Owned Property, free and clear of Liens, except for Permitted Liens. With such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material default under any restrictive covenants, declarations or restrictions affecting the Owned Property, which default remains uncured.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Property”), including the address of such Leased Property, and identifying the applicable lease or other agreement, including the landlord tenant and expiration date of the current term (each, a “Real Property Lease”). The Company has made available to Parent true, correct and complete copies of the Real Property Leases, including all amendments, extension notices, estoppels, subordination, non-disturbance and attornment agreements. The Company or one of its Subsidiaries has a valid leasehold interest and right to the use and occupancy of each Leased Property, and except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other Person, party to such Real Property Lease in question, is in material breach of, or material default under, any such Real Property Lease, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach of, or material default under, any such Real Property Lease.

(c) Other than the rights of owners of the Leased Properties and the rights of the Company and its Subsidiaries, to the knowledge of the Company and subject to matters of record, the Owned Property and the Leased Property are free of any right of possession or claim of right of possession of any other party.

(d) There is no pending or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Owned Property or, to the knowledge of the Company, there is no pending or threatened eminent domain, condemnation or similar proceeding affecting any Leased Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has good and marketable title to, or, in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or right to use, all of the personal properties, rights and assets, whether tangible or intangible currently used in the operation of its business (“Personal Property”). Except as disclosed in Section 3.17(e) of the Company Disclosure Schedule, none of the Personal Property is subject to any Lien, except for Permitted Liens and such matters which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The property and equipment of the Company and its Subsidiaries that are used in the operations of business are in materially good operating condition (subject to normal wear and tear), except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.18.  Insurance.  Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all currently effective insurance policies issued in favor of the Company and its Subsidiaries.

Such policies are valid and, to the knowledge of the Company, are customary and adequate for companies of similar size in the industries and locations in which the Company and its subsidiaries operate. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or modification, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for defaults that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 3.19.  Suppliers.  The Company and its Subsidiaries have adequate sources of supply for the operation of the business of the Company and its Subsidiaries as presently conducted. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not received any written notice of the intention of any material supplier to: (a) cease doing business or reduce or adversely alter in any material respect the business transacted with the Company or any of its Subsidiaries or (b) terminate any contract with the Company or any of its Subsidiaries.

Section 3.20.  Affiliate Transactions.  All transactions, agreements, or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than its Subsidiaries), on the other hand, that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed.

Section 3.21.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of Signal Hill Capital Group LLC, dated April 2, 2010, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Parent.

Section 3.22.  No Brokers or Finders.  With the exception of the engagement of BB&T Capital Markets and Signal Hill Capital Group LLC by the Company, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between (i) the Company and BB&T Capital Markets relating to the Merger and the other transactions contemplated hereby, and (ii) the Company and Signal Hill Capital Group LLC relating to the issuance of a fairness opinion with respect to the Merger and the other transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1.  Organization and Qualification.  Each of Parent and Merger Sub is a corporation that is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted or to have such power or authority would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company complete and correct copies of Parent’s organizational documents, each as amended to the date hereof, and each as delivered is in full force and effect.

Section 4.2.  Authorization.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub and no vote or other actions of their respective stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. Parent, Merger Sub and GeoDigm Corporation, as sole stockholder of Merger Sub, have taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3.  No Violation.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b) of the Parent Disclosure Schedule, any Contract to which Parent, Merger Sub or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent, Merger Sub or any of their respective Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated hereby.

(b) Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Applicable Consents.

Section 4.4.  Litigation.  There is no Litigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their Affiliates or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity, whether or not covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.5.  Available Funds.  Assuming the accuracy of the representations and warranties set forth in Section 3.2 and the Company’s performance of its obligations, covenants and agreements contained in Section 5.1, Parent and Merger Sub will have as of the Effective Time available to them, when combined with the Company’s cash and cash equivalents, all funds necessary to consummate the Merger and the other transactions contemplated hereby and to perform their obligations hereunder. As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified, and (ii) the commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and Sponsor. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub or Sponsor under any term or condition of the Equity Commitment Letter.

Section 4.6.  No Brokers or Finders.  No financial advisor, broker or finder is entitled to any fee or commission with respect to the transactions contemplated hereby based on arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7.  No Prior Activities of Merger Sub.  Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity. As of the Effective Time, Merger Sub’s common stock will be the only class or series of its capital stock that is issued and outstanding and all of such stock shall be owned directly by Parent or by a wholly-owned Subsidiary of Parent.

Section 4.8.  No Ownership of Stock of Company.  Neither Parent, nor Sponsor, nor, to the knowledge of Parent, their respective Affiliates, including Merger Sub, taken together as a group, beneficially own in excess of 1% of the lesser of the aggregate number of outstanding Company Common Stock and neither Parent, nor Sponsor, nor to the knowledge of Parent, any of their respective Affiliates, including Merger Sub, is or has been deemed to be, within three years prior to the date of this Agreement an “interested stockholder” or an “affiliate of an interested stockholder” for purposes of Chapter 110F of the General Laws of Massachusetts.

Section 4.9.  Solvency.  Assuming (a) that the Company is Solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, or waiver of such conditions, (c) the accuracy and completeness of the representations and warranties of the Company set forth in Article 3 (without giving effect to any knowledge, materiality or “Material Adverse Effect on the Company” qualifications or exceptions contained therein or in the defined terms used therein) and (d) that the Company financial statements set forth in the SEC Reports fairly present in all material respects the consolidated financial condition of the Company as of the end of the periods covered thereby and the consolidated results of operations of the Company for the periods covered thereby, and after giving effect to the Merger, including the payment of the aggregate Merger Consideration, payment of all amounts required by this Agreement to be paid in connection with the consummation of the Merger, and payment of all related fees and expenses (with respect to fees and expenses of the Company incurred prior to the Effective Time, assuming the material accuracy of the estimates set forth on Section 4.9 of the Company Disclosure Schedule), each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the transactions contemplated thereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all liabilities of such Person that have been disclosed to, or are otherwise known to, Parent, including contingent and other liabilities that have been disclosed to, or are otherwise known to, Parent, as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the known and probable liabilities of such Person on its existing debts (including contingent and other liabilities that have been disclosed to, or are otherwise known to, Parent) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities that have been disclosed to, or are otherwise known to, Parent, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its known liabilities, including contingent and other liabilities that have been disclosed to, or are otherwise known to, Parent, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet such obligations as they become due.

Section 4.10.  Management Arrangements.  As of the date of this Agreement, none of Parent, Merger Sub, Sponsor nor any of Sponsor’s Affiliates, or, to the knowledge of Parent, any of the other Affiliates of Parent or Merger Sub (other than Sponsor and its Affiliates), has entered into any contract, agreement, arrangement or understanding, oral or written, with any of the officers or directors of the Company, or any Person known by Parent to be an Affiliate of any director or officer of the Company, that is currently in effect or that would become effective in the future (upon consummation of this Agreement and transactions contemplated thereby or otherwise) and that has not been disclosed to the board of directors of the Company.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.1.  Covenants of the Company.

(a) During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated and permitted by this Agreement, described in Section 5.1 of the Company Disclosure Schedule or as otherwise approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which written request for such consent is provided by the Company to Parent:

(i) Ordinary Course.  The Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary and usual course of business consistent with past practice. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to: (A) preserve substantially intact the business organization of the Company and its Subsidiaries and their respective material rights and material properties, (B) to keep available the services of their respective present officers and key employees, (C) operate in all material respects in compliance with all applicable Laws, (D) maintain and preserve, in all material respects, the current relationships of the Company and its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company and its Subsidiaries has a business relationship and (E) maintain in effect the current insurance coverage set forth on Schedule 3.18 of the Company Disclosure Schedule maintained by the Company or any of its Subsidiaries or comparable replacement insurance coverage.

(ii) Governing Documents.  The Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to its articles of organization, bylaws or similar organizational documents.

(iii) Dividends.  The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of its capital stock or any other voting securities, other than dividends and distributions by a Subsidiary to the Company or another Subsidiary of the Company.

(iv) Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) purchase or redeem any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, (ii) adjust, split, reverse split, combine, subdivide or reclassify any of its capital stock or any other securities or (iii) make any other changes in its capital structure (except, in the case of clauses (i) and (iii) only, the issuance of the Conversion Shares, the issuance of the Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the close of business on the Capitalization Date, the settlement of any Company RSUs outstanding as of the close of business on the Capitalization Date, the forfeiture of any Company Restricted Shares, the surrender of shares of Company Common Stock to the Company or the withholding of shares of Company Common Stock by the Company to cover withholding obligations).

(v) Company Benefit Plans.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) amend, suspend or terminate any provision of any Company Benefit Plan, except to the extent necessary to comply with applicable Law, (ii) adopt or enter into any arrangement that would be a Company Benefit Plan, (iii) increase or accelerate the vesting or payment of the compensation, bonus opportunities or severance, change in control or other benefits of or grant or pay any benefits to, any director, officer or employee or any other Person, or take any similar action, except, in the case of this clause (iii), (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement and listed on Section 3.13(a) of the Company

Disclosure Schedule, (B) to the extent required by applicable Law or (C) in the ordinary course of business, consistent with past practice, to non-executive employees of the Company or its Subsidiaries who receive less than $125,000 per year in base salary from the Company and its Subsidiaries, and (iv) grant any severance or termination pay to any present or former director, officer or employee or consultant of the Company or its Subsidiaries, other than as required pursuant to a Company Benefit Plan in effect as of the effectiveness of this Agreement and disclosed in the Company Disclosure Schedule.

(vi) Issuance of Securities.  Except for the issuance of Company Common Stock upon the exercise of Company Stock Options, the settlement of Company RSUs, and the issuance of the Conversion Shares, in each case outstanding as of the close of business on the Capitalization Date in accordance with their current terms, the Company shall not, and shall not permit any of its Subsidiaries to: (i) grant, issue or sell any shares of capital stock or any other securities, including Company Voting Debt, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt or (iii) take any action under or amend the terms of the Company Stock Plans, Employee Benefit Plans or otherwise with respect to Company Stock Options, Company Restricted Shares, Company RSUs, or options under the Company ESPP that is inconsistent with the treatment contemplated by Section 1.9.

(vii) Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, incur or otherwise become liable for any Indebtedness or guarantee Indebtedness of another Person other than borrowings under Second Amended and Restated Loan Agreement by and between Bank of America, N.A., the Company and the Subsidiaries of the Company therein named (as amended from time to time, the “Credit Agreement”) so long as the aggregate outstanding borrowings or other extensions of credit thereunder do not exceed $27,500,000.

(viii) No Acquisitions.  Except for (A) purchases of inventory items or supplies in the ordinary course of business consistent with past practice or (B) capital expenditures in compliance with Section 5.1(a)(xii), the Company shall not, and shall not permit any of its Subsidiaries to, acquire: (i) by merging or consolidating with, or by purchasing stock or assets of, or by making any investment in or loan or advance to, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (ii) any real property or (iii) assets with an aggregate value greater than $100,000.

(ix) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, lease, sublease, license, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of or compromise or release, any of its material properties, rights or assets (including capital stock or other equity interests of Subsidiaries of the Company), except for sales of inventory in the ordinary course of business consistent with past practice, or fail to renew or extend the term of any Real Property Lease where the option or right to renew or extend the term thereof is required to be renewed or extended prior to the Effective Time.

(x) Taxes.  The Company shall not, and shall not permit any of its Subsidiaries to, make revoke or change any material Tax election, change in any material respect any method of Tax accounting or Tax accounting period, settle or compromise any audit, claim or assessment or material liability for Taxes, enter into any closing agreement, file any amended Tax Return involving a material amount of additional Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the statue of limitations period applicable to any income and any other material Taxes, in each case except as required by GAAP or applicable Law.

(xi) Settlement of Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle any Litigation, except where such settlement (i) involves potential payments of less than $250,000, in the aggregate, by the Company or its Subsidiaries, (ii) does not require the Company or any of its Subsidiaries to admit liability, (iii) does not involve the Company or any of its Subsidiaries consenting to non-monetary relief and (iv) is not expected to have a material impact on Parent or the Surviving Corporation after the Closing Date.

(xii) Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in respect of any capital expenditure project, other than: (i) as contemplated by the capital expenditure budget attached as Section 5.1(a)(xii) of the Company Disclosure Schedule, (ii) those capital expenditures for the repair or replacement of the Company’s property that has been damaged or destroyed and is funded by the proceeds of any casualty insurance covering such property and (iii) other capital expenditures not exceeding $250,000 in the aggregate.

(xiii) Accounting Methods.  The Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its material financial or tax accounting principles, practices or methods, except to the extent required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or Regulation S-X under the Securities Act.

(xiv) Material Contracts.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract, (ii) enter into any Contract, which if entered into prior to the date of this Agreement would have been a Material Contract (other than in the ordinary course of business consistent with past practices and not of the type referred to in Section 3.15(a)(i), (iv), (v), (vi), (viii), (x) or (xi)) or (iii) enter into any new Contract that contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement.

(xv) Confidentiality Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to (A) waive, release, grant or transfer any right of material value, other than in the ordinary course of business and consistent with past practice or (B) agree to modify in any material adverse respect, or fail to enforce or consent to any material matter with respect to which the Company’s or its Subsidiaries’ consent is required, under any material confidentiality, standstill or similar agreement to which the Company or its Subsidiaries are party.

(xvi) WARN.  The Company shall not, and shall not permit any of its Subsidiaries to, effectuate or permit a “plant closing” or “mass layoff”, as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries.

(xvii) Dissolution and Reorganization.  The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(xviii) SEC Filings.  The Company shall file its reports, statements and other documents with the SEC as required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

(xix) No Related Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment, or arrangement to do any of the foregoing set forth in Sections 5.1(a)(ii)-(xviii).

(b) No Control of the Company’s Business.  Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2.  Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable (and, in any event, within fifteen (15) Business Days) after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement and proxy card with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Subject to Section 5.5, the Board of Directors,

shall include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote to approve the Merger and this Agreement (the “Company Recommendation”) and will use reasonable best efforts to include the written opinion referred to in Section 3.21. Parent, Merger Sub and the Company shall cooperate with each other and provide reasonable assistance to each other in connection with the preparation of the Proxy Statement and shall promptly provide to each other any information regarding such party that is necessary to include in the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement and shall consider in good faith and include such comments reasonably proposed by Parent and (ii) each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall ensure that such information supplied by it in writing specifically for inclusion in the Proxy Statement will not, on the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. Subject to Parent’s and Merger Sub’s compliance with this Section 5.2(a), the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after its filing with the SEC; provided, however, that the Company shall not be required to mail the Proxy Statement to its stockholders or to call, give written notice of, convene and hold the Company Stockholders Meeting on or prior to the Go-Shop Period End Date. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC and the Company shall provide Parent a reasonable opportunity to review and comment on such comments to the Proxy Statement and shall consider in good faith and include such comments reasonably proposed by Parent. If, at any time prior to the Effective Time, any information relating to the Company, or any of its Subsidiaries, officers or directors, should be discovered by Parent or the Company that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, then the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith and include such comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement (i) will not, on the date that it is first mailed to stockholders of the Company and as of the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, and (ii) comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company shall not be responsible for information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

(b) The Company shall use its reasonable best efforts to have the SEC confirm that it has no further comments on the Proxy Statement as soon as reasonably practicable after its filing with the SEC and, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, duly take, in accordance with all applicable Law, the articles of organization and bylaws of the Company and the

Rules of The Nasdaq Global Market, all action necessary to call, give written notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Requisite Stockholder Vote with respect to the transactions contemplated hereby and shall take all reasonable and lawful action to solicit the approval and adoption of this Agreement by the Company Requisite Stockholder Vote; provided, however, that the Company will not be required to mail the Proxy Statement to its stockholders, call, give written notice of, convene and hold the Company Stockholders Meeting on or prior to the Go-Shop Period End Date. The Company (and its Board of Directors and any special committee thereof formed to evaluate an Acquisition Proposal): (a) shall take all action that is reasonable and lawful to solicit from the stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other action reasonably necessary or advisable to secure the Company Requisite Stockholder Vote in the manner required by the rules of The Nasdaq Global Market and the MBCA to obtain such approvals and (b) subject to Section 5.5(f) and Section 5.5(g), shall not withhold, withdraw or modify, or publicly propose or resolve to withhold or modify, the Company Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (i) with Parent’s consent, as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) for the duration and pendency of any Notice Period then in effect and for a reasonable time thereafter (not to exceed two (2) Business Days) in order to permit notification to be sent to the Company’s stockholders regarding such adjournment or postponement (provided, however, this clause (iii) shall not apply if Parent, in its sole and absolute discretion, elects in a written notice to the Company to forego any such pending Notice Period). For the avoidance of doubt, unless this Agreement is terminated pursuant to Section 7.1, the Company shall be obligated to undertake the foregoing actions described in this Section 5.2 irrespective of whether a Change in Company Recommendation shall have occurred. Parent and the Company shall each be responsible to pay fifty percent (50%) of any and all fees and expenses incurred, indirectly or directly, by the Company in connection with the filing, printing and mailing of the Proxy Statement and the holding of the Company Stockholders’ Meeting, unless this Agreement is terminated pursuant to Section 7.1(b), 7.1(d), 7.1(e), 7.1(g) or 7.1(h), in which case the Company shall be solely responsible for such fees and expenses.

Section 5.3.  Further Information.  Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent and its counsel, accountants, consultants, other authorized Representatives and prospective lenders, financing sources and their Representatives reasonable access, during normal business hours, subject in each case to such reasonable limitations on the time of day and the manner of the access to maintain confidentiality, to the officers, employees, properties, books and records of the Company and its Subsidiaries; provided, that Parent and its Representatives shall conduct their review in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries; and provided further, however, that the foregoing shall not require the Company to permit any inspection or disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties in violation of a confidentiality obligation of the Company or any of its Subsidiaries. Without limitation of the foregoing, the Company shall cause its and its Subsidiaries’ officers and employees to furnish such financial and operating data and other information as may be reasonably requested by Parent from time to time. All of the requirements of this Section 5.3 shall be subject to: (i) any prohibitions or limitations of applicable Law, (ii) the terms of any Contract entered into prior to the date hereof to which the Company or any of its Subsidiaries is a party to the extent disclosure thereof to Parent would reasonably be expected to violate the terms of such Contract (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), (iii) any restrictions which the Company reasonably believes are necessary to preserve the attorney-client privilege of the Company or any of its Subsidiaries and (iv) the Confidentiality Agreement.

Section 5.4.  Reasonable Best Efforts.

(a) Subject to Sections 5.4(c) and 5.5, each of the Company and Parent shall reasonably cooperate with and assist the other party, and shall (and shall cause their respective Subsidiaries and Representatives to) use all of their respective reasonable best efforts, to promptly: (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all (A) approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby and (B) any notices or consents disclosed or required to be disclosed on the Company Disclosure Schedule or required to prevent the occurrence of an event reasonably likely to have an adverse effect on the Company or its Subsidiaries (or their respective rights, properties or assets) after the Effective Time, in each case, in the most expeditious manner practicable, but in any event before the Termination Date. Subject to Section 5.4(c), except as otherwise expressly contemplated hereby, each of the Company and Parent shall not, and shall cause its respective Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions.

(b) In furtherance and not in limitation of the foregoing, as soon as reasonably practicable following the execution of this Agreement, each party hereto shall (and/or, if applicable, cause its ultimate parent to) file with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form relating to the Merger and the transactions contemplated hereunder pursuant to the HSR Act, and use commercially reasonable efforts to obtain early termination thereunder; provided, however, that the parties shall not be required to file such Notification and Report Forms until the second Business Day after the Go-Shop Period End Date unless Parent shall elect otherwise and notifies the Company in writing a reasonable period of time prior to filing. Each party shall promptly supply the other party with any information which may be required in order to effectuate such filing and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Parent and the Company shall each pay fifty percent (50%) of all filing fees under the HSR Act.

(c) In connection with this Section 5.4, the parties hereto shall (and/or, if applicable, cause its ultimate parent to) (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry related to the Merger and other transactions contemplated hereby, (ii) promptly inform the other party of any communication (written or oral) received by such party from, or given by such party to, the DOJ, FTC or any other Governmental Entity and of any material communication (written or oral) received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable, each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby; provided, that all such obligations pursuant to clause (i)-(iv) above shall be deemed void or limited if or to the extent such actions would in the opinion of the applicable party’s outside legal counsel violate any applicable Law; and provided, further, that no party shall be required to, and the Company (and, with respect to the effects listed in clauses (i) and (ii) below, Parent) shall not and shall cause its Subsidiaries not to (without the prior written consent of Parent or the Company, as the case may be), enter into any agreements or commitments or take any other actions to resolve any such objections or actions if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) result in any of the transactions contemplated by this Agreement being rescinded following the Effective Time, (iii) limit or otherwise adversely affect the right of Parent (or any Affiliate thereof) to own or vote any shares of capital stock of the Surviving Corporation, control the Surviving Corporation or operate all or any portion of the business of the Company and its Subsidiaries or (iv) require or compel the Company, any of the Company’s Subsidiaries, Parent or any Affiliate of Parent to dispose of all or any portion of its properties or assets. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel (and experts and consultants retained by such outside counsel) of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

Section 5.5.  Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Boston, Massachusetts time, on May 12, 2010 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right, acting under the direction of the Company’s Board of Directors, to directly or indirectly: (i) initiate, solicit and encourage (including in any press release announcing this transaction), Acquisition Proposals, including by way of making public disclosure relating to such solicitation and by way of providing access to non-public information to any Person (each a “Solicited Person”), subject to first entering into an Acceptable Confidentiality Agreement with each such Solicited Person; provided, that the Company shall promptly (and in any event within 48 hours) provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Solicited Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Sections 5.5(c), (d), and (f), from the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information or access to its employees to initiate, solicit, knowingly facilitate or encourage an Acquisition Proposal) the submission of any Acquisition Proposal (or inquiries or requests that relate thereto or could reasonably be expected to lead thereto) or engage in any discussions or negotiations with respect thereto (or that could reasonably be expected to lead to an Acquisition Proposal) or otherwise cooperate with or assist or participate in or facilitate any such requests, proposals, offers, discussions or negotiations, (ii) take any action to make the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transactions”, “business combination” or other anti-takeover laws and regulations of any state, including, without limitation, the provisions of Chapter 110F of the Massachusetts General Laws, as amended, inapplicable to any transactions contemplated by an Acquisition Proposal, (iii) adopt, approve or recommend, or resolve to or publicly propose to adopt, approve or recommend, an Acquisition Proposal, or enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement or agreement (other than an Acceptable Confidentiality Agreement) providing for or relating to an Acquisition Proposal or consummate any such transaction, or enter into any agreement or understanding requiring the Company to abandon, terminate or fail to consummate this Agreement or the transactions contemplated hereby or breach its obligations hereunder, or (iv) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal, or propose to do any of the foregoing.

(c) If at any time following the Go-Shop Period End Date and prior to obtaining the Company Requisite Stockholder Vote, the Company or any of its Subsidiaries has received a written Acquisition Proposal from a third party (other than a written Acquisition Proposal that was intentionally or knowingly solicited in violation of this Agreement or that directly or indirectly resulted from a material breach of this Section 5.5) that (i) the Board of Directors believes in good faith to be bona fide and (ii) the Board of Directors determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with or in violation of the directors’ fiduciary duty under applicable Law and that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then, the Company may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations (including, as a part thereof, making any counterproposals) with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) shall not, and shall not allow any of its Subsidiaries or its or their respective Representatives to, disclose or make available any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement, and (y) will promptly (and in any event within 48 hours) provide or make available to Parent any nonpublic information concerning the Company provided or made available to such other Person which was not previously provided or made available to Parent.

(d) (i) Notwithstanding the provisions of Section 5.5(b), the Company may take any of the actions described in Section 5.5(c) from and after the Go-Shop Period End Date and prior to obtaining the Company Requisite Stockholder Vote with respect to any party or any of its Affiliates (each such party, a “Continuing Party”) that has made a written Acquisition Proposal which was received by the Company after the date hereof and prior to the Go-Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding such Acquisition Proposal, provided that, in each case, the Board of Directors believes in good faith that such Acquisition Proposal is bona fide and determines in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal. Any determination by the Board of Directors that any such Acquisition Proposal received prior to the Go-Shop Period End Date meets the requirements described in this Section 5.5(d)(i) shall be made not later than 48 hours after the Go-Shop Period End Date. No later than 72 hours following the Go-Shop Period End Date, the Company shall notify Parent, in writing, of the identity of each Continuing Party and shall provide Parent a copy of each Acquisition Proposal received from any Continuing Party. From and after the Go-Shop Period End Date, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as of the status of any material developments, modifications, discussions and negotiations concerning all Acquisition Proposals from Continuing Parties.

(ii) Notwithstanding anything contained in this Section 5.5(d) to the contrary, any Continuing Party shall cease to be a Continuing Party for all purposes under this Agreement at such time as its Acquisition Proposal fails to satisfy the requirements of Section 5.5(c)(i) and (ii) or otherwise expires or is withdrawn. The Company shall promptly (and in any event within 24 hours) notify Parent in writing when a Continuing Party ceases to be a Continuing Party. Subject to Section 5.5(c), at the Go-Shop Period End Date, other than with respect to Continuing Parties, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and use its (and will cause its Subsidiaries and their respective Representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to such Person on behalf of the Company.

(e) After the Go-Shop Period End Date, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it receives (or after it becomes aware that one of its Representatives has received): (A) an Acquisition Proposal from a Person or group of related Persons (other than a Continuing Party) or written or verbal indication that such Person or group is considering making an Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making or proposing to make such Acquisition Proposal, to the extent known, (B) any request by any Person or group of related Persons for non-public information relating to the Company other than requests in the ordinary course of business, consistent with past practices, and reasonably believed by the Company to be unrelated to an Acquisition Proposal or (C) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any Person or group of related Persons. Without limiting the foregoing, the Company shall inform Parent in writing within 48 hours, in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.5(c). The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as to the status of any material developments, modifications, discussions, negotiations concerning all Acquisition Proposals from any such Persons.

(f) Subject to Section 5.5(g), the Board of Directors shall not directly or indirectly (i) withdraw, withhold, qualify or modify in a manner adverse to Parent, publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation, (ii) fail to include, or publicly propose not to include, the Company Recommendation in the Proxy Statement, (iii) publicly propose to accept an Acquisition Proposal (iv) after the Go-Shop Period End Date, fail to publicly reaffirm the Company Recommendation within 48 hours after Parent so requests in writing in response to an Acquisition Proposal that has been publicly made or publicly disclosed or announced and not withdrawn; provided, that the Company shall not be required to publicly reaffirm the Company Recommendation during any pending Notice Period; and provided further, the foregoing proviso shall not apply if Parent, in its sole and absolute discretion, elects in a written notice to the Company to forego any such pending Notice Period), or (v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act (whether or not applicable) in a Solicitation/Recommendation Statement filed on Schedule 14D-9 or other public communication by or on behalf of the Company with respect to such Acquisition Proposal (it being understood and agreed that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a failure for purposes of clause (iv) above or this clause (v)) (each of the actions or omissions described in clauses (i) through (v) above, a “Change in Company Recommendation”); provided, that at any time prior to obtaining the Company Requisite Stockholder Vote, if the Company receives an Acquisition Proposal (including from a Continuing Party) after the date hereof and the Board of Directors concludes in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect a Change in Company Recommendation would be inconsistent with the fulfillment of its fiduciary duties under applicable Law, the Board may (i) cause the Company to terminate this Agreement pursuant to Section 7.1(h) to concurrently enter into a definitive agreement with respect to such Superior Proposal and/or (ii) effect a Change in Company Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.2(c); provided, further, that the Company may not terminate this Agreement pursuant to the foregoing clause (i) and the Board of Directors may not effect a Change in Company Recommendation pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of its intention to effect a Change in Company Recommendation or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the Person or group of Persons making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and any other material documents relating thereto. During the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of this Agreement and the Equity Commitment Letter, and the Board of Directors shall take into account any changes to the financial and other terms of this Agreement and the Equity Commitment Letter proposed by Parent in response to any such written notice by the Company in evaluating whether the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and a new Notice Period, except that such new Notice Period shall be two (2) Business Days; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to the foregoing clause (i) in order to accept a Superior Proposal (and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect) if such Superior Proposal was knowingly and intentionally solicited in violation of this Agreement or that directly or indirectly resulted from a material breach of this Section 5.5).

(g) Notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, the Board of Directors may, prior to obtaining the Company Requisite Stockholder Vote and solely in response to an Intervening Event, effect a Change in Company Recommendation, if the Board of Directors determines in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with the fulfillment of its fiduciary duties; provided, however, that prior to taking such action, (i) the Board of Directors shall have given Parent at least four (4) Business Days’ prior written notice of its intention to take such action and a description of the Intervening Event, (ii) the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of this Agreement and the Equity Commitment Letter and (iii) the Board of Directors shall have taken into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company and shall have determined in good faith, after consultation with its outside legal advisors, that failure to effect a Change in Company Recommendation in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Nothing contained in this Section 5.5 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (whether or not applicable) or from otherwise making any disclosure to its stockholders that is required by applicable Law; provided, however, that any communications to stockholders under such rules other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (whether or not applicable), an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation in favor of the Merger, shall be deemed to be a Change of Company Recommendation.

(i) For purposes of this Section 5.5, “Board” or “Board of Directors” means the Board of Directors of the Company or a special committee of the Board of Directors appointed by the Board of Directors to evaluate any Acquisition Proposal.

Section 5.6.  Indemnification; Directors and Officers Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the respective articles of organization, certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, for a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless current and former officers and directors of the Company or any of its Subsidiaries, and any Person prior to the Effective Time serving at the request of the Company or a Subsidiary of the Company as a director or officer (or similar fiduciary agent of another corporation, partnership, trust, employee benefit plan or other enterprise), as provided in the respective certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (collectively, the “Indemnified Persons”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of each of the Indemnified Persons, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to, or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Person of any Expenses incurred by such Indemnified Person in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Person, if required or permitted by applicable Law, to repay such Expenses if it is ultimately determined under applicable Law that such Indemnified Person is not entitled to be indemnified. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto). All rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or the Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. For purposes of this Section 5.6(a): (x) the term “Claim” means any threatened, asserted, pending or completed claim, proceeding, investigation or inquiry, whether instituted by any party hereto, any Governmental Entity or any other party, that any Indemnified Person in good faith reasonably believes might lead to the institution of any such claim, proceeding, investigation or inquiry, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Person’s duties or service as a director or officer of the Company or any of the Subsidiaries, at or prior to the Effective Time at the request of the Company or any of the Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in at the request of Parent or Surviving Corporation (including on appeal), or preparing to investigate, defend, be a witness in or participate in at the request of Parent or Surviving Corporation, any Claim for which indemnification is authorized pursuant to this Section 5.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Person. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been sought by such Indemnified Person hereunder unless: (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Person from all liability arising out of such Claim, (ii) such Indemnified Person otherwise consents thereto, or (iii) Parent or the Surviving Corporation acknowledges that such Claim is subject to this Section 5.6.

(b) Prior to the Effective Time, the Company shall purchase, and following the Effective Time, Parent and the Surviving Corporation shall maintain in effect for a term of six (6) years after the Effective Time, without any lapse in coverage, one or more so called “tail” or “run-off” directors and officers liability insurance policies with respect to wrongful acts and/or omissions committed or allegedly committed by the Indemnified Persons at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) (“D&O Insurance”). Such D&O Insurance shall have a maximum premium of 300% of last year’s annual premium for the Company’s existing directors and officers liability insurance policy (the “Premium Limit”), an aggregate coverage limit over the term of such policy at least as great as the aggregate annual coverage limit under the Company’s existing directors’ and officers’ liability insurance policy, with a term of at least six (6) years and shall also be as near as possible in all other material respects to such existing policy; provided, however, that if the premium for six (6) years of D&O Insurance on such terms will exceed the Premium Limit, the Company may modify the term or coverage amounts so long as the premium does not exceed the Premium Limit.

(c) Parent shall cause the Surviving Corporation to possess sufficient assets in order for the Surviving Corporation to fulfill its obligations under this Section 5.6, provided, however, that to the extent the Surviving Corporation is unable to fulfill its obligations hereunder, Parent shall assume all such obligations. The provisions of this Section 5.6 shall survive the consummation of the Merger for a period of six years and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.6 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, (A) to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Corporation, as the case may be, shall assume the obligations of Parent and Surviving Corporation set forth in this Section 5.6 and (B) prompt notice thereof shall be provided to the Indemnified Persons.

(d) For a period of six (6) years from and after the Effective Date, the articles of organization and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors and officers prior to the Effective Time than are presently set forth in the Company’s restated articles of organization, as amended, and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of any such individuals.

Section 5.7.  Public Announcements.  Subject to the Company’s rights under Section 5.5(a), neither Parent nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), unless Parent or the Company (as the case may be) determines that the issuance of such press release or the making of such other public statement is required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.8.  State Takeover Laws.  If any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or similar Law is or shall become applicable to the transactions contemplated hereby, then each of Parent, Merger Sub the Company and the Board of Directors of the Company shall, to the extent within their power or control, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 5.9.  Notification of Certain Matters.  Parent shall use its reasonable best efforts to give prompt written notice to the Company, and the Company shall use its reasonable best efforts to give prompt written notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause the conditions set forth in Section 6.1, 6.2 or 6.3 not to be satisfied or result in such satisfaction being materially delayed or (b) any material failure of such party or of any officer, director, employee or Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available under this Agreement to the party giving or receiving such notice; and provided further, that no party shall have the right not to close the Merger or the right to terminate this Agreement as a result of the failure of delivery of such a notice by another party hereto if the underlying breach would not result in such party having such rights under the terms of Articles 6 and 7 hereof.

Section 5.10.  Confidentiality.  Each of the Company and Parent acknowledges and confirms that (a) the Company, Sponsor and Parent have entered into a Confidentiality Agreement, dated February 19, 2010 (the “Confidentiality Agreement”), (b) all information provided by a party hereto to another party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.11.  Employee Matters.

(a) Parent hereby agrees that, for a period of one year immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation to, (i) provide each employee of the Company and its Subsidiaries who remains employed with the Surviving Corporation, Parent or any other Affiliate of Parent (the

“Continuing Employees”) as of the Effective Time, during such continued employment (if any), with at least the same level of base salary, cash incentive compensation and other cash variable compensation (on an aggregate, not component-by-component, basis) that was provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) provide the Continuing Employees with employee benefits (other than equity-based compensation) that are no less favorable, determined in the aggregate on a Plan-by-Plan basis, than those provided to such Continuing Employees immediately prior to the Effective Time (provided, that Parent’s obligations under the preceding clauses (i) and (ii) shall be limited to compensation and employee benefits disclosed to Parent and its Representatives by the Company not later than the date of this Agreement). The Company, Parent and Merger Sub agree that this Section 5.11 is not intended to, and does not, alter the at-will nature of the employment of any Continuing Employee, to the extent that the employment of such Continuing Employee prior to the Effective Time is at-will in nature.

(b) From and after the Effective Time, Parent and its successors and assigns, shall guarantee the payment and performance of the Surviving Corporation with respect to, and cause the Surviving Corporation, and any successors or assigns, to assume, honor, perform and pay, in accordance with their terms, all supplemental employee retirement plans and other deferred compensation plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries. Parent shall not and shall cause the Surviving Corporation not to impair, encumber, borrow against or otherwise take any actions adverse to the beneficiaries of the Company’s supplemental employee retirement plans and other deferred compensation plans, including such life insurance policies that are maintained solely to satisfy identified obligations under such plans, other than borrowings against the policies that are used solely to make payments to the beneficiaries in accordance with the terms of the plans as and when required thereunder. Parent, and its successors and assigns, shall cause the Surviving Corporation and any and all of its successors and assigns to expressly assume the Company’s Supplemental Executive Retirement Plans described in Section 3.13(a) of the Company Disclosure Schedule (the “SERPs”). Parent shall establish a Rabbi Trust prior to the Effective Date, in form and substance reasonably acceptable to the Company, to separately hold each and every underlying insurance contract maintained solely to satisfy identified obligations under any SERP. In no event shall Parent (or any of its successors, assigns or Affiliates) allow any Lien or other security interest of any nature or kind to attach to any of the life insurance policies that are maintained solely to satisfy identified obligations under the SERPs (except as may arise under applicable Law).

(c) Continuing Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting and eligibility to receive benefits) under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time for service with the Company and any ERISA Affiliate through the Effective Time to the same extent recognized by the Company and any ERISA Affiliate under comparable Plans immediately prior to the Effective Time. Such employee benefit plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company and any ERISA Affiliate; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Parent Welfare Benefit Plans”) in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, subject to applicable Law, (a) use reasonable efforts to waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Parent Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan, and (b) provide credit to each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Company Benefit Plans during the relevant plan year, up to and including the Effective Time.

(e) Nothing in this Section 5.11, whether express or implied, shall confer upon any current or former employee of the Company or any of its Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.11. No provision of this Section 5.11 is intended to modify, amend or create any employee benefit plan of the Company, Parent or any of their respective Subsidiaries or Affiliates.

Section 5.12.  Financing.

(a) Parent and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter, including (i) maintaining in effect the Equity Commitment Letter, (ii) using their reasonable best efforts to satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Commitment Letter that are within their control and (iii) subject to the conditions set forth therein to consummate the financing contemplated by the Equity Commitment Letter on the terms and conditions set forth therein.

(b) The Company shall provide all cooperation reasonably requested by Parent in its efforts to obtain debt financing in connection with the transactions contemplated by this Agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Without limiting the generality of the preceding sentence, prior to the Closing, the Company shall, and shall cause its officers, Subsidiaries and other Representatives to (i) when requested by Parent, participate on a timely basis in a reasonable number of meetings during normal business hours with potential providers of debt financing to Parent, a reasonable number of due diligence sessions during normal business hours and a reasonable number of sessions with rating agencies during normal business hours and provide direct contact between executives of the Company and the Company’s other Representatives and potential providers of the debt financing to Parent during normal business hours, (ii) furnish Parent and potential providers of debt financing to Parent with unaudited monthly financial statements of the Company and its Subsidiaries when requested in writing when available, (iii) assist Parent with the preparation of bank information memoranda, lender presentations, rating agency presentations and similar documents and materials as may be reasonably requested by Parent, and (iv) use commercially reasonable efforts to obtain such consents and instruments which may be reasonably requested by Parent in connection with the debt financing, including customary payoff letters, Lien releases, and landlord consents and access agreements, and use commercially reasonable efforts to facilitate the pledging of collateral, including cooperating in obtaining appraisals, financial analyses, surveys, environmental assessments, third party consents and estoppels, mortgage financeability and title insurance; provided, that the Company shall not be required to pay any costs of any appraisals, surveys or environmental assessments or any commitment or similar fee in connection with such financing prior to the Effective Time; and provided further that the Company’s failure to obtain any of the foregoing, after using commercially reasonable efforts to do so, shall not constitute a breach of this Section 5.12(b) nor a failure to satisfy the conditions to closing set forth in Section 6.2(b). The Company hereby consents to the use of its logo in connection with the potential debt financing described in this Section 5.12, provided that its logo is used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries, or the reputation and good will of the Company and its Subsidiaries. Parent and Merger Sub each acknowledge and agree that the obtaining of any debt financing in connection with the transactions contemplated by this Agreement is not a condition to the Closing. All non-public information provided by the Company or any of its Subsidiaries or their Representatives in accordance with this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) In the event this Agreement is terminated pursuant to Section 7.1, Parent agrees to promptly (and in any event within two (2) Business Days), upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in complying with this Section 5.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with or arrangement of any such debt financing and any information used in connection herewith, except with respect to any information prepared or provided by the Company or any of its Subsidiaries.

Section 5.13.  Stockholder Litigation.  The Company shall give Parent prompt (and in any event within 24 hours) notice of, and copies of any documents filed or served in, any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby. The Company shall give Parent and its Representatives the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement and the transactions contemplated hereby and no such settlement shall be agreed to without Parent’s prior written consent such consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Merger and this Agreement shall have been approved and adopted by the Company Requisite Stockholder Vote at a Company Stockholders Meeting where a quorum is present in accordance with applicable Law.

(b) Legality.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, and no Governmental Entity shall have initiated proceedings seeking to prevent, prohibit or impose adverse conditions with respect to the Merger.

(c) HSR Act.  The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2.  Additional Conditions to Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties (i) set forth in Section 3.7(a) shall be true and correct in all respects, (ii) set forth in Sections 3.1 (first sentence only), 3.2(a), 3.2(b), Section 3.3, 3.4(a)(i), 3.8 and 3.21 disregarding all qualifications therein (or in defined terms used therein) relating to materiality or the term Material Adverse Effect on the Company, shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties relate to a specific date, in which case the representation and warranty shall be true and correct as of such specified date) and (iii) set forth in Article 3 hereof (other than the Sections of Article 3 described in clause (i) or (ii) above), disregarding all qualifications contained therein (or in defined terms used therein) relating to materiality or the term Material Adverse Effect on the Company, shall be shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time (except to the extent such representations and warranties relate to a specific date, in which case the representation shall be true and correct as of such specified date), except, in the case of this clause (iii) only, to the extent the failure of any such representation and warranty to be true and correct would not reasonably be expected to have (taken together with all other breaches or violations of representations, warranties, covenants and agreements of the Company hereunder), individually or in the aggregate, a Material Adverse Effect on the Company. Solely for the purposes of clause (ii) above, if one or more inaccuracies in Section 3.2(a) or 3.2(b) would cause the aggregate amount required to be paid by Parent to effectuate the Merger or refinance the Company’s Indebtedness and consummate the related transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, including pursuant to Section 1.9 or Article 2 to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (iii) of this Section 6.2(a).

(b) Covenants.  The Company shall have performed in all material respects its obligations and complied in all material respects with its covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect on the Company.  Since the date of this Agreement, there shall not have occurred any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Officer’s Certificate.  The Company shall have delivered to Parent a certification of the Chief Executive Officer or the Chief Financial Officer of the Company certifying that each of the conditions specified in Sections 6.2(a), (b) and (c) is satisfied in all respects.

Section 6.3.  Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects (disregarding all qualifications therein (or in defined terms used therein) relating to materiality or the defined term Material Adverse Effect on Parent) at and as of the Effective Time as if made at and as of the Effective Time (except to the extent they relate to a specific date, in which case the representation shall be true and correct as of such specified date) except to the extent the failure of any such representation and warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Covenants.  Parent and Merger Sub shall have performed in all material respects their obligations and complied in all material respects with their covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certification of the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time and, except as provided in Section 7.1(h) below, whether before or after receipt of the Company Requisite Stockholder Vote:

(a) By mutual written consent of the Company and Parent;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or prior to 5:00 p.m. (Boston, Massachusetts time) on September 15, 2010, or such other date as Parent and the Company may agree in writing (the “Termination Date”);

provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have been a proximate cause of the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Parent or the Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, or (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining or enjoining or otherwise prohibiting the consummation of the Merger on the terms contemplated hereby, and such Order has become final and non-appealable; in each case having the effect of causing the condition Section 6.1(b) to not be satisfied; provided, however that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of this Agreement shall have been a proximate cause of the imposition of such legal restraint;

(d) By either Parent or the Company, if the Company Requisite Stockholder Vote shall not have been obtained by reason of the failure to obtain such required vote at a Company Stockholders Meeting at which a vote on such approval was taken (provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company has breached in any material respect any of its obligations under Sections 5.2 or 5.5 and such breach shall have been a proximate cause of the failure to obtain the Company Requisite Stockholder Vote);

(e) By Parent (unless Parent is then in material breach of its obligations, covenants or agreements, or its representations and warranties under this Agreement that would result in the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) not being satisfied), if all of the following shall have occurred: (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by the Company prior to the Termination Date, the Company shall not have cured such breach or failure to perform within twenty (20) Business Days after receipt of written notice thereof (but no later than the Termination Date);

(f) By the Company (unless the Company is then in material breach of its obligations, covenants or agreements, or its representations and warranties under this Agreement, that would result in the conditions to Closing set forth in Section 6.2(a) or 6.2(b) not being satisfied), if all of the following shall have occurred: (i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Merger under Section 6.3(a) or 6.3(b) and (iii) such breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent or Merger Sub prior to the Termination Date, Parent or Merger Sub shall not have cured such breach or failure to perform within twenty (20) Business Days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Parent, if (i) the Company’s Board of Directors or a special committee thereof shall have effected a Change in Company Recommendation (or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement, (ii) the Company’s Board of Directors or a special committee thereof shall have adopted, approved or recommended to the stockholders of the Company an Acquisition Proposal (or shall have publicly proposed to do so), whether or not permitted by the terms of this Agreement, (iii) the Company shall have entered into any letter of intent or similar document or any contract accepting an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), whether or not permitted by the terms of this Agreement, or (iv) the Company, its Board of Directors or any special committee thereof shall have publicly announced its intention to do any of the foregoing; or

(h) By the Company, prior to receipt of the Company Requisite Stockholder Vote, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal pursuant to, in accordance with and to the extent permitted by Section 5.5(f); provided however, that such termination under this Section 7.1(h) shall not be effective until the Company has paid the Termination Fee as required by Section 7.2(c).

Any party desiring to terminate this Agreement pursuant to Section 7.1(b) through 7.1(h) shall give written notice of such termination to the other parties specifying the provision hereof pursuant to which such termination is made.

Section 7.2.  Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.2(b) (last sentence only), Section 5.7, Section 5.10, Section 5.12(c), this Section 7.2, Section 7.3, Section 7.4 and Article 8, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 8.6 and Section 8.15, neither the Company nor Parent or Merger Sub shall be relieved or released from any liabilities arising out of its material breach of, or fraud in connection with, this Agreement to the extent such breach or fraud was a proximate cause of the failure of the Merger to be consummated prior to the termination of this Agreement; provided, that a party may not seek punitive or multiple damages against another party. For the avoidance of doubt, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms.

(b) If (i) Parent or the Company terminates this Agreement pursuant to Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(e), in either case, under circumstances in which the Termination Fee (as defined in Section 7.2(c)) is not then payable pursuant to Section 7.2(c), then the Company shall pay as promptly as possible (but in any event within five (5) Business Days following receipt of a reasonably detailed invoice therefor) all of the actual and reasonably documented out-of-pocket fees and expenses (including reasonable and documented legal fees and expenses and fees and expenses of accountants, financial advisors, consultants, lenders and other agents and advisors) actually incurred by Parent and its Affiliates on or prior to such termination of this Agreement in connection with the transactions contemplated hereby and the related financing transactions (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $2,000,000; provided, that (A) the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.2(b); (B) the payment by the Company of Parent Expenses pursuant to this Section 7.2(b) shall not relieve (except as provided in clause (C) of this proviso) the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.2(c); and (C) if the Company has paid the Parent Expenses under this Section 7.2(b) and is subsequently required to pay the Termination Fee under Section 7.2(c), the Termination Fee payable under Section 7.2(c) shall be reduced by the full amount of Parent Expenses previously paid by the Company under this Section 7.2(b).

(c) If (i) Parent terminates this Agreement pursuant to Section 7.1(g), (ii) the Company terminates this Agreement pursuant to Section 7.1(h) or (iii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(e) and, in the case of any such termination pursuant to Section 7.1(b), 7.1(d) or 7.1(e), (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or stockholders of the Company and (B) prior to the date that is twelve months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (in each case regardless of whether the Acquisition Proposal is the same one referred to in clause (A)), then, subject to clause (C) of the proviso contained in Section 7.2(b), the Company shall pay to Parent a termination fee equal to $4,150,000 (the “Termination Fee”), provided, however, that “Termination Fee” shall mean $3,150,000 if the Acquisition Proposal that directly results in the action or event that forms the basis for such termination is submitted by a Continuing Party or any Affiliate of a Continuing Party. The Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Parent designates (x) in the case of a termination pursuant to clause (i) above, not later than 2 Business Days following such termination, (y) in the case of termination pursuant to clause (ii) above, not later than the date of such termination and (z) in the case of clause (iii) above, not later than the date on which the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) an Acquisition Proposal. For purposes of clause (B) of item (iii) of this Section 7.2(c) only, references in the definition of “Acquisition Proposal” to “20% or more” shall be deemed to be references to “50% or more.” In no event shall payment of more than one Termination Fee be made. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 7.2(b), 7.2(d) and 8.6(g), from and after the time that this Agreement has been terminated pursuant to Section 7.1 and Parent becomes entitled to receive and has received such Termination Fee, Parent’s receipt of the Termination Fee pursuant to this Section 7.2(c) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the Merger or any of the transactions contemplated hereby to be consummated in circumstances giving rise to the obligation of the Company to pay the Termination Fee under this Section 7.2(c).

(d) Each of Parent and the Company acknowledges that the agreements contained in Sections 7.2(b) and 7.2(c) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c) then the Company shall pay to Parent all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent and its Affiliates in connection with the collection of such overdue amounts and the enforcement of its rights under Section 7.2(b) or 7.2(c), as applicable, together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by the Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made.

Section 7.3.  Amendment.  This Agreement may be amended by Parent and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Stockholder Vote is obtained; provided, however, that after the Company Requisite Stockholder Approval is obtained, this Agreement may not be amended in a manner that would require further approval by the stockholders of the Company under applicable Law, without obtaining such further stockholder approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 7.4.  Waiver.  At any time before the Effective Time, any party hereto may, subject to applicable Law, by action taken or authorized by its board of directors, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or covenants hereunder made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party. In addition, no failure or delay by any party in exercising any right under this Agreement shall operate as a waiver thereof, and no such extension or waiver shall apply to any time for performance, inaccuracy in any representation or warranty, or non-compliance with any agreement, covenant or condition, as the case may be, other than that which is specified in the signed written extension or waiver.

ARTICLE 8

MISCELLANEOUS

Section 8.1.  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that any covenant or agreement of Parent, Merger Sub or the Company that by its terms contemplates performance after the Effective Time, including, but not limited to, the agreements set forth in Section 1.9 (Company Stock Option; Company ESPP; and Other Company Equity Awards), Article 2, Section 5.6 (Indemnification; Directors and Officers Insurance), 5.11 (Employee Matters) and Article 8 shall survive the Effective Time.

Section 8.2.  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 5.2(b) (last sentence only), 5.4(b), 5.12(c), 7.2(b), 7.2(c), 7.2(d) and 8.6.

Section 8.3.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, on the day of confirmation of receipt if sent by facsimile prior to 5:00 pm Boston, Massachusetts time on any Business Day (or the first Business Day following such confirmed receipt if the date of such receipt is not a Business Day or such receipt occurs after 5:00 pm Boston, Massachusetts time on any Business Day), one Business Day after being sent for next Business Day delivery, fees prepaid, if sent via a reputable nationwide overnight courier or four Business Days after being sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Company:

National Dentex Corporation
2 Vision Drive
Natick, MA 01760
Attention: David L. Brown, Chief Executive Officer
Facsimile: (508) 907-6050

with a copy (which shall not constitute notice) to:

Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199
Attention: Donald H. Siegel, P.C.
           David M. Barbash, Esq.
Facsimile: (617) 367-2315

If to Parent or Merger Sub:

c/o GeoDigm Corporation
1630 Lake Drive West
Chanhassen, MN 55317
Attention: Andrew Hofmeister
Facsimile: (952) 556-5891

with a copy (which shall not constitute notice) to:

Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, NY 10022
Attention: Sean M. Traynor
Facsimile: (212) 893-9583

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attention: Christopher W. Rile
Facsimile: (212) 596-9090

Section 8.4.  Entire Agreement.  This Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER

REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 8.5.  Assignment; Binding Effect.  No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent or Merger Sub may assign its rights or its obligations hereunder to a direct or indirect wholly-owned Subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.6.  Governing Law; Waiver of Jury Trial; Specific Performance; Remedies; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF INSOFAR AS SUCH PRINCIPLES WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY, EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD AND INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF INSOFAR AS SUCH PRINCIPLES WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

(c) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement or the Equity Commitment Letter by them and that, in addition to all other remedies available pursuant to this Agreement, each party shall be entitled, to the fullest extent permitted by applicable Law, to seek an injunction or injunctions restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance and to seek to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter to the fullest extent permissible by applicable Laws and this right shall include the right of the Company to cause Parent and Merger Sub to seek to fully enforce the terms of the Equity Commitment Letter against the Sponsor to the fullest extent permissible pursuant to the Equity Commitment Letter and applicable Laws and to thereafter cause the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Each of the parties hereto hereby waives and agrees not to assert any defense in any action for specific performance that a remedy at law would be adequate.

(d) Notwithstanding Section 8.6(c) above, the Company hereby covenants and agrees that specific performance of this Agreement by Parent and Merger Sub and specific performance of the Equity Commitment Letter by Sponsor shall be the Company’s sole and exclusive remedies (but for the avoidance of doubt, the Company may, subject to this Section 8.6(d) and Section 8.6(e) below and Section 8(d) and Section 8(e) of the Equity Commitment Letter, plead and seek monetary damages solely as alternative relief if specific performance were to be denied) under or in connection with this Agreement, the Equity Commitment Letter, any document or instrument delivered in connection herewith or therewith, and the transactions contemplated hereby and thereby and, except as provided in Section 8.6(e) below and in Section 8(e) of the Equity Commitment Letter, that it may not seek or accept any other form of relief that might otherwise be available under or in connection with this Agreement, the Equity Commitment Letter, any document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby and thereby (including monetary damages).

(e) If a court of competent jurisdiction described in Section 8.6(f) below has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger and the obligations of Sponsor under the Equity Commitment Letter pursuant to a claim for specific performance brought by the Company against Parent, Merger Sub and Sponsor under Section 8.6(d) above and Section 8(d) of the Equity Commitment Letter, the Company shall, as an alternative remedy, be entitled to seek monetary damages. If such court has under such circumstance entered a judgment awarding damages against Parent or Merger Sub, the Company may enforce such judgment as its sole remedy; provided, that the Company covenants and agrees that it will not seek to enforce such judgment without giving effect to Section 8.15 and until ten (10) Business Days after such judgment is no longer subject to appeal or other review, and then only if Parent and Merger Sub have not within such ten (10) Business Day period irrevocably committed in writing to the Company to consummate the Merger in accordance with the terms and provisions of this Agreement and Sponsor has not within such ten (10) Business Day period irrevocably committed in writing to the Company to consummate the transactions contemplated by the Equity Commitment Letter in accordance with the terms and provisions of the Equity Commitment Letter, in each case, as promptly as practicable. Should Parent, Merger Sub and the Sponsor express such irrevocable commitments, the parties hereto will cooperate with one another to consummate the Merger as promptly as practicable and in any event within fifteen (15) Business Days of the giving of such irrevocable commitments. If the Merger is not consummated within such fifteen (15) Business Day period as the result of the failure of Parent, Merger Sub or the Sponsor to comply with such irrevocable commitments, the Company shall be entitled to enforce such judgment. The Company agrees to cause any pending proceeding to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger in accordance with this Agreement. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that the provisions of this Agreement and the Equity Commitment Letter are intended to and shall allow the Company only a single recovery against Parent, Merger Sub and the Sponsor, which recovery under no circumstances shall exceed, in the aggregate, the Parent Liability Limitation.

(f) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Equity Commitment Letter, or the transactions contemplated hereby or thereby shall be exclusively brought, heard and decided in the Delaware Court of Chancery (or (i) if, but only if, the Delaware Court of Chancery has declined to accept jurisdiction over such suit, action or proceeding, the United States District Court for the District of Delaware or (ii) if, but only if, the Chancery Court and the United States District Court for the District of Delaware each declined to accept jurisdiction over such suit, action or proceeding, the United States District Court for the District of Massachusetts, or (iii) if, but only if, such Chancery Court, and each such United States District Court have declined to accept jurisdiction over such suit, action or proceeding, the Business Litigation Session of the Massachusetts Superior Court located in Boston, Massachusetts), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; provided, that any party may institute a suit, action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an Order of one of the above-named courts, and further provided, that in the event that, and for so long as, the Delaware Court of Chancery does not decline to accept jurisdiction over a particular suit, action or proceeding, the parties hereto waive any right that they may have to remove such suit, action or proceeding to a federal court, under 28 U.S.C. Section 1441 or otherwise. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, consistent with applicable Law. Without limiting the foregoing, each party agrees that service of process on such party by personal delivery or by overnight courier as provided in Section 8.3 shall be deemed effective service of process on such party. The parties further agree that each will jointly request or consent to a motion brought by another party that any such suit, action or proceeding brought pursuant to Section 8.6(d) hereof (or appeal therefrom) be heard and decided in an expedited manner as may be permitted by the rules of the court in which such suit, action or proceeding is pending.

(g) If any party commences any suit, action or proceeding pursuant to this Agreement, in addition to any amounts that may be owed pursuant to this Agreement, the prevailing party (as determined by the court) shall recover its costs and expenses reasonably incurred in connection therewith, including reasonable fees and expenses of attorneys and experts.

Section 8.7.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.8.  Third Party Beneficiaries.  Except for (i) (A) the rights of the Company’s stockholders to receive the Merger Consideration pursuant to and in accordance with Article 2, (B) the rights of the holders of the Company Restricted Shares, Company Stock Options and Company RSUs, and participants in the Company ESPP to receive the amounts described in Section 1.9 and (C) the rights of the Indemnified Persons under Section 5.6 and (ii) the rights of the Parent Parties under Section 8.15, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, agreements and covenants set forth herein are solely for the benefit of the other parties hereto, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries described in clause (i) of the first sentence of this Section 8.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto and their successors and permitted assigns. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9.  Disclosure Schedule.

(a) The disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and the disclosure schedules delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered Sections and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall apply to the correspondingly numbered Section and lettered subsection of this Agreement and to each other numbered Section(s) or lettered subsection(s) of the Agreement to the extent it is readily apparent on the face of each disclosure that such disclosure is responsive to such other Section(s) or subsection(s).

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

Section 8.10.  Counterparts.  This Agreement may be executed by facsimile or electronic transmission in pdf format and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.11.  Headings.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12.  Interpretation.  Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires, and in each case as amended or otherwise modified from time to time. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the phrase “made available” is used in this Agreement, such phrase shall mean made available, provided access to or otherwise disclosed in writing prior to 8:30 pm on April 2, 2010.

Section 8.13.  No Presumption.  With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 8.14.  Undertaking by Parent.  Parent shall cause Merger Sub to perform when due all of Merger Sub’s obligations under this Agreement.

Section 8.15.  Limitation of Liability.  Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub under or in connection with this Agreement and the transactions contemplated hereby shall be limited to $139,000,000 (the “Parent Liability Limitation”) and in no event shall the Company seek multiple or punitive damages against Parent or Merger Sub, or any recovery, judgment or damages or any kind against Parent or Merger Sub in excess of the Parent Liability Limitation. The Company acknowledges, covenants and agrees that it has and shall have no right of recovery against, and no liability shall attach to, including in each case with respect to any actual or claimed loss or damages of any kind of the Company and its Subsidiaries, Affiliates, Representatives or stockholders or any other Person claiming by, through or for the benefit of the Company (“Company Damages”), any of the Parent Parties (as defined below) (other than the Company’s right to recover against Parent and Merger Sub to the extent provided in this Agreement or against the Sponsor to the extent provided in the Equity Commitment Letter), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise. Specific performance of the Sponsor’s obligations to the Company under the Equity Commitment Letter shall (subject to the Company’s right to receive damages pursuant to the terms, conditions and limitations of Section 8(e) of the Equity Commitment Letter) be the sole and exclusive remedy of the Company and its Subsidiaries, Affiliates, Representatives and stockholders, and any other Person claiming by, through or for the benefit of the Company, against the Sponsor and any other Parent Party (other than Parent and Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Equity Commitment Letter, any document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby, including any claim for Company Damages. For purposes hereof, “Parent Parties” shall mean, collectively, Parent, Merger Sub, the Sponsor, any debt financing sources of Parent, and any and all of their respective former, current or future, direct or indirect directors, officers, employees, agents, equity holders or investors (whether such investor or holder is a limited or general partner, member, stockholder or otherwise), controlling persons, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees, any former, current or future directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, successors or assigns of any of the foregoing.

Section 8.16.  Definitions.  For purposes of this Agreement,

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement substantially in the form approved by the Board of Directors of the Company or a special committee thereof; provided, that such Acceptable Confidentiality Agreement shall contain (i) standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and at least as long in duration as those set forth in the Confidentiality Agreement, and (ii) provisions concerning the confidentiality of non-public information no less favorable to the Company than those contained in the Confidentiality Agreement.

(b) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or groups of Persons other than Parent or Merger Sub or any of their respective Affiliates (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to: (i) any direct or indirect acquisition or purchase of a business or assets of the Company or any of its Subsidiaries that constitute 20% or more of the consolidated revenues, net income or assets of the Company or of 20% or more of any class of equity securities of the Company or any of its Subsidiaries (whether by merger, reorganization, share exchange, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or other form of transaction or series of related transactions); (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company; and (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or other form of transaction (or series of related transactions) involving the Company or any of its Subsidiaries pursuant to which any Person or the stockholders of any such Person would own 20% or more of any class of equity securities of the Company or any successor entity.

(c) “Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d) “Business Day” means any day on which banks are not required or authorized to close in the City of Boston, Massachusetts or New York, New York.

(e) “Company Equity Awards” means the RSUs and the Company Stock Options.

(f) “Company Stock Plans” means the 1992 Long Term Incentive Plan, the Amended and Restated 2001 Stock Plan and the Employees Stock Purchase Plan, each as amended.

(g) “Contracts” means any written or binding oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other legally binding instrument or arrangement.

(h) “Environmental Claim” means a notice from any Person (i) that the Company or its Subsidiaries has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA or any comparable State law with respect to a site listed or proposed to be listed on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list; or (ii) that Hazardous

Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted, is in the process of conducting or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Laws.

(i) “Environmental Laws” means any federal, state or local law, the purpose of which is the protection of the environment, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended, 42 U.S.C. 9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. 6901 et seq., the Federal Hazardous Material Transportation Act, the Federal Clean Air Act, and the Federal Water Pollution Control Act.

(j) “Environmental Permits” means permits that are required by Environmental Laws for the operation of the Company as currently conducted.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any entity required to be aggregated with the Company under section 414(b), (c), (m), or (o) of the Code.

(m) “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other liabilities of such partnership or venture.

(n) “Hazardous Substance” means: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any applicable Law.

(o) “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (without duplication): (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances or (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements.

(p) “Intervening Event” means a material event on or relating to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole that was not known to the Board of Directors or senior management of the Company on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board of Directors or senior management of the Company as of the date hereof), which event, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Requisite Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and

(ii) in no event shall the Company meeting or exceeding any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or profits for any period constitute an Intervening Event.

(q) “knowledge” or “known” means, with respect to the Company, the actual conscious awareness of one or more of the individuals set forth on Section 8.16(q) of the Company Disclosure Schedule and, with respect to Parent, the actual conscious awareness of one or more of the individuals set forth on Section 8.16(q) of the Parent Disclosure Schedule.

(r) “Lien” means a lien, pledge, charge, easement, covenant, restriction or other similar matter affecting title, encumbrance or other security interest of any nature whatsoever.

(s) “Material Adverse Effect on Parent” means any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate, prevents, materially delays or materially affects, or would reasonably be expected to prevent, materially delay or materially affect, the ability of Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that, a “Material Adverse Effect on Parent” shall not be deemed to mean or include any such change, effect, condition, factor or circumstance to the extent arising as a result of the pendency and/or investigation of the Merger by a Governmental Entity.

(t) “Material Adverse Effect on the Company” means any effect, change, event, occurrence, circumstance or development that (i) has, or would be reasonably expected to have, a material adverse effect on the business, results of operations, properties or financial condition of the Company and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially affects, or would reasonably be expected to prevent, materially delay or materially affect, the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that, a “Material Adverse Effect on the Company” shall not be deemed to mean or include any such change, effect, condition, factor, circumstance or development to the extent arising as a result of: (i) general changes, factors or developments in the industries in which the Company and its Subsidiaries operate, except, in each case, to the extent those changes, factors or developments that disproportionately impact (relative to similarly situated businesses) the business, results of operations, properties or financial condition of the Company and its Subsidiaries taken as a whole; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities, except to the extent any of the same materially disproportionately impacts the Company as compared to other companies in the industry in which the Company and its Subsidiaries operate; (iii) changes, after the date of this Agreement, in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iv) any act or omission by the Company or any of its Subsidiaries taken with the prior written consent of Parent in contemplation of the Merger; (v) costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (vi) a change to the United States economy in general or global economic conditions that do not disproportionately affect the Company and its Subsidiaries as compared to other similarly situated companies in the Company’s industry; (vii) the announcement, of this Agreement or the Merger, including the identity of Sponsor, Parent, and Merger Sub, the execution, delivery or performance of this Agreement, including, without limitation in any such case, the impact thereof on relationships with customers, employees or suppliers to the extent caused by such announcement, execution or performance (in each case, other than as relates to any breach of any representation or warranty contained in Section 3.4 or any other representations and warranties relating to required notices, waivers, consents or approvals arising from or relating to a change in ownership or control of the Company or any of its Subsidiaries, the consummation of the Merger and other transactions contemplated hereby or the execution, delivery or performance of this Agreement); (viii) any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of this Agreement and prior to the Closing (provided, that the underlying causes of such failure or changes shall not be excluded, unless excluded by another clause of this proviso); (ix) a decline in the stock price of the Company Common Stock on The NASDAQ Global Market or the delisting of the Company Common Stock from the NASDAQ Global Market (provided, that the underlying causes of such decline or delisting shall not be excluded, unless excluded by another clause of this proviso); or (x) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism in each case, occurring after the date hereof.

(u) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(v) “Permitted Liens” shall mean (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements contained in the Company SEC Reports, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business and which are not delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements contained in the Company SEC Reports, (c) with respect to property other than Owned Property or Leased Property, such other liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection and (d) with respect to any parcel of Owned Property or Leased Property, (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (y) are not material in character, amount or extent in relation to the applicable Owned Property or Leased Property and (z) do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable Owned Property or Leased Property or otherwise materially impair the present or contemplated business operations at such location by the Company or any Subsidiary thereof and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Owned Property or Leased Property, which are not violated by the current use and operation of such Owned Property or Leased Property.

(w) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(x) “Representatives” means with respect to any Person, that Person’s officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives.

(y) “Subsidiaries” of any Person means any corporation or other form of legal entity with respect to which such Person owns or controls, directly or indirectly through one or more of its Subsidiaries, an amount of the outstanding voting securities that is sufficient to elect at least a majority of its board of directors or other governing body or the right to receive 50% or more of the residual net assets of such entity available for distributions to the holders of outstanding equity interests upon a liquidation or dissolution of such entity.

(z) “Superior Proposal” means a bona fide written Acquisition Proposal made by any Person or group of Persons other than Parent or Merger Sub or any of their respective Affiliates that the Board of Directors of the Company or a special committee of the Board of Directors formed to evaluate such Acquisition Proposal determines in good faith, after consultation with its financial advisor and outside legal counsel, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Parent for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(f)), after taking into account all relevant factors, including all legal, financial (including, the certainty of any financing commitment therefor relative to the commitment set forth in the Equity Commitment Letter), regulatory and other aspects of such proposal, and is reasonably likely to be consummated on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(aa) “Tax Return” means a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(bb) “Taxes” means (i) all taxes, charges, fees, levies, or other assessments, of any kind whatsoever, imposed by any Governmental Entity, including income, excise, real property, personal property, sales, use, transfer, escheat, franchise, capital stock, license, payroll, withholding, social security, unemployment, disability, estimated, value added, alternative or add-on minimum or other taxes, including any interest and penalties (civil or criminal) on or additions thereto, whether disputed or not, and (ii) any liability for the payment of the amounts specified in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or a result of transferee or successor liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement or otherwise.

[The next page is the signature page.]

The parties hereto have executed this Agreement and Plan of Merger under seal as of the date first written above.

GDC HOLDINGS, INC.

By:	/s/ Andrew Hofmeister
Name:     Andrew Hofmeister

Title:	President and Chief Executive Officer

ROYAL ACQUISITION CORP.

By:	/s/ Andrew Hofmeister
Name:     Andrew Hofmeister

Title:	President and Chief Executive Officer

NATIONAL DENTEX CORPORATION

By:	/s/ David L. Brown
Name:     David L. Brown

Title:	Chairman and Chief Executive Officer

Annex B

FAIRNESS OPINION OF SIGNAL HILL CAPITAL GROUP LLC

April 2, 2010
Board of Directors
National Dentex Corporation
2 Vision Drive
Natick, MA 01760

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of National Dentex Corporation (the “Company”), of the $17.00 per Share in cash to be received by such holders (the “Merger Consideration”) pursuant to the Agreement and Plan of Merger dated as of April 2, 2010 (the “Merger Agreement”) among GDC Holdings, Inc. (the “Parent”), Royal Acquisition Corp., an indirect wholly owned subsidiary of Parent and a wholly owned subsidiary of GeoDigm Corporation (“Merger Sub”), and the Company, as result of which the Merger Sub will be merged with and into the Company (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with this opinion, we have reviewed certain publicly available financial and other information concerning the Company and the Parent and certain internal analyses and other information furnished to us by the Company. We have also reviewed projected non-public financial and operating data related to the Company as prepared by management and held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of a draft of the Merger Agreement dated April 2, 2010, and (v) performed such other studies and analyses and considered such other factors as we considered appropriate.

We have relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. With respect to the financial forecasts and projections made available to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have not conducted a physical inspection of any of the properties or assets of the Company, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. We have not independently verified the information supplied to us by the Company or its representatives. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

For the purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of the Company, the Parent, and the Merger Sub contained in the Merger Agreement are true and correct, the Company, the Parent, and the Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, the Parent, and the Merger Sub to consummate the Merger will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or the Parent is a party or is subject or by which it is bound, no limitations, restrictions, or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or the Parent or materially reduce the contemplated benefits to the Company of the Merger. We have also assumed that the final form of the Merger Agreement will not differ in any material respects from the draft of the Merger Agreement, dated April 2, 2010, reviewed by us.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any parties. In formulating our opinion, we have considered only the Merger Consideration for the Company’s Shares as is described above. We have not considered, and this opinion does not address any compensation or other such payments that may be made in the connection with, or as a result of, the Merger to the Company’s officers, directors, employees, or others in connection with the Merger. The delivery of this opinion has been approved by our Fairness Opinion Committee.

This opinion is provided at the request and for the information of the Board of Directors of the Company. This opinion may not be quoted or referred to or used for any other purpose without prior written consent, except that this opinion may be disclosed in and filed with the proxy statement used in connection with the Merger provided that this opinion is quoted in full in any such proxy statement. This opinion may be provided to Parent in accordance with Section 3.21 of the Merger Agreement. This opinion is limited to the fairness from a financial point of view of the Merger Consideration to holders of the Shares. We express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion is not a recommendation to the holders of the Shares to approve the Merger. Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of April 2, 2010 and any material change in such circumstances and conditions, or subsequent developments, would require a revaluation of this opinion. We do not have any obligation to update, revise, or reaffirm this opinion.

We will be paid a fee for our services in connection with the Merger. Our fee is not contingent on completion of the Merger. Except for our engagement by the Company in connection with rendering this opinion, we have not previously been engaged by the Company and no prior material relationship has existed between us and the Company or any party to the Merger Agreement that is the subject of this opinion.

We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completion of assessments by the Company and its advisors as to such matters.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Signal Hill Capital Group LLC

SIGNAL HILL CAPITAL GROUP LLC

Annex C

APPRAISAL RIGHTS PROCEDURES RELATING TO NATIONAL DENTEX’S COMMON STOCK

GENERAL LAWS OF MASSACHUSETTS

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Chapter 156D: Section 13.01. Definitions

Section 13.01.  Definitions

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Chapter 156D:  Section 13.02. Right to appraisal

Section 13.02.  Right to Appraisal

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Chapter 156D: Section 13.03. Assertion of rights by nominees and beneficial owners

Section 13.03.  Assertion of Rights by Nominees and Beneficial Owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Chapter 156D: Section 13.20. Notice of appraisal rights

Section 13.20.  Notice of Appraisal Rights

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Chapter 156D: Section 13.21. Notice of intent to demand payment

Section 13. Section 13.21.  Notice of Intent to Demand Payment

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Chapter 156D: Section 13.22. Appraisal notice and form

Section 13.22.  Appraisal Notice and Form

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Chapter 156D: Section 13.23. Perfection of rights; right to withdraw

Section 13.23.  Perfection of Rights; Right to Withdraw

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Chapter 156D: Section 13.24. Payment

Section 13.24.  Payment

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Chapter 156D: Section 13.25. After-acquired shares

Section 13.25.  After-Acquired Shares

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Chapter 156D: Section 13.26. Procedure if shareholder dissatisfied with payment or offer

Section 13.26.  Procedure if Shareholder Dissatisfied with Payment or Offer

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Chapter 156D: Section 13.30. Court action

Section 13.30.  Court Action

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Chapter 156D: Section 13.31. Court costs and counsel fees

Section 13.31.  Court Costs and Counsel Fees

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NATIONAL DENTEX CORPORATION
PROXY FOR THE SPECIAL MEETING
OF SHAREHOLDERS ON [•], 2010
THIS PROXY IS BEING SOLICITED BY
THE BOARD OF DIRECTORS
                             The undersigned, having received the Notice of Special Meeting of Shareholders and Proxy Statement of National Dentex Corporation (the “Company”), hereby appoint(s) David V. Harkins, David L. Brown, and Richard F. Becker, Jr. or any one of them, proxies for the undersigned, with full power of substitution in each of them, to represent the undersigned at the Special Meeting of Shareholders of the Company to be held at Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, 33rd Floor, Boston, Massachusetts, 02199 at [•] on [•], 2010 and at any adjournment or postponement thereof, and thereat, to vote and act in regard to all matters which may properly come before said meeting upon and in respect of all shares of common stock of the Company upon or in respect of which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated hereon.

Please be sure to date and sign this proxy card in the box below.	Date

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		For	Against	Abstain
1.	The adoption and approval of the Agreement and Plan of Merger, dated as of April 2, 2010, among GDC Holdings, Inc., a Delaware corporation (“Parent”), Royal Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and National Dentex Corporation, pursuant to which National Dentex Corporation and Merger Sub will merge (the “Merger”), and the transactions contemplated thereby, including the Merger.	☐	☐	☐

		For	Against	Abstain
2.	The approval of the adjournment of the Special Meeting, if necessary, to permit National Dentex Corporation to solicit additional proxies if there are insufficient votes or to adopt and approve the Agreement and Plan of Merger.	☐	☐	☐

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Please check the box at right if you plan to attend the meeting on [•], 2010.				☐

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

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NATIONAL DENTEX CORPORATION

The above signed hereby confer(s) upon said proxies, and each of them, discretionary authority to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.
Attendance of the above signed at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the above signed shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the above signed hereon, this proxy will be deemed signed by the above signed in that capacity.
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